Form 10-K, Exhibit 13
period 1996-12-31
NATIONAL STEEL CORP
filed 1997-03-19
CIK 70578

                                                                      EXHIBIT 13





National Steel Corporation
Financial Report
--------------------------------------------------------------------------------
Five Year Selected Financial and
 Operating Information............................  16

Management's Discussion and Analysis..............  17

Statements of Consolidated Income.................  22

Consolidated Balance Sheets.......................  23

Statements of Consolidated Cash Flows.............  24

Statements of Changes in Consolidated
 Stockholders' Equity and
 Redeemable Preferred Stock--Series B.............  25

Notes to Consolidated Financial Statements........  26

Report of Ernst & Young LLP Independent Auditors..  40

Management's Responsibility
 for Financial Statements.........................  40

--------------------------------------------------------------------------------

FIVE YEAR SELECTED FINANCIAL AND OPERATING INFORMATION
Dollars in Millions, Except Per Share Data

----------------------------------------------------------------------------------------------------------
                                                                       Year Ended December 31,
                                                            1996      1995      1994      1993      1992
----------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
  Net sales                                                $ 2,955   $ 2,954   $ 2,700   $ 2,419   $ 2,373
  Cost of products sold                                      2,619     2,528     2,354     2,254     2,107
  Depreciation, depletion and amortization                     144       145       142       137       115
----------------------------------------------------------------------------------------------------------
  Gross profit                                                 191       281       204        27       152
  Selling, general and administrative                          139       154       138       137       133
  Unusual charges (credits)                                     --         5       (25)      111        37
  Income (loss) from operations                                 61       131        97      (218)      (12)
  Financing costs (net)                                         36        39        56        62        62
  Income (loss) before income taxes, extraordinary
    items and cumulative effect of accounting changes           29        92       152      (280)      (75)
  Extraordinary items                                           --         5        --        --       (50)
  Cumulative effect of accounting changes                       --        --        --       (16)       76
  Net income (loss) applicable to common stock                  34       100       157      (272)      (66)
  Per share data applicable to common stock:
    Income (loss) before extraordinary items
      and cumulative effect of accounting changes              .78      2.21      4.33     (7.55)    (3.61)
  Net income (loss)                                            .78      2.34      4.33     (8.04)    (2.58)
  Cash dividends                                                --        --        --        --        --
----------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
  Cash and cash equivalents                                    109       128       162         5        55
  Working capital                                              251       224       225        27        74
  Net property, plant and equipment                          1,456     1,469     1,394     1,399     1,395
  Total assets                                               2,547     2,668     2,499     2,304     2,189
  Current maturities of long term obligations                   38        36        36        28        33
  Long term obligations                                        470       502       671       674       662
  Redeemable Preferred Stock--Series B                          64        65        67        68       138
  Stockholders' equity                                         592       557       354       190       327
----------------------------------------------------------------------------------------------------------
OTHER DATA
  Shipments (net tons, in thousands)                         5,895     5,564     5,208     5,005     4,974
  Raw steel production (net tons, in thousands)              6,557     6,081     5,763     5,551     5,380
  Effective capacity utilization                              93.7%     96.5%     96.1%    100.0%    100.5%
  Number of employees (year end)                             9,579     9,474     9,711    10,069    10,299
  Capital investments                                      $   129   $   215   $   138   $   161   $   284
  Total debt and redeemable preferred stock as
    a percent of total capitalization                         49.1%     52.0%     68.6%     80.2%     71.8%
  Common shares outstanding at year end (in thousands)      43,288    43,288    36,376    36,361    25,500
----------------------------------------------------------------------------------------------------------

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  ------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS--COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

Net Sales

Net sales for 1996 and 1995 for National Steel Corporation (the "Company") each totaled $ 3.0 billion. Despite an increase in volume, net sales remained essentially unchanged primarily as a result of a decline in average selling prices sustained earlier in the year, as well as lower outside pellet sales. Steel shipments for 1996 were a rec-ord 5,895,000 tons, representing a 5.9% increase compared to the 5,564,000 tons shipped in 1995. Productivity improvements as well as additional capacity provided by the new Triple G coating line at the Granite City Division contributed to this increase.

Cost of Products Sold

The Company's cost of products sold totaled $2.6 billion in 1996, an increase of $91.9 million, or 3.6%, compared to 1995. Some of the major factors contributing to this increase include the 331,000 net ton increase in steel shipments, unplanned blast furnace and kiln outages at the Granite City Division and National Steel Pellet Company, respectively, as well as a shift in product mix to more costly but higher value-added products. Higher natural gas prices due to extreme cold weather earlier in the year also increased costs. These increases were partially offset by a reduction in costs associated with the decline in outside pellet sales, along with the Company's cost reduction programs.

Raw steel production increased to 6,557,000 tons in 1996, a 7.8% increase from the 6,081,000 tons produced in 1995.

Selling, General and Administrative Expense

Selling, general and administrative expense of $138.6 million in 1996 represents a $15.1 million decrease compared to 1995. This decrease is a result of the favorable settlement of a lawsuit earlier in the year, along with a reduction in the level of spending for professional services.

Financing Costs

Net financing costs of $36.2 million in 1996 represents a $3.0 million decrease compared to net financing costs of $39.2 million for 1995. This decrease is a result of the prepayment of $133.3 million of debt in August 1995, offset by a reduction in interest income as a result of lower average cash balances.

Income Taxes

During 1996 and 1995, the Company recognized income tax credits and additional deferred tax assets of $21.6 million and $28.6 million, respectively, based upon future projections of income. In 1996 and 1995, these credits were offset by $5.2 million and $8.6 million of federal income tax expense and $.7 million and $6.4 million of state income tax expense, respectively.

The Company's effective tax rate was lower than the federal statutory rate primarily because of the continued utilization of available operating loss carryforwards. As such, the Company's effective alternative minimum tax rate was 18.0% and 4.0% for 1996 and 1995, respectively.

Settlement of Legal Proceedings

During the third quarter of 1996, the Company settled two disputes that resulted in aggregate gains totaling $11.2 million.

On September 12, 1996, following the closing of the settlement agreement between the Company and Bakers Port, Inc., the Company sold 213 acres out of a total of 2,338 acres of land received in connection with this settlement. The sale generated a net gain of $3.7 million, which was recorded as other income.

On August 15, 1996, the Company finalized the settlement agreement with the Pension Benefit Guaranty Corporation (the "PBGC") relating to the Donner-Hanna Joint Venture pension plans. As a part of the settlement, the Company paid $8.5 million to the PBGC. Since the Company had estimated and accrued $16.0 million for this liability, a gain of $7.5 million was recorded in connection with this settlement. This gain reduced cost of goods sold during the third quarter of 1996.

                                                                     Plan
                                                                     Pace
                                                                     Performance
                                                                     Pride
                                                                     -----------

Subsequent Event

On January 31, 1997, the Company entered into a definitive agreement with North Limited ("North") and Bethlehem Steel Corporation ("BSC"), pursuant to which the Company and BSC will sell to North their respective minority equity interests in the Iron Ore Company of Canada ("IOC"). The Company, which owns 21.73% of IOC, will receive approximately $85 million in proceeds in exchange for its shares and realize an after-tax gain of approximately $25 million. The Company expects to record the gain during the first quarter of 1997 at the time of the closing of the transaction.

Change in Pension Measurement Date and Discount Rate and Increase in Minimum Contributions

During the third quarter of 1996, the Company changed the measurement date for pensions and other postretirement benefit obligations ("OPEB") from December 31 to September 30 in order to provide for more timely information. The change in measurement date had no effect on 1996 expense and had an immaterial impact on the funded status of the plans at December 31, 1996.

As a result of recent federal legislation, the Company expects minimum pension plan contributions to increase from $38.3 million in 1996 to approximately $93.0 million in 1997.

As a result of the increase in long term interest rates in the United States, at September 30, 1996, the Company increased the discount rate used to calculate the actuarial present value of its accumulated benefit obligation for pensions and OPEB by 75 basis points to 8.0%, from the rate used at December 31, 1995. The effect of these changes did not impact 1996 expense. However, the increase in the discount rate used to calculate the pension obligation decreased the minimum pension liability recorded on the Company's balance sheet from $108.8 million to $14.4 million at September 30, 1996, and at the same time resulted in a $1.8 million increase to stockholders' equity.

Adoption of New Accounting Pronouncements

During the first quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. The adoption of SFAS 121 did not have an impact on the Company's financial statements.

The Company also adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation" during the first quarter of 1996. SFAS 123 requires the Company to either adopt a fair value based method of expense recognition for all stock compensation based awards, or provide pro forma net income and earnings per share ("EPS") information as if the recognition and measurement provisions of SFAS 123 had been adopted. The Company decided to account for its stock based compensation awards following the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). APB 25 requires compensation expense to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant. The Company's stock based awards consist of stock options with an exercise price equal to market price on the date of grant. As such, the Company has not recorded compensation expense in connection with these awards. In addition, the effect of applying the SFAS 123 fair value method to the Company's stock-based awards results in net income and EPS that are not materially different from amounts reported.

Labor Negotiations

In 1993, the Company and the United Steelworkers of America ("USWA") negotiated a six year labor agreement continuing through July 1999, with a reopener provision in 1996 for specified payroll items and employee benefits. Pursuant to the terms of the reopener, if the parties could not reach a settlement, they were to submit final offers to an arbitrator who would, after a hearing, consider the information and determine an award. On October 30, 1996, the arbitrator handed down an award regarding the arbitration of the reopener. The arbitrator's award is comparable to the industry pattern for payroll and benefit items under collective bargaining agreements between the USWA and other integrated steel producers. Pursuant to the award, employees represented by the USWA received an immediate wage increase of fifty cents per hour retroactive to August 1, 1996, with increases of twenty five cents per hour on August 1, 1997 and 1998. In addition, $500 lump sum bonuses will be paid to each employee represented by the USWA on May 1, 1998 and 1999.

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT

The Company estimates that these items, along with certain other provisions in the agreement, will increase employee related expenses by approximately $7 million, $15 million and $18 million for 1997, 1998 and 1999, respectively. The Company's 1996 labor costs increased by approximately $4 million as a result of the arbitrator's award.


RESULTS OF OPERATIONS--COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND 1994

Net Sales

Net sales for 1995 totaled $3.0 billion, a 9.4% increase compared to 1994. This increase was attributable to an increase in volume as well as an increase in realized selling prices. Steel shipments for 1995 were 5,564,000 tons, representing a 6.8% increase compared to the 5,208,000 tons shipped in 1994. Raw steel production increased to 6,081,000 tons, a 5.5% increase from the 5,763,000 tons produced in 1994.

Cost of Products Sold

Cost of products sold as a percentage of sales declined from 87.2% in 1994 to 85.6% in 1995. This improvement was the result of an increased level of shipments, higher average selling prices and various cost reduction programs, and was achieved despite a major blast furnace reline.

Selling, General and Administrative Expense

Selling, general and administrative expenses of $153.7 million in 1995 represented an increase of $15.5 million compared to 1994. This increase was largely attributable to nonrecurring outside professional fees associated with various strategic initiatives.

Unusual Charges (Credits)

Reduction in Workforce--During the fourth quarter of 1994, the Company finalized and implemented a plan that resulted in a workforce reduction of approximately 400 salaried nonrepresented employees, and a restructuring charge of $34.2 million, or $25.6 million net of tax. During the first quarter of 1995, the Company recorded an additional restructuring charge of $5.3 million, or $3.6 million net of tax, as a result of the various elections made by the terminated employees during the first quarter.

The aggregate restructuring charge of $39.5 million was comprised of OPEB--$26.5 million; severance--$12.5 million; pensions--($2.6) million and other charges-- $3.1 million. Substantially all of the amounts related to severance and other charges were paid as of December 31, 1995. The remaining balance of $23.9 million related primarily to OPEB and pensions and will require the utilization of cash over the retirement lives of the affected employees.

Financing Costs

Net financing costs of $39.2 million in 1995 represented a 29.6% decrease compared to net financing costs of $55.7 million for 1994. This decrease was attributable to higher short term investment earnings resulting from the receipt of cash generated by the issuance of 6.9 million shares of Class B Common Stock in February 1995, coupled with a decrease in interest expense as a result of debt reduction.

Primary Offering of Class B Common Stock and Extraordinary Item

On February 1, 1995, the Company completed a primary offering of 6,900,000 shares of Class B Common Stock, bringing the total number of shares of Class B Common Stock issued and outstanding to 21,176,156 at that time. Subsequent to the offering, NKK Corporation, through its ownership of all 22,100,000 issued and outstanding shares of Class A Common Stock, holds 67.6% of the combined voting power of the Company. The remaining 32.4% of the combined voting power is held by the public. The issuance of the additional shares of Class B Common Stock generated net proceeds of approximately $104.7 million. On August 7, 1995, the Company utilized these proceeds, along with an additional amount of $20.9 million funded from the Company's available cash, to prepay $133.3 million principal amount of the outstanding $323.3 million related party debt associated with the rebuild of the No. 5 Coke Oven Battery serving the Great Lakes Division. This transaction resulted in an extra-ordinary item of $5.4 million, net of related income tax expense of $.5 million, or $.13 per share.

                                                                     Plan
                                                                     Pace
                                                                     Performance
                                                                     Pride

LIQUIDITY AND SOURCES OF CAPITAL

The Company's liquidity needs arise primarily from capital investments, working capital requirements, pension funding requirements and principal and interest payments on its indebtedness. The Company has satisfied these liquidity needs with funds provided by long term borrowings and cash provided by operations. One source of liquidity consists of a Receivables Purchase Agreement (the "Receivables Purchase Agreement") with commitments of up to $200.0 million. During July 1996, the Company amended the Receivables Purchase Agreement extending the expiration date to May 2001. Also during July 1996, the Company entered into a new $100.0 million credit facility and a new $50.0 million credit facility, which will expire in May 2000 and July 1997, respectively, both of which are secured by the Company's inventories (the "Inventory Facilities").

The Company is currently in compliance with all material covenants of, and obligations under, the Receivables Purchase Agreement, the Inventory Facilities and other debt instruments. On December 31, 1996, there were no cash borrowings outstanding under the Receivables Purchase Agreement or the Inventory Facilities, and outstanding letters of credit under the Receivables Purchase Agreement totaled $89.8 million. For 1996, the maximum availability under the Receivables Purchase Agreement, after reduction for letters of credit outstanding, varied from $59.3 million to $110.4 million and was $88.7 million as of December 31, 1996.

At December 31, 1996, total debt and redeemable preferred stock as a percentage of total capitalization decreased to 49.1% as compared to 52.0% at December 31, 1995. Cash and cash equivalents totaled $109.0 million and $127.6 million as of December 31, 1996 and 1995, respectively. At December 31, 1996, obligations guaranteed by the Company approximated $32.2 million, compared to $35.6 million at December 31, 1995.

Cash Flows From Operating Activities

For 1996, cash provided from operating activities totaled $162.6 million, a decrease of $102.5 million compared to 1995. This decrease is primarily attributable to the $66.2 million decrease in net income as well as a higher usage to fund working capital needs.

For 1995, cash provided from operating activities decreased by $51.7 million compared to 1994. However, excluding the after tax effect of the 1994 Bessemer and Lake Erie Railroad litigation gain of $107.9 million, cash provided by operating activities increased by $56.2 million. The increase was primarily attributable to increased sales and improvements in operating results.

Cash Flows From Investing Activities

Capital investments at December 31, 1996 and 1995 amounted to $128.6 million and $215.4 million, respectively. The 1996 spending is primarily related to the 72 inch continuous galvanizing line upgrade and construction of the new coating line, both at the Midwest Division, along with the completion of the coating line at the Granite City Division. Capital expenditures during 1995 were primarily for projects related to the Company's Granite City Division. These projects included the construction of the Triple G coating line, the "B" blast furnace reline and the hot strip mill modernization program.

Budgeted capital expenditures approximating $297.0 million, of which $99.4 million is committed at December 31, 1996, are expected to be made during 1997 and 1998. These budgeted capital expenditures relate primarily to the completion of the new coating line and the completion of the 72 inch continuous galvanizing line upgrade, both at the Midwest Division, as well as blast furnace repairs scheduled at the Great Lakes Division.

Cash Flows From Financing Activities

During 1996, the Company utilized $56.7 million for financing activities, which included scheduled repayments of debt, as well as dividend payments on the Company's preferred stock. During the fourth quarter of 1996, a $6.5 million low interest loan was issued to National Steel Pellet Company from the State of Minnesota for the general upgrade of the mine's operations.

During the first quarter of 1995, the Company completed a primary offering of 6,900,000 million shares of Class B Common Stock. The issuance of this stock generated net proceeds of $104.7 million, which was used along with cash from operations during the third quarter of 1995 to prepay $133.3 million aggregate principal amount of related party debt.

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT

Weirton Liabilities and Preferred Stock

In connection with the Company's June 1990 recapitalization, the Company received $146.6 million from FoxMeyer Health Corporation (collectively with its subsidiaries "FOX"), which changed its name to Avatex Corporation in January 1997, in cash and recorded a net present value equivalent liability with respect to certain released Weirton Benefit Liabilities, primarily retiree healthcare and life insurance. As a result of this transaction, the Company's future cash flow will decrease as the released Weirton Benefit Liabilities are paid. During each of 1996 and 1995, such cash payments were $15.4 million.

The Series B Redeemable Preferred Stock is presently subject to mandatory redemption by the Company on August 5, 2000 at a redemption price of $58.3 million and may be redeemed beginning January 1, 1998 without the consent of FOX at a redemption price of $62.2 million. Based upon the Company's actuarial analysis, the unreleased Weirton Benefit Liabilities approximate the aggregate remaining dividend and redemption payments with respect to the Series B Redeemable Preferred Stock and, accordingly, such payments are expected to be made in the form of releases of FOX from its obligations to indemnify the Company for corresponding amounts of the remaining unreleased Weirton Benefit Liabilities. Dividend and redemption payments with respect to the Series B Redeemable Preferred Stock reduce the Company's cash flow, even though they are paid in the form of a release of FOX from such obligations, because the Company is obligated, subject to certain limited exceptions, to pay such amounts to the trustee of the pension plan included in the Weirton Benefit Liabilities.

If any dividend or redemption payment otherwise required pursuant to the terms of the Series B Redeemable Preferred Stock is less than the amount required to satisfy FOX's then current indemnification obligation, FOX would be required to pay such shortfall in cash to the Company. The Company's ability to fully realize the benefits of FOX's indemnification obligations is necessarily dependent upon FOX's financial condition at the time of any claim with respect to such obligations.

On August 20, 1996, FOX filed a Form 10-Q for its quarter ended June 30, 1996 in which it reported a writedown of $238.7 million in its investment in FoxMeyer Drug Company, its principal operating subsidiary. Primarily as a result of this writedown, the consolidated stockholders' equity of FOX was reported in its Form 10-Q for the quarter ended June 30, 1996 as a deficit of $88.4 million. At December 31, 1996, this deficit was $83.0 million.

On August 27, 1996, most of FOX's operating subsidiaries (including FoxMeyer Drug Company) filed for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court in Delaware. Although FOX, the parent company, was not included in the Chapter 11 filing, the Chapter 11 filing has caused the Company to have increased concerns about FOX's ability to honor its remaining indemnification obligations to the Company. FOX is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

                                                                     Plan
                                                                     Pace
                                                                     Performance
                                                                     Pride
                                                                     -----------

National Steel Corporation and Subsidiaries
Statements of Consolidated Income


---------------------------------------------------------------------------------------------------------------
Dollars in Thousands, Except Per Share Amounts                                   Years Ended December 31,
                                                                            1996          1995          1994
---------------------------------------------------------------------------------------------------------------
Net Sales                                                                $2,954,033    $2,954,218    $2,700,273
      Cost of products sold                                               2,619,469     2,527,521     2,353,970
      Selling, general and
       administrative                                                       138,568       153,690       138,223
      Depreciation, depletion and
       amortization                                                         144,413       145,452       141,869
      Equity income of affiliates                                            (9,763)       (8,767)       (5,464)
      Unusual charges (credits)                                          ----------         5,336       (24,888)
---------------------------------------------------------------------------------------------------------------
Income from Operations                                                       61,346       130,986        96,563
---------------------------------------------------------------------------------------------------------------
   Other (income) expense
     Interest and other financial income                                     (7,103)      (11,736)       (5,542)
     Interest and other financial costs                                      43,352        50,950        61,241
     Other                                                                   (3,732)     --------      (110,972)
---------------------------------------------------------------------------------------------------------------
Income before Income Taxes and Extraordinary Item                            28,829        91,772       151,836
---------------------------------------------------------------------------------------------------------------
   Income tax credit                                                        (15,728)      (13,651)      (16,676)
---------------------------------------------------------------------------------------------------------------
Income before Extraordinary Item                                             44,557       105,423       168,512
   Extraordinary item                                                    ----------         5,373      --------
---------------------------------------------------------------------------------------------------------------
Net Income                                                                   44,557       110,796       168,512
   Less preferred stock dividends                                            10,959        10,958        11,038
---------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                    $   33,598    $   99,838    $  157,474
===============================================================================================================
Per Share Data Applicable to Common Stock
---------------------------------------------------------------------------------------------------------------
   Income before Extraordinary Item                                      $      .78    $     2.21    $     4.33
   Extraordinary Item                                                    ----------           .13    ----------
---------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                    $      .78    $     2.34    $     4.33
===============================================================================================================
    Weighted average shares outstanding
     (in thousands)                                                          43,288        42,707        36,367
===============================================================================================================

                See notes to consolidated financial statements.

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  ------------------------------------


National Steel Corporation and Subsidiaries
Consolidated Balance Sheets
---------------------------------------------------------------------------------------------------------------
Dollars in Thousands, Except Per Share Amounts                                               December 31,
                                                                                          1996        1995
---------------------------------------------------------------------------------------------------------------
ASSETS         Current assets
                 Cash and cash equivalents                                            $   109,041   $   127,616
                 Receivables, less allowances (1996--$21,320; 1995--$19,986)              279,889       316,662
                 Inventories                                                              435,961       412,014
---------------------------------------------------------------------------------------------------------------
               Total current assets                                                       824,891       856,292
---------------------------------------------------------------------------------------------------------------
                 Investments in affiliated companies                                       65,399        59,885
                 Property, plant and equipment
                  Land and land improvements                                              241,576       234,693
                  Buildings                                                               263,301       259,391
                  Machinery and equipment                                               3,159,720     3,046,130
---------------------------------------------------------------------------------------------------------------
               Total property, plant and equipment                                      3,664,597     3,540,214
                 Less accumulated depreciation, depletion and amortization              2,209,079     2,071,511
---------------------------------------------------------------------------------------------------------------
                   Net property, plant and equipment                                    1,455,518     1,468,703
                 Deferred tax assets                                                      151,500       129,900
                 Intangible pension asset                                                  14,409       108,822
                 Other assets                                                              35,338        44,277
---------------------------------------------------------------------------------------------------------------
               Total  Assets                                                          $ 2,547,055   $ 2,667,879
===============================================================================================================
LIABILITIES,   Current liabilities
REDEEMABLE       Accounts payable                                                     $   234,892   $   255,574
PREFERRED        Salaries and wages                                                        69,764        89,987
STOCK AND        Withheld and accrued taxes                                                86,079        82,076
STOCKHOLDERS'    Pension and other employee benefits                                       79,808        96,894
EQUITY           Other accrued liabilities                                                 63,101        68,373
                 Income taxes                                                               2,424         3,912
                 Current portion of long term obligations                                  37,731        35,750
---------------------------------------------------------------------------------------------------------------
               Total current liabilities                                                  573,799       632,566
---------------------------------------------------------------------------------------------------------------
                 Long term obligations                                                    323,550       339,613
                 Long term obligations to related parties                                 146,744       161,912
                 Long term pension liabilities                                            248,403       326,151
                 Postretirement benefits other than pensions                              249,771       221,627
                 Other long term liabilities                                              349,338       364,423
                 Redeemable Preferred Stock--Series B                                      63,530        65,030
---------------------------------------------------------------------------------------------------------------
               Stockholders' equity
                 Common Stock par value $.01:
                   Class A--authorized 30,000,000 shares; issued and outstanding
                     22,100,000 shares in 1996 and 1995                                       221           221
                   Class B--authorized 65,000,000 shares; issued and outstanding
                     21,188,240 shares in 1996 and 1995                                       212           212
                 Preferred Stock--Series A                                                 36,650        36,650
                 Additional paid-in capital                                               465,359       465,359
                 Retained earnings                                                         89,478        54,115
---------------------------------------------------------------------------------------------------------------
               Total stockholders' equity                                                 591,920       556,557
---------------------------------------------------------------------------------------------------------------
               Total Liabilities, Redeemable Preferred Stock and
                 Stockholders' Equity                                                 $ 2,547,055   $ 2,667,879
===============================================================================================================

               See notes to consolidated  financial statements.

                                                                     Plan
                                                                     Pace
                                                                     Performance
                                                                     Pride
                                                                     -----------

National Steel Corporation and Subsidiaries
Statements of Consolidated Cash Flows

-----------------------------------------------------------------------------------------------
Dollars in Thousands                                              YEARS ENDED DECEMBER 31,
                                                               1996        1995         1994
-----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net Income                                                $  44,557    $ 110,796    $ 168,512
    Adjustments to reconcile net income to
     net cash provided by operating activities:
      Depreciation, depletion and amortization                144,413      145,452      141,869
      Carrying charges related to facility sales
       and plant closings                                      22,385       24,307       24,337
      Equity income of affiliates                              (9,763)      (8,767)      (5,464)
      Dividends from affiliates                                 4,375        6,332        6,252
      Long term pension liability (net of change in
       intangible pension asset)                               18,430       24,763       36,707
      Postretirement benefits                                  28,145       42,120       22,072
      Extraordinary item                                          --        (5,373)         --
      Deferred income taxes                                   (21,600)     (28,600)     (20,700)
  Changes in working capital items:
      Receivables                                              36,773      (23,793)     (68,160)
      Inventories                                             (23,947)     (44,002)       3,085
      Accounts payable                                        (20,682)     (17,012)      30,292
      Accrued liabilities                                     (40,426)      50,936      (28,441)
  Other                                                       (20,023)     (12,063)       6,481
-----------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                     162,637      265,096      316,842
-----------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Purchases of property, plant and equipment                 (128,621)    (215,442)    (137,519)
  Proceeds from sale of assets                                  4,118          110        1,694
-----------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                        (124,503)    (215,332)    (135,825)
-----------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Exercise of stock options                                       --           169          211
  Issuance of Class B Common Stock                                --       104,734          --
  Prepayment of related party debt                                --      (125,624)         --
  Debt repayments                                             (35,750)     (35,849)     (83,845)
  Borrowings                                                    6,500          --        87,950
  Payment of released Weirton
   Benefit Liabilities                                        (15,360)     (15,429)     (16,614)
  Payment of unreleased Weirton Liabilities
   and their release in lieu of cash
   dividends on Redeemable Preferred Stock--Series B           (8,066)      (7,099)      (7,055)
  Dividend payments on Preferred Stock--Series A               (4,033)      (4,032)      (4,032)
  Dividend payments on Redeemable Preferred Stock--Series B       --          (964)      (1,008)
-----------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                         (56,709)     (84,094)     (24,393)
-----------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents          (18,575)     (34,330)     156,624
Cash and cash equivalents at beginning of the year            127,616      161,946        5,322
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the year                $ 109,041    $ 127,616    $ 161,946
-----------------------------------------------------------------------------------------------
Supplemental Cash Payment Information
  Interest and other financing costs paid                   $  42,487    $  45,627    $  60,342
  Income taxes paid                                            16,525       22,229        5,338
-----------------------------------------------------------------------------------------------

                See notes to consolidated financial statements.
24

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  -------------------------------------

National Steel Corporation and Subsidiaries
Statements of Changes in Consolidated Stockholders' Equity and Redeemable Preferred Stock--Series B

----------------------------------------------------------------------------------------------------------------------------------
Dollars in Thousands           Common       Common     Preferred     Additional     Retained          Total           Redeemable
                               Stock--     Stock--      Stock--       Paid-In       Earnings      Stockholders'       Preferred
                               Class A     Class B      Series A      Capital       (Deficit)         Equity       Stock--Series B
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994      $221        $143       $36,650        $360,314     $(207,366)        $189,962         $68,030

Net Income                                                                           168,512          168,512
Amortization of excess of
 book value over
 redemption value of
 Redeemable Preferred
 Stock--Series B                                                                       1,500            1,500          (1,500)
Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                      (12,538)         (12,538)
Exercise of stock options                                                  211                            211
Minimum pension liability                                                              5,934            5,934
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,         221          143        36,650         360,525       (43,958)         353,581         66,530
 1994

Net Income                                                                           110,796          110,796
Amortization of excess of
 book value over
 redemption value of
 Redeemable Preferred
 Stock--Series B                                                                       1,500            1,500          (1,500)
Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                      (12,458)         (12,458)
Issuance of Common
 Stock--Class B                               69                       104,665                        104,734
Exercise of stock options                                                  169                            169
Minimum pension liability                                                             (1,765)          (1,765)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,         221          212        36,650         465,359        54,115          556,557          65,030
 1995

Net Income                                                                            44,557           44,557
Amortization of excess of
 book value over
 redemption value of
 Redeemable Preferred
 Stock--Series B                                                                       1,500            1,500          (1,500)
Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                      (12,459)         (12,459)
Minimum pension liability                                                              1,765            1,765
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,        $221         $212       $36,650        $465,359     $  89,478         $591,920         $63,530
 1996
----------------------------------------------------------------------------------------------------------------------------------

                See notes to consolidated financial statements.


                                                                     25

                                                                     Plan
                                                                     Pace
                                                                     Performance
                                                                     Pride
                                                                     -----------

National Steel Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 1996

Note A--Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of National Steel Corporation and its majority owned subsidiaries (the "Company"). Intercompany accounts and transactions have been eliminated.

Nature of Operations. The Company is a domestic manufacturer engaged in a single line of business, the production and processing of steel. The Company targets high value-added applications of flat rolled carbon steel for sale primarily to the automotive, construction and container markets. The Company also sells hot and cold rolled steel to a wide variety of other users including the pipe and tube industry and independent steel service centers. The Company's principal markets are located throughout the United States.

In 1996 and 1995, no single customer accounted for more than 10% of net sales. In 1994, a single customer accounted for approximately 10% of net sales. Sales to the automotive market accounted for approximately 28% of total net sales in 1996 and 1995, and 29% in 1994. Concentration of credit risk related to trade receivables is limited due to the large numbers of customers in differing industries and geographic areas and management's credit practices.

Since 1986, the Company has had cooperative labor agreements with the United Steelworkers of America (the "USWA") and other labor organizations, which collectively represent 82.6% of the Company's employees. The Company entered into a six year agreement with these labor organizations effective as of August 1, 1993 (the "1993 Settlement Agreement"). Additionally, the 1993 Settlement Agreement contains a no-strike clause also effective through 1999. Scheduled negotiations reopened in 1996, and were ultimately resolved utilizing the arbitration provisions provided for in the 1993 Settlement Agreement without any disruption to operations.

Cash Equivalents. Cash equivalents are short-term liquid investments which consist principally of time deposits and commercial paper at cost which approximates market. These investments have maturities of three months or less at the time of purchase.

Inventories. Inventories are stated at the lower of last-in, first-out ("LIFO") cost or market.

Based on replacement cost, inventories would have been approximately $168.8 and $146.0 million higher than reported at December 31, 1996 and 1995, respectively. During each of the last three years certain inventory quantity reductions caused liquidations of LIFO inventory values. These liquidations did not have a material effect on net income.

The Company's inventory as of December 31 is as follows:

--------------------------------------------------
Inventories                     1996       1995
                              Dollars in thousands
--------------------------------------------------
Finished and semi-finished     $387,216   $368,623
Raw materials and supplies      183,184    180,757
--------------------------------------------------
                                570,400    549,380
Less LIFO reserve               134,439    137,366
--------------------------------------------------
                               $435,961   $412,014
==================================================

Investments in Affiliated Companies. Investments in affiliated companies (corporate joint ventures and 20% to 50% owned companies) are stated at cost plus equity in undistributed earnings since acquisition. Undistributed earnings of affiliated companies included in retained earnings at December 31, 1996 and 1995 amounted to $14.6 million and $8.9 million, respectively. (See Note M-- Investment in Iron Ore Company of Canada regarding its sale subsequent to year end.)

Property, Plant and Equipment. Property, plant and equipment are stated at cost and include certain expenditures for leased facilities. Interest costs applicable to facilities under construction are capitalized. Capitalized interest amounted to $4.0 million in 1996, $6.3 million in 1995 and $3.7 million in 1994. Amortization of capitalized interest amounted to $5.5 million in 1996 and $5.6 million in 1995 and 1994.

Depreciation, Depletion and Amortization. Depreciation of production facilities and amortization related to capitalized lease obligations are generally provided by charges to income computed by the straight-line method. Depreciation and depletion of certain raw material facilities and furnace relinings are computed on the basis of tonnage produced in relation to estimated total production to be obtained from such facilities.

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  ------------------------------------

Research and Development. Research and development costs are expensed when incurred and are charged to cost of products sold. Expenses for 1996, 1995 and 1994 amounted to approximately $11.6 million, $9.8 million and $7.9 million, respectively.

Financial Instruments. Financial instruments consist of cash and cash equivalents, long term obligations (excluding capitalized lease obligations), and the Series B Redeemable Preferred Stock. The fair value of these financial instruments approximates their carrying amounts at December 31, 1996. At December 31, 1996 and 1995, the Company had not invested in any derivative financial instruments.

Earnings per Share. Earnings per share of common stock ("EPS") is computed by dividing net income applicable to common stock by the sum of the weighted average shares of common stock outstanding during the period plus common stock equivalents, if dilutive.

Use of Estimates. Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications. Certain items in prior years have been reclassified to conform with the current year presentation.


Note B -- Capital Structure and Primary Offering of Class B Common Stock

Ownership: On February 1, 1995, the Company completed a primary offering of 6,900,000 shares of Class B Common Stock, bringing the total number of shares of Class B Common Stock issued and outstanding to 21,176,156 at that time. The issuance of this stock generated net proceeds of $104.7 million, all of which was used for related party debt reduction. Subsequent to the offering, NKK Corporation (collectively with its subsidiaries "NKK"), through its ownership of all 22,100,000 issued and outstanding shares of Class A Common Stock, holds 67.6% of the combined voting power of the Company. The remaining 32.4% of the combined voting power is held by the public.

At December 31, 1996, the Company's capital structure was as follows:

Series A Preferred Stock

At December 31, 1996, there were 5,000 shares of Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), issued and outstanding. Annual dividends of $806.30 per share on the Series A Preferred Stock are cumulative and payable quarterly. The Series A Preferred Stock is not subject to mandatory redemption by the Company and is non-voting. All outstanding Shares of Series A Preferred Stock are owned by NKK. In 1996 and 1995, cash dividends of approximately $4.0 million were paid on the Series A Preferred Stock.

Series B Redeemable Preferred Stock

At December 31, 1996, there were 10,000 shares of Series B Redeemable Preferred Stock issued and outstanding and held by FoxMeyer Health Corporation (collectively with its subsidiaries "FOX"), which changed its name to Avatex Corporation in January 1997. Annual dividends of $806.30 per share on the Series B Redeemable Preferred Stock are cumulative and payable quarterly. Dividends and redemption proceeds, to the extent required by the Stock Purchase and Recapitalization Agreement (the "Recapitalization Agreement"), are used to release FOX from its indemnification obligations with respect to the remaining unreleased liabilities for certain employee benefits of its former Weirton Steel Division employees (the "Weirton Benefit Liabilities"). The Series B Redeemable Preferred Stock dividend permitted release and payment of $8.1 million and $7.1 million, respectively, of previously unreleased Weirton Benefit Liabilities during 1996 and 1995, and a cash payment of $1.0 million during 1995, to reimburse FOX for an obligation previously incurred in connection with the Weirton Benefit Liabilities. There were no cash payments during 1996 in connection with the Weirton Benefit Liabilities.

Upon the occurrence of certain events detailed in the Recapitalization Agreement, prior to or coincident with the Series B Redeemable Preferred Stock final redemption, the released Weirton Benefit Liabilities will be recalculated by an independent actuary. Any adjustment to bring the balances of the released Weirton Benefit Liabilities to such recalculated amount will be dealt with in the Series B Redeemable Preferred Stock redemption proceeds or otherwise settled. If the Company does not meet its preferred stock dividend and redemption obligations when due, FOX has the right to cause

                                                                     27
                                                                     Plan
                                                                     Pace
                                                                     Performance
                                                                     Pride
                                                                     -----------

NKK to purchase the Company's preferred stock dividend and redemption obligations. The Series B Redeemable Preferred Stock is nontransferable and nonvoting. (See Note H--Weirton Liabilities.)

The Series B Redeemable Preferred Stock is subject to mandatory redemption on August 5, 2000 at a redemption price of $58.3 million and may not be redeemed prior to January 1, 1998 without the consent of FOX. On January 1, 1998, the redemption price for the Series B Redeemable Preferred Stock would be $62.2 million.

Periodic adjustments are made to retained earnings for the excess of the book value of the Series B Redeemable Preferred Stock at the date of issuance over the redemption value. Based upon the Company's actuarial analysis, the unreleased Weirton Benefit Liabilities approximate the aggregate remaining dividend and redemption payments with respect to the Series B Redeemable Preferred Stock, and accordingly, such payments are expected to be made in the form of releases of FOX from its obligations to indemnify the Company for corresponding amounts of the remaining unreleased Weirton Benefit Liabilities. At that time, the Company will be required to deposit cash equal to the redemption amount in the Weirton Retirement Trust, thus leaving the Company's net liability position unchanged. The Series B Redeemable Preferred Stock, with respect to dividend rights and rights on liquidation, ranks senior to the Company's common stock and equal to the Series A Preferred Stock.

Class A Common Stock

At December 31, 1996, the Company had 30,000,000 shares of $.01 par value Class A Common Stock authorized, of which 22,100,000 shares were issued and outstanding and owned by NKK. Each share of Class A Common Stock is entitled to two votes. No cash dividends were paid on the Class A Common Stock in 1996, 1995 or 1994.

Class B Common Stock

At December 31, 1996, the Company had 65,000,000 shares of $.01 par value Class B Common Stock authorized and 21,188,240 shares issued and outstanding. No cash dividends were paid on the Class B Common Stock in 1996, 1995 or 1994. All of the issued and outstanding shares of Class B Common Stock are publicly traded.

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  ------------------------------------

Note C--Long Term Obligations

Long term obligations were as follows:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                DECEMBER 31,
                                                                                                              1996        1995
                                                                                                             Dollars in thousands
----------------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds, 8.375% Series due August 1, 2006,
  with general first liens on principal plants, properties, certain subsidiaries and an affiliated company.  $ 75,000     $ 75,000
Vacuum Degassing Facility Loan, 10.336% fixed rate due in semi-annual installments through
  2000, with a first mortgage in favor of the lenders.                                                         26,375       32,357
Continuous Caster Facility Loan, 10.057% fixed rate to 2000 when the rate will be reset to a current
  rate. Equal semi-annual payments due through 2007, with a first mortgage in favor of the lenders.           113,920      119,428
Coke Battery Loan, 7.54% fixed rate with semi-annual payments due through 2008.
  Lenders are wholly-owned subsidiaries of NKK and unsecured.                                                 161,912      177,080
Pickle Line Loan, 7.726% fixed rate due in equal semi-annual installments through 2007,
  with a first mortgage in favor of the lender.                                                                83,526       87,901
Capitalized lease obligations                                                                                  24,965       28,485
Other                                                                                                          22,327       17,024
----------------------------------------------------------------------------------------------------------------------------------
Total long term obligations                                                                                   508,025      537,275
Less long term obligations due within one year                                                                 37,731       35,750
----------------------------------------------------------------------------------------------------------------------------------
Long term obligations                                                                                        $470,294     $501,525
==================================================================================================================================

Future minimum payments for all long term obligations and leases as of December 31 1996 are as follows:

----------------------------------------------------------------------------------------------------------------------------------

                                                                                   CAPITALIZED     OPERATING          OTHER
                                                                                      LEASE          LEASES          LONG TERM
                                                                                                                    OBLIGATIONS
                                                                                             Dollars in thousands
----------------------------------------------------------------------------------------------------------------------------------
1997                                                                                 $ 6,712        $ 61,737          $ 33,792
1998                                                                                   6,712          59,920            35,484
1999                                                                                   6,712          52,006            38,797
2000                                                                                   6,712          48,299            33,721
2001                                                                                   6,712          37,273            33,729
Thereafter                                                                           --------        147,762           307,537
----------------------------------------------------------------------------------------------------------------------------------
Total Payments                                                                       $33,560        $406,997          $483,060
===================================================================================================================================
Less amount representing interest                                                      8,595
Less current portion of obligation under capitalized lease                             3,939
---------------------------------------------------------------------------------------------
Long term obligation under capitalized lease                                         $21,026
=============================================================================================

Operating leases include a coke battery facility which services the Granite City Division and expires in 2004, a continuous caster and the related ladle metallurgy facility which services the Great Lakes Division and expires in 2008, and an electrolytic galvanizing facility which services the Great Lakes Division and expires in 2001. Upon expiration, the Company has the option to extend the leases or purchase the equipment at fair market value. The Company's remaining operating leases cover various types of properties, primarily machinery and equipment, which have lease terms generally for periods of 2 to 20 years, and which are expected to be renewed or replaced by other leases in the normal course of business. Rental expense totaled $72.2 million in 1996, $71.8 million in 1995 and $70.4 million in 1994.

The Company borrowed a total of $350.0 million over a three year period ended in 1993 from a United States subsidiary of NKK for the rebuild of the No. 5 coke oven battery servicing the Great Lakes Division. During 1995, the Company utilized proceeds from the 6.9 million share primary offering, along with other cash funds, to prepay

--------------------------------------------------------------------------------
29

Plan
Pace
Performance
Pride
-----------

$133.3 million aggregate principal amount of the forementioned loan. During 1996, the Company made principal payments of $15.2 million, and recorded $12.1 million in interest expenses, on the coke battery loan. During 1995, the principal and interest payments on the coke battery loan totaled $152.9 million and $19.7 million, respectively. The 1995 principal payments includes the $133.3 prepayment mentioned above. Accrued interest on the loan as of December 31, 1996 and 1995 was $4.7 million and $5.1 million, respectively. Additionally, deferred financing costs related to the loan were $2.3 million and $2.5 million, respectively, as of December 31, 1996 and 1995. (See Note I--Nonrecurring and Extraordinary Items.)

CREDIT ARRANGEMENTS
During July 1996, the Company entered into a new $100.0 million credit facility and a new $50.0 million credit facility, which will expire in May 2000 and July 1997, respectively, both of which are secured by the company's inventories (the "Inventory Facilities"). No amounts have been borrowed against the Inventory Facilities.

The Company's credit arrangements also consist of a Receivables Purchase Agreement with commitments of up to $200.0 million. As of December 31, 1996, no funded participation interests had been sold under the facility, although $89.8 million in letters of credit had been issued. With respect to the pool of receivables at December 31, 1996, after reduction for letters of credit outstanding, the amount of participating interest eligible for sale was $88.7 million. During 1996, the eligible amount ranged from $59.3 million to $110.4 million. During July 1996, the Company amended the Receivables Purchase Agreement extending the expiration date May 2001.

Various debt and certain lease agreements include restrictions on the amount of stockholders' equity available for the payment of dividends. Under the most restrictive of these covenants, stockholders' equity in the amount of $124.7 million was free of such limitations at December 31, 1996. The Company is currently in compliance with all material covenants of, and obligations under, the Receivables Purchase Agreement, the Inventory Facilities and other debts instruments.

NOTE D--PENSIONS

The Company has various non-contributory defined benefit pension plans covering substantially all employees. Benefit payments for salaried employees are based upon a formula which utilizes employee age, years of credited service and the highest sixty consecutive months of pensionable earnings during the last ten years preceding normal retirement. Benefit payments to most hourly employees are the greater of a benefit calculation utilizing fixed rates per year of service or the highest sixty consecutive months of pensionable earnings during the last ten years preceding retirement, with a premium paid for years of service in excess of thirty years. The Company's funding policy is to contribute, at a minimum, the amount necessary to meet minimum funding standards as prescribed by applicable law. The Company increased the long term rate of return for funding purposes from 8.5% in 1995 to 9.25% in 1996. The Company's contributions to the pension trust for 1996 and 1995 were $59.9 million and $8.9 million, respectively. As a result of recent federal legislation, the Company expects minimum pension contributions for the 1997 plan year to increase to approximately $93.0 million .

In 1996, the Company elected to change the measurement date for pension from December 31 to September 30, in order to provide for more timely information. The change in measurement date no effect on 1996 expense and had an immaterial impact on the funded status of the plans at December 31, 1996.

Pension expense and related actuarial assumptions utilized are summarized below:

--------------------------------------------------------------------------------
                                       1996            1995            1994
                                             Dollars in thousands
--------------------------------------------------------------------------------
Assumptions:
  Discount rate                        7.25%           8.75%           7.50%
  Return on assets                     9.25%           8.50%           8.50%
Average rate of compensation
  increase                             4.70%           4.70%           4.55%
Pension expense:
  Service cost                       25,989        $ 19,143        $ 24,713
  Interest cost                      11,364         110,683         104,320
  Actual return on plan assets      (82,362)       (234,792)         51,240
  Net amortization and deferral       6,930         169,756        (114,855)
--------------------------------------------------------------------------------
  Net pension expense                61,921          64,790          65,418
  Special termination credits            --              --         (17,372)
--------------------------------------------------------------------------------
  TOTAL PENSION EXPENSE            $ 61,921        $ 64,790        $ 48,046
================================================================================

30
[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  -------------------------------------

The funded status of the Company's plans at September 30, 1996 and December 31, 1995 along with the actuarial assumptions utilized are as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                           1996            1995
                                                                                           Dollars in thousands
------------------------------------------------------------------------------------------------------------------
Assumptions:
  Discount rate                                                                               8.00%           7.25%
  Average rate of compensation increase                                                       4.70%           4.70%
------------------------------------------------------------------------------------------------------------------
Funded Status:
  Accumulated benefit obligation ("ABO") including vested benefits of
    $1,249,551 and $1,328,302 for 1996 and 1995, respectively                           $1,364,742      $1,441,579
  Effect of future pensionable earnings increases                                           99,502         116,474
------------------------------------------------------------------------------------------------------------------
  Projected benefit obligation ("PBO")                                                   1,464,244       1,558,053
  Plans' assets at fair market value                                                     1,181,708       1,132,077
------------------------------------------------------------------------------------------------------------------
  PBO in excess of plan assets at fair market value                                        282,536         425,976
  Unrecognized transition obligations                                                      (47,334)        (56,770)
  Unrecognized net gain (loss)                                                             115,603         (16,613)
  Unrecognized prior service cost                                                          (95,556)       (106,694)
  Pension contributions October through December 1996                                       (7,321)             --
  Adjustment required to recognize  minimum pension liability                               14,409         110,587
------------------------------------------------------------------------------------------------------------------
  Accrued pension liability                                                                262,337         356,486
  Less pension liability due within one year                                                13,934          30,335
------------------------------------------------------------------------------------------------------------------
Long term pension liability at December 31                                              $  248,403      $  326,151
==================================================================================================================

As a result of an increase in long term interest rates at September 30, 1996, the Company increased the discount rate used to calculate the actuarial present value of its ABO by 75 basis points to 8.0% from the rate used at December 31, 1995. This is the primary reason for the decrease in the ABO.

The adjustment required to recognize the minimum pension liability of $14.4 million and $110.6 million at December 31, 1996 and 1995, respectively, represents the excess of the ABO over the fair value of plan assets, including unfunded accrued pension cost, in underfunded plans. The decrease in the minimum pension liability is primarily attributable to the increase in the discount rate.

At September 30, 1996, the Company's pension plans' assets of $1.2 billion were comprised of approximately 58% equity investments, 37% fixed income investments and 5% in real estate investments.

Note E--Postretirement Benefits Other Than Pensions

The Company provides contributory healthcare and life insurance benefits for certain retirees and their dependents. Generally, employees are eligible to participate in the medical benefit plans if they retired under one of the Company's pension plans on other than a deferred vested basis, and at the time of retirement had at least 15 years of continuous service. However, salaried employees hired after January 1, 1993 are not eligible to participate in the plans. The Company has elected to amortize its transition obligation over 20 years, 16 of which remain at December 31, 1996.

In 1996, the Company elected to change the measurement date for OPEB from December 31 to September 30, in order to provide for more timely information. The change in measurement date had no effect on 1996 expense and had an immaterial impact on the funded status of the plan at December 31, 1996.

--------------------------------------------------------------------------------
                                                                              31
                                                                     Plan
                                                                     Pace
                                                                     Performance
                                                                     Pride
                                                                     -----------

The components of postretirement benefit cost and related actuarial assumptions were as follows:
--------------------------------------------------------------------------------
                                     1996        1995        1994
                                          Dollars in thousands
--------------------------------------------------------------------------------
Assumptions:
  Discount rate                       7.25%       8.75%       7.75%
  Health care trend rate              7.20%       7.80%      10.10%
Postretirement benefit cost:
  Service cost                     $12,546     $10,573     $13,737
  Interest cost                     46,241      52,700      53,577
  Amortization of
    transition obligation           26,274      26,274      26,510
  Other                             (4,887)     (5,003)     (2,162)
--------------------------------------------------------------------------------
Net periodic benefit cost           80,174      84,544      91,662
Special termination credits         ------      ------      (4,081)
--------------------------------------------------------------------------------

The following represents the plans' funded status as of September 30, 1996 and December 31, 1995, reconciled with amounts recognized in the consolidated balance sheet and related actuarial assumptions:
--------------------------------------------------------------------------------
                                          1996        1995
                                        Dollars in thousands
--------------------------------------------------------------------------------
Assumptions:
  Discount rate                            8.00%         7.25%
  Health care trend rate                   6.60%         7.20%
Accumulated postretirement
benefit obligation ("APBO")
  Retirees                             $408,228     $ 525,567
  Fully eligible active participants     76,945        85,871
  Other active participants             108,823       107,388
--------------------------------------------------------------------------------
Total                                   593,996       718,826
Plan assets at fair value                48,287        33,201
--------------------------------------------------------------------------------
APBO in excess of plan assets           545,709       685,625
Unrecognized transition obligation     (420,381)     (446,654)
Unrecognized net gain (loss)            148,583        (7,344)
Claims and contributions October
through December 1996                   (14,140)      -------
--------------------------------------------------------------------------------
Accrued postretirement
  liability                             259,771       231,627
Less postretirement benefit
  liability due within one year          10,000        10,000
--------------------------------------------------------------------------------
Long term postretirement
benefit liability at December 31       $249,771     $ 221,627
--------------------------------------------------------------------------------

As a result of the increase in the long term interest rates at September 30, 1996, the Company increased the discount rate used to calculate the actuarial present value of its APBO by 75 basis points to 8.0% from the rate used at December 31, 1995. This is the primary reason for the decrease in the APBO. The assumed healthcare cost trend rate of 5.0% in 2002 and thereafter. A 1.0% increased the APBO at September 30, 1996, and postretirement benefit cost for 1996 by $55.3 million and $6.6 million, respectively.

In connection with the 1993 Settlement Agreement between the Company and the USWA, the Company began prefunding the OPEB obligation with respect to USWA represented employees beginning in 1994. Pursuant to the terms of the 1993 Settlement Agreement, a Voluntary Employee Benefit Association trust (the "VEBA Trust") was established. Under the terms of the agreement, the Company agreed to contribute a minimum of $10.0 million annually and, under certain circumstances, additional amounts calculated as set forth in the 1993 Settlement Agreement. In 1996 and 1995, the Company contributed $15.5 million and $10.0 million, respectively, to the VEBA Trust. VEBA Trust assets of $48.3 million at September 30, 1996, were comprised of 70.0% equity investments and 30.0% fixed income investments.

Note F--Other Long Term Liabilities

Other long term liabilities at December 31 consisted of the following:
--------------------------------------------------------------------------------
                                          1996        1995
                                        Dollars in thousands
--------------------------------------------------------------------------------
Deferred gain on sale leasebacks       $ 21,503      $ 24,179
Insurance and employee benefits
  (excluding pensions and OPEB)         132,599       128,179
Plant Closings                           52,681        61,521
Released Weirton Benefit Liabilities    122,697       121,373
Other                                    19,858        29,171
--------------------------------------------------------------------------------
Total other long term liabilities      $349,338      $364,423
--------------------------------------------------------------------------------

32
[LOGO OF N NATIONAL STEEL] 1996 ANNUAL REPORT  ---------------------------------

Note G--Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at December 31, are as follows:

--------------------------------------------------------------------------------
                                                            1996         1995
                                                          Dollars in thousands
--------------------------------------------------------------------------------
Deferred tax assets
  Reserves                                                $152,000     $156,900
  Employee benefits                                        209,500      198,400
  Net operating loss ("NOL")
   carryforwards                                            70,600       67,100
  Leases                                                    12,700       17,500
  Federal tax credits                                       26,800       13,100
  Other                                                     28,000       22,600
--------------------------------------------------------------------------------
Total deferred tax assets                                  499,600      475,600
  Valuation allowance                                     (125,500)    (159,400)
-------------------------------------------------------------------
  Deferred tax assets net of
   valuation allowance                                     374,100      316,200
--------------------------------------------------------------------------------
Deferred tax liabilities
  Book basis of property in
   excess of tax basis                                    (168,200)    (138,500)
  Excess tax LIFO over book                                (40,400)     (29,100)
  Other                                                    (14,000)     (18,700)
--------------------------------------------------------------------------------
Total deferred tax liabilities                            (222,600)    (186,300)
--------------------------------------------------------------------------------
Net deferred tax assets after
 valuation allowance                                     $ 151,500     $129,900
================================================================================

In 1996, 1995, and 1994, the Company determined that it was more likely than not that sufficient future taxable income would be generated and tax planning strategies are available to justify increasing the net deferred tax assets after the valuation allowance. Accordingly, the Company recognized additional deferred tax assets of $21.6 million, $28.6 million and $20.7 million in 1996, 1995 and 1994, respectively.

Significant components of the provision for income taxes are as follows:


--------------------------------------------------------------------------------
                                               1996         1995         1994
                                                     Dollars in thousands
--------------------------------------------------------------------------------
Current taxes payable:
 Federal (alternative
 minimum tax)                                $  5,200     $  8,584     $  4,016
 State and foreign                                672        6,365            8
Deferred taxes                                (21,600)     (28,600)     (20,700)
--------------------------------------------------------------------------------
 Total tax credit                            $(15,728)    $(13,651)    $(16,676)
================================================================================

The reconciliation of income tax computed at the federal statutory tax rates to the recorded total tax credit is as follows:

--------------------------------------------------------------------------------
                                             1996          1995         1994
                                                   Dollars in thousands
--------------------------------------------------------------------------------
Tax at federal
  statutory rates                          $ 10,100      $ 32,100     $ 53,100
Benefits of operating
  loss carryforward
Temporary deductible                        ( 6,000)      (58,400)     (84,100)
  differences for which
  (benefit)
  no benefit was
  recognized (net)                          (27,800)        9,700       20,600
Depletion                                    (1,900)       (4,300)      ------
Dividend exclusion                           (1,200)       (1,800)      (1,600)
Alternative minimum tax                       5,200         8,584        4,016
Other                                         5,872           465       (8,692)
--------------------------------------------------------------------------------
 Total tax credit                          $(15,728)     $(13,651)    $(16,676)
================================================================================

At December 3, 1996, the Company had unused NOL carryforwards of approximately $196.7 million, which expire as follows: $79.7 million in 2007 and $117.0 million in 2008.

At December 31, 1996, the Company had unused alternative minimum tax credit carryforwards of approximately $17.9 million which may be applied to offset its future regular federal income tax liabilities. These tax credits may be carried forward indefinitely.



33

Plan
Pace
Performance
Pride
-----------

Note H--Weirton Liabilities

On January 11, 1984, the Company completed the sale of substantially all of the assets of its Weirton Steel Division ("Weirton") to Weirton Steel Corporation. In connection with the sale of Weirton, the Company retained certain existing and contingent liabilities (the "Weirton Liabilities") including the Weirton Benefit Liabilities, which consist of, among other things, pension benefits for the then active employees based on service prior to the sale, pension, life and health insurance benefits for the then retired employees and certain environmental liabilities.

As part of the 1984 sale of a 50% interest in the Company to NKK, FOX agreed, as between FOX and the Company, to provide in advance sufficient funds for payment and discharge of, and to indemnify the Company against, all obligations and liabilities of the Company, whether direct, indirect, absolute or contingent, incurred or retained by the Company in connection with the sale of Weirton. As part of the 1990 ownership transaction whereby NKK purchased an additional 20% ownership in the Company, the Company released FOX from indemnification of $146.6 million of certain defined Weirton Benefit Liabilities. FOX also reaffirmed its agreement to indemnify the Company for Weirton environmental liabilities as to which the Company is obligated to Weirton Steel Corporation. On May 4, 1993, the Company released FOX from an additional $67.8 million of previously unreleased Weirton Benefit Liabilities in connection with an early redemption of 10,000 shares of Series B Redeemable Preferred Stock.

During the first quarter of 1994, FOX sold all of its 3,400,000 shares of Class B Common Stock. In connection with the initial public stock offering, the Company entered into an agreement (the "Definitive Agreement") with FOX and NKK which amends certain terms and conditions of the Recapitalization Agreement. Pursuant to the Definitive Agreement, FOX paid the Company $10.0 million as an unrestricted prepayment for environmental obligations which may arise after such prepayment and for which FOX has previously agreed to indemnify the Company. Such prepayment accrues interest at a variable interest rate which is based upon the prime rate. The interest rate on such prepayment was 10.75% at December 31, 1996. The Company is required to repay to FOX portions of the $10.0 million to the extent the Company's expenditures for such environmental liabilities do not reach specified levels by certain dates over a twenty year period. FOX retains responsibility to indemnify the Company for remaining environmental liabilities arising after such prepayment and in excess of $10.0 million (as reduced by any above described repayments to FOX). At December 31, 1996 and 1995, the balance of the prepayment recorded in accrued liabilities totaled $8.6 million and $7.2 million, respectively. The failure of FOX to satisfy its indemnity obligations in excess of the $10.0 million prepayment could have a material adverse effect on the Company's liquidity or results of operations. The Company's ability to fully realize the benefits of FOX's indemnification beyond the $10 million prepayment is necessarily dependent upon FOX's financial condition at the time of any claim with respect to such obligations.

On August 20, 1996, FOX filed a Form 10-Q for its quarter ended June 30, 1996 in which it reported a writedown of $238.7 million in its investment in FoxMeyer Drug Company, its principal operating subsidiary. Primarily as a result of this writedown, the consolidated stockholders' equity of FOX was reported as a deficit of $88.4 million. At December 31, 1996, this deficit was $83.0 million. On August 27, 1996, most of FOX's operating subsidiaries (including FoxMeyer Drug Company) filed for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court in Delaware. Although FOX, the parent company, was not included in the Chapter 11 filing, the Chapter 11 filing has caused the Company to have increased concerns about FOX's ability to honor its remaining indemnification obligations to the Company. FOX is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

At December 31, 1996, the net present value of the released Weirton Benefit Liabilities, based upon a contractual discount factor of 12.0% per annum, is $140.7 million. FOX continues to indemnify the Company for the remaining unreleased Weirton Benefit Liabilities and other liabilities. The Company is indemnified by FOX for such remaining liabilities and, therefore, they are not recorded in the consolidated balance sheet. Such Weirton Liabilities are comprised of (i) the unreleased Weirton Benefit Liabilities, the amount of which, based on the Company's actuarial analysis, approximates the aggregate remaining dividend and redemption payments of $88.6 million with respect to the Series B Redeemable Preferred Stock and (ii) other contingent liabilities, such as environmental liabilities, that are not currently estimable.

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  ------------------------------------

Note 1--Nonrecurring and
Extraordinary Items

1995--During 1995, the Company's Statement of Consolidated Income reflected two nonrecurring items. An unusual charge of $5.3 million was recorded during the first quarter pursuant to the finalization of a restructuring plan that the Company began in 1994 related to the salaried nonrepresented workforce. In addition, a $5.4 million extraordinary item was recorded during the third quarter in connection with the prepayment of $133.3 million aggregate principal amount of related party debt associated with the No. 5 coke oven battery serving the Great Lakes Division.

1994--During 1994, the Company recorded a net unusual credit of $24.9 million. An unusual charge of $34.2 million was recorded in connection with the restructuring of the salaried nonrepresented workforce. This charge was entirely offset by a $59.1 million credit recorded as a result of the reopening of National Steel Pellet Company ("NSPC"). NSPC had previously been idled in 1993 following a strike by the USWA.

Additionally, during 1994 the United States Supreme Court denied the Bessemer and Lake Erie Railroad (the "B&LE") petition to hear the appeal in the Iron Ore Antitrust Litigation, thus sustaining a judgment in favor of the Company against the B&LE. Accordingly, the Company received $111.0 million in satisfaction of this judgment, which was recorded as other income.


Note J--Related Party Transactions

Summarized below are transactions between the Company and NKK, and the Company's affiliated companies accounted for using the equity method.

The Company had U.S. dollar denominated borrowings outstanding with an NKK affiliate totaling $161.9 million and $177.1 million as of December 31, 1996 and 1995, respectively. (See Note C--Long Term Obligations and Note I--Nonrecurring and Extraordinary Items.) Accounts receivable with related parties totaled $3.2 million at December 31, 1995. Accounts payable with related parties totaled $2.5 million at December 31, 1995. There were no related party accounts receivable or payable balances at December 31, 1996.

Effective May 1, 1995, the Company entered into an Agreement for the Transfer of Employees (superseding a prior arrangement) with NKK Corporation. The agreement was unanimously approved by all directors of the Company who were not then, and never have been, employees of NKK. Pursuant to the terms of the agreement, technical and business advice is provided through NKK employees who are transferred to the employ of the Company. The Company has agreed to reimburse NKK for the costs and expenses incurred by NKK in connection with the transfer of the employees. The total amount of reimbursable expenses which the Company is obligated to pay was capped at $11.7 million for the initial term of the agreement, which ran from May 1, 1995 through December 31, 1996. The agreement can be extended from year to year thereafter if approved by NKK and by a majority of those directors of the Company who are not then, and have never been, employees of NKK. The agreement has been extended for 1997, with the total amount of reimbursable expenses capped at $7.0 million. The Company expensed $4.2 million and $5.1 million under this contract in 1996 and 1995, respectively.

In both 1996 and 1995, cash dividends of approximately $4.0 million were paid on the Series A Preferred Stock. Accrued dividends of $0.6 million were recorded as of December 31, 1996 and 1995 related to the Series A Preferred Stock.

The Company is contractually required to purchase its proportionate share of raw material production from certain affiliated companies. Such purchases of raw materials and services aggregated $111.4 million in 1996, $86.5 million in 1995 and $87.0 million 1994. Additional expenses were incurred in connection with the operation of a joint venture agreement. (See Note L--Other Commitments and Contingencies and Note M--Investment in Iron Ore Company of Canada.) Accounts payable at December 31, 1996 and 1995 included amounts with affiliated companies accounted for by the equity method of $18.6 million and $19.0 million, respectively.

Note K--Environmental Liabilities

The Company's operations are subject to numerous laws and regulations relating to the protection of human health and the environment. Because these environmental laws and regulations are quite stringent and are generally becoming more stringent, the Company has expended, and can be expected to expend in the future, substantial amounts for compliance with these laws and regulations. Due to the possibility of future changes in circumstances or regulatory requirements, the amount and timing of future environmental expenditures could vary substantially from those currently anticipated.

It is the Company's policy to expense or capitalize, as appropriate, environmental expenditures that relate to current operating sites. Environmental expenditures that relate to past operations and which do not contribute to future or current revenue generation are expensed. With respect to costs for environmental assessments or remediation activities, or penalties of fines that may be imposed for noncompliance with such laws and regulations, such costs are accrued when it is probable that liability for such costs will be incurred and the amount of such costs can be reasonably estimated. The Company has accrued an aggregate liability of approximately $4.4 million and $2.4 million for these items at December 31, 1996 and 1995, respectively.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state superfund statutes generally impose joint and several liability on present and former owners and operators, transporters and generators for remediation of contaminated properties regardless of fault. The Company and certain of its subsidiaries are involved as a potentially responsible party ("PRP") at a number of off-site CERCLA or state superfund site proceedings. At some of these sites, any remediation costs incurred by the Company would constitute liabilities for which FOX is required to indemnify the Company ("FOX Environmental Liabilities"--See Note H--Weirton Liabilities). In addition, at some of these sites, the Company does not have sufficient information regarding the nature and extent of the contamination, the wastes contributed by other PRPs, or the required remediation activity to estimate its potential liability. With respect to those sites for which the Company has sufficient informatio to estimate its potential liability, the Company has accrued an aggregate liability for CERCLA claims of approximately $5.1 million and $4.6 million as of December 31, 1996 and 1995, respectively.

The Company has also recorded reclamation and other costs to restore its coal and iron ore mines at its shutdown locations to their original and natural state, as required by various federal and state mining statutes. The Company has recorded an aggregate liability of approximately $12.1 million and $11.6 million at December 31, 1996 and 1995, respectively, relating to these properties.

Since the Company has been conducting steel manufacturing and related operations at numerous locations for over sixty years, the Company potentially may be required to remediate or reclaim any contamination that may be present at these sites. The Company does not have sufficient information to estimate its potential liability in connection with any potential future remediation at such sites. Accordingly, the Company has not accrued for such potential liabilities.

As these matters progress or the Company becomes aware of additional matters, the Company may be required to accrue charges in excess of those previously accrued. However, although the outcome of any of the matters described, to the extent they exceed any applicable reserves, could have a material adverse effect on the Company's results of operations and liquidity for the applicable period, the Company has no reason to believe that such outcomes, whether considered individually or in the aggregate, will have a material adverse effect on the Company's financial condition.

Note L--Other Commitments and Contingencies

The Company has an agreement providing for the availability of raw material loading and docking facilities through 2002. Pursuant to this agreement, the Company must make advance freight payments if shipments fall below the contract requirements. At December 31, 1996, the maximum amount of such payments, before giving effect to certain credits provided in the agreement, totaled approximately $12 million, or $2 million per year. During the three years ended December 31, 1996, no advance freight payments were made as the Company met all of the contract requirements. The Company anticipates meeting the specified contract requirements in 1997.

In September 1990, the Company entered into a joint venture agreement to build a $240 million continuous galvanizing line to serve North American automakers. This joint venture, which was completed in 1993, coats steel products for the Company and an unrelated third party. The Company is a 10% equity owner of the facility, an unrelated third party is a 50% owner, and a subsidiary of NKK owns the remaining 40%. The Company is committed to utilize and pay a tolling fee in connection with 50% of the available line-time of the facility. The agreement extends for 20 years after the start of production, which commenced in January 1993.

The Company has a 50% interest in a joint venture with an unrelated third party. The joint venture, Double G Coatings Company, L.P. ("Double G"), constructed a $90 million steel coating facility near Jackson, Mississippi to produce galvanized and Galvalume(R) steel sheet for the construction market, which commenced production in May 1994. the Company is committed to utilize and pay a tolling fee in

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  ------------------------------------
connection with 50% of the available line-time at the facility through May 10, 2004. Double G provided a first mortgage on its property, plant and equipment and the Company has separately guaranteed $24.1 million of Double G's debt as of December 31, 1996.

The Company has agreements to purchase 1.8 million gross tons of iron ore pellets in 1997 from the Iron Ore Company of Canada ("IOC") for approximately $65.5 million. Beginning in 1998, the Company's firm obligation to purchase iron ore pellets from IOC is .9 million gross tons per year through the year 2004. Other potential commitments with IOC consist of the purchase of an additional .5 million gross tons per year, based upon National Steel's production requirements, and are effective through 1999. (See Note M-Investments in Iron Ore Company of Canada.) The Company has also agreed to purchase its proportionate share of the limestone production from another affiliated company, which will approximate $2 million per year. These agreements contain pricing provisions that are expected to approximate market price at the time of purchase.

The Company has entered into certain commitments with suppliers which are of a customary nature within the steel industry. Commitments have been entered into relating to future expected requirements for such commodities as coal, coke, natural and industrial gas, electricity and certain transportation and other services. Commitments have also been made relating to the supply of pulverized coal and coke briquettes. Certain commitments contain provisions which require that the Company "take or pay" for specified quantities without regard to actual usage for periods of up to 15 years. In 1997 and 1998 the Company has commitments with "take or pay" or other similar commitment provisions for approximately $200.0 million and $190.0 million, respectively.

The Company believes that production requirements will be such that consumption of the products or services purchased under these commitments will occur in the normal production process. The Company also believes that pricing mechanisms in the contracts are such that the products or services will approximate the market price at the time of purchase.
  The Company is guarantor of specific obligations of ProCoil Corporation, an affiliated company, approximating $8.1 million at December 31, 1996.

NOTE M--INVESTMENT IN IRON ORE COMPANY OF CANADA
Summarized financial information for IOC, an affiliated company accounted for by the equity method, is presented below:

--------------------------------------------------------------------------------
                                              YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------
                                        1996            1995            1994
                                                Dollars in thousands
--------------------------------------------------------------------------------
Current assets                         $160,440        $151,868        $151,480
Property, plant and
  equipment and
  other assets                          337,812         331,881         354,857
Current liabilities                     153,071         115,178         108,689
Long term obligations
  and other liabilities                  99,652         116,168         141,268
Sales and operating
  revenues                              461,917         434,357         444,519
Gross profit                            112,479         111,367          87,729
Net income                               41,923          44,869          30,668
Company's equity in:
  Net assets                             53,353          54,847          55,711
  Net income                              9,110           9,750           6,664

  Ownership percentage                    27.73%          21.73%          19.96%
--------------------------------------------------------------------------------

On January 31, 1997, the Company entered into a definitive agreement with North Limited ("North") and Bethlehem Steel Corporation ("BSC"), pursuant to which the Company and BSC will sell to North their respective minority interests in IOC. The Company, which owns 21.73% of the shares of IOC, will receive approximately $85 million in proceeds in exchange for its shares and realize an after-tax gain of approximately $25 million. This transaction is subject to approval by the other shareholders of IOC and customary governmental approvals and is expected to occur late in the first quarter of 1997. The Company will continue to purchase iron ore from IOC pursuant to long-term contracts. (See Note L--Other Commitments and Contingencies).
                                                                              37
                                                                     Plan
                                                                     Pace
                                                                     Performance
                                                                     Pride
                                                                     -----------

Note N--Long Term Incentive Plan

The Long Term Incentive Plan established in 1993 authorized the granting of options for up to 3,400,000 shares of Class B Common Stock to certain executive officers and other key employees of the Company. The Non-Employee Directors Stock Option Plan, also established in 1993, has authorized the grant of options for up to 100,000 shares of Class B Common Stock to certain non-employee directors. The exercise price of the options equals the fair market value of the Common Stock on the date of the grant. All options granted have ten year terms and generally vest and become fully exercisable at the end of three years of continued employment. However, in the event that termination is by reason of retirement, permanent disability or death, the option must be exercised in whole or in part within 24 months of such occurrences.

The Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation" during 1996. SFAS 123 required the Company to either adopt a fair value based method of expense recognition for all stock compensation based awards, or provide pro forma net income and earnings per share information as if the recognition and measurement provisions of SFAS 123 had been adopted. The Company decided to account for its stock based compensation awards following the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"). APB 25 requires compensation expense to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of grant. The Company's stock based awards consist of stock options with an exercise price equal to market price on the date of grant. As such, the Company has not recorded compensation expense in connection with these awards. In addition, the effect of applying the SFAS 123 fair value method to the Company's stock-based awards results in net income and EPS that are not materially different from amounts reported.

A reconciliation of the Company's stock option activity and related information follows:

--------------------------------------------------------
                                          Exercise Price
                              Number of     (Weighted
                               Options       Average)
--------------------------------------------------------
Balance outstanding at
  January 1, 1994              584,168        $13.99
Granted                        304,500         14.00
Exercised                      (15,056)        14.00
Forfeited                     (155,139)
--------------------------------------------------------
Balance outstanding at
  December 31, 1994            718,473         14.00
--------------------------------------------------------
Granted                        427,500         15.02
Exercised                      (12,084)        14.00
Forfeited                     (165,973)
--------------------------------------------------------
Balance outstanding at
  December 31, 1995            967,916         14.38
--------------------------------------------------------
Granted                        314,000         12.96
Exercised                   ----------
Forfeited                     (122,181)
--------------------------------------------------------
Balance outstanding at
  December 31, 1996          1,159,735        $14.03
========================================================

Exercisable stock options as of December 31, 1996, 1995 and 1994 were 457,401; 324,249; and 213,973, respectively.

Outstanding stock options did not enter into the determination of EPS in 1996, 1995, or 1994 as their dilutive effect was less than 3%.

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  ------------------------------------

Note O--Quarterly Results of Operations (Unaudited)

Following are the unaudited quarterly results of operations for the years 1996 and 1995. Reference should be made to Note I--Nonrecurring and Extraordinary Items concerning adjustments affecting the first and third quarters of 1995.

------------------------------------------------------------------------------------------------
                                                               1996

------------------------------------------------------------------------------------------------

Three Months Ended,                     March 31     June 30     September 30     December 31
                                      ----------------------------------------------------------
                                             Dollars in thousands, except per share amounts
------------------------------------------------------------------------------------------------
Net Sales                              $682,143       $769,481        $735,858        $766,551
Gross Profit                             16,935         45,405          62,351          65,460
Net Income (loss)                       (15,575)        10,391          24,289          25,452
------------------------------------------------------------------------------------------------
Per share earnings applicable to
  Common Stock
  Net Income (loss)                    $   (.42)      $    .18        $    .50        $    .52
================================================================================================


-----------------------------------------------------------------------------------------------
                                                               1995

-----------------------------------------------------------------------------------------------

Three Months Ended,                     March 31     June 30     September 30     December 31
                                      ----------------------------------------------------------
                                             Dollars in thousands, except per share amounts
------------------------------------------------------------------------------------------------
Net Sales                              $752,676       $736,611        $724,798        $740,133
Gross Profit                             97,127         80,459          53,632          50,027
Unusual charges                           5,336       --------        --------        --------
Income before extraordinary item         44,694         30,317          15,608          14,804
Extraordinary item                     --------       --------           5,373        --------
Net Income                               44,694         30,317          20,981          14,804
------------------------------------------------------------------------------------------------
Per share earnings applicable to
  Common Stock
  Income before extraordinary item     $   1.02       $    .64        $    .30        $    .28
  Extraordinary item                   --------       --------             .12        --------

------------------------------------------------------------------------------------------------
  Net Income                           $   1.02       $    .64        $    .42        $    .28
================================================================================================

39

Plan
Pace
Performance
Pride
-----------

Report of Ernst & Young LLP Independent Auditors to the Board of Directors National Steel Corporation

We have audited the accompanying consolidated balance sheets of National Steel Corporation and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related statements of consolidated income, cash flows, and changes in stockholders' equity and redeemable preferred stock--Series B for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



Fort Wayne, Indiana

January 23, 1997, except for Note M,

as to which the date is January 31, 1997.


Management's Responsibility for Financial Statements

Management is responsible for the reliability of the consolidated financial statements and related notes, which have been prepared in conformity with generally accepted accounting principles and include amounts based upon our estimates and judgments, as required. The financial statements have been audited in accordance with generally accepted auditing standards and reported upon by our independent auditors, Ernst & Young LLP, who were given free access to all financial records and related data, including minutes of the meetings of the Board of Directors. We believe the representations made to the independent auditors were valid and appropriate.

National Steel Corporation maintains a system of internal accounting controls designed to provide reasonable assurance for the safeguarding of assets and reliability of financial records. The system is subject to review through its internal audit function, which monitors and reports on the adequacy of and compliance with the internal control system and takes appropriate action to address control deficiencies and other opportunities for improving the system as they are identified. Although no cost effective internal control system will preclude all errors and irregularities, management believes that through the careful selection of employees, the division of responsibilities and the application of formal policies and procedures, National Steel Corporation has an effective and responsive system of internal accounting controls.

The Audit Committee of the Board of Directors, which is composed solely of non-employee directors, provides oversight to the financial reporting process through periodic meetings. The Audit Committee is responsible for recommending to the Board of Directors, subject to approval by the Board and ratification by stockholders, the independent auditors to perform audit and related work for the Company, for reviewing with the independent auditors the scope of their audit of the Company's financial statements, for reviewing with the Company's internal auditors the scope of the plan of audit, for meeting with the independent auditors and the Company's internal auditors to review the results of their audits and the Company's internal accounting controls, and for reviewing other professional services being performed for the Company by the independent auditors. Both the independent auditors and the Company's internal auditors have free access to the Audit Committee.

Management believes the system of internal accounting controls provides reasonable assurance that business activities are conducted in a manner consistent with the Company's high standards of business conduct, and the Company's financial accounting system contains the integrity and objectivity necessary to maintain accountability for assets and to prepare National Steel Corporation's financial statements in accordance with generally accepted accounting principles.


OSAMU SAWARAGI                                     WILLIAM E. MCDONOUGH
Chairman of the Board and                          Acting Chief Financial
  Chief Executive Officer                            Officer and Treasurer

[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT --------------------------------------

CORPORATE INFORMATION

HEADQUARTERS
  4100 Edison Lakes Parkway
  Mishawaka, Indiana 46545-3440
  Telephone:  (219) 273-7000
  Telefax:    (219) 273-7869


ANNUAL MEETING
  The Annual Stockholders' Meeting of National Steel Corporation will be held April 21, 1997. Formal notice of the meeting and proxy materials will be mailed to stockholders.


LISTING OF COMMON STOCK
  Class B Common Stock (NS)
  New York Stock Exchange


INDEPENDENT AUDITORS
  Ernst & Young LLP


TRANSFER AGENT AND REGISTRAR
  Chemical Mellon Shareholders Services
  Pittsburgh, Pennsylvania


ADDITIONAL REPORTS
  More detailed information on the Company's business is available in its Form 10-K filed annually with the Securities and Exchange Commission. Stockholders desiring a copy of this report for the most recent fiscal year may obtain it, without charge, by written request to the Director, Investor Relations, at the Company's headquarters.


COMMON STOCK INFORMATION
  The following table sets forth for the periods indicated the high and low sales prices of the Class B Common Stock on a quarterly basis as reported on the New York Stock Exchange Composite Tape.

--------------------------------------------------------------------------------
    PERIOD                                         HIGH          LOW
--------------------------------------------------------------------------------
                                                         1996
First Quarter                                   $ 15-1/4      $ 12-1/4
Second Quarter                                    14-1/2        10-1/4
Third Quarter                                     11-7/8         8-1/2
Fourth Quarter                                    11-1/2         8
--------------------------------------------------------------------------------
                                                         1995
First Quarter                                   $ 18-7/8      $ 14-5/8
Second Quarter                                    16-1/8        12-5/8
Third Quarter                                     17-5/8        14-1/2
Fourth Quarter                                    15-1/2        11-3/4
--------------------------------------------------------------------------------

As of December 31, 1996, there were approximately 184 registered holders of Class B Common Stock. (See Note B--Capital Structure and Primary Offering of Class B Common Stock.) The Company has not paid dividends on its Common Stock since 1984, with the exception of an aggregate dividend payment of $6.7 million in 1989. The decision whether to pay dividends on the Common Stock will be determined by the Board of Directors in light of the Company's earnings, cash flows, financial condition, business prospects and other relevant factors. Holders of Class A Common Stock and Class B Common Stock will be entitled to share ratably, as a single class, in any dividends paid on the Common Stock.

In addition, dividends with respect to the Common Stock are subject to the prior payment of cumulative dividends on any outstanding series of Preferred Stock, including the Series A Preferred Stock and Series B Redeemable Preferred Stock, and must be matched by a payment into the VEBA Trust, the amount of which is calculated under the terms of the 1993 Settlement Agreement between the Company and the USWA, until the asset value of the VEBA Trust exceeds $100.0 million. During 1997, the Company has the capability of declaring a Common Stock dividend slightly in excess of $26 million without having to contribute any matching amounts into the VEBA Trust. Various debt and certain lease agreements include restrictions on the amount of stockholders' equity available for the payment of dividends. Under the most restrictive of these covenants, stockholders' equity in the amount of $124.7 million was free of such limitations at December 31, 1996.

--------------------------------------------------------------------------------