Form 10-K/A, Exhibit 13
period 1996-12-31
NATIONAL STEEL CORP
filed 1997-04-11
CIK 70578

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

Pension expense and related actuarial assumptions utilized are summarized below:

--------------------------------------------------------------------------------
                                       1996            1995            1994
                                             Dollars in thousands
--------------------------------------------------------------------------------
Assumptions:
  Discount rate                        7.25%           8.75%           7.50%
  Return on assets                     9.25%           8.50%           8.50%
Average rate of compensation
  increase                             4.70%           4.70%           4.55%
Pension expense:
  Service cost                     $ 25,989        $ 19,143        $ 24,713
  Interest cost                     111,364         110,683         104,320
  Actual return on plan assets      (82,362)       (234,792)         51,240
  Net amortization and deferral       6,930         169,756        (114,855)
--------------------------------------------------------------------------------
  Net pension expense                61,921          64,790          65,418
  Special termination credits            --              --         (17,372)
--------------------------------------------------------------------------------
  TOTAL PENSION EXPENSE            $ 61,921        $ 64,790        $ 48,046
================================================================================

30
[LOGO NATIONAL STEEL]  1996 ANNUAL REPORT  -------------------------------------

The funded status of the Company's plans at September 30, 1996 and December 31, 1995 along with the actuarial assumptions utilized are as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                           1996            1995
                                                                                           Dollars in thousands
------------------------------------------------------------------------------------------------------------------
Assumptions:
  Discount rate                                                                               8.00%           7.25%
  Average rate of compensation increase                                                       4.70%           4.70%
------------------------------------------------------------------------------------------------------------------
Funded Status:
  Accumulated benefit obligation ("ABO") including vested benefits of
    $1,249,551 and $1,328,302 for 1996 and 1995, respectively                           $1,364,742      $1,441,579
  Effect of future pensionable earnings increases                                           99,502         116,474
------------------------------------------------------------------------------------------------------------------
  Projected benefit obligation ("PBO")                                                   1,464,244       1,558,053
  Plans' assets at fair market value                                                     1,181,708       1,132,077
------------------------------------------------------------------------------------------------------------------
  PBO in excess of plan assets at fair market value                                        282,536         425,976
  Unrecognized transition obligations                                                      (47,334)        (56,770)
  Unrecognized net gain (loss)                                                             115,603         (16,613)
  Unrecognized prior service cost                                                          (95,556)       (106,694)
  Pension contributions October through December 1996                                       (7,321)             --
  Adjustment required to recognize  minimum pension liability                               14,409         110,587
------------------------------------------------------------------------------------------------------------------
  Accrued pension liability                                                                262,337         356,486
  Less pension liability due within one year                                                13,934          30,335
------------------------------------------------------------------------------------------------------------------
Long term pension liability at December 31                                              $  248,403      $  326,151
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