Form 10-K/A, Exhibit 13
period 1996-12-31
NATIONAL STEEL CORP
filed 1998-01-29
CIK 70578

                                                                      EXHIBIT 13
                                                                       (Amended)


National Steel Corporation
Financial Report
--------------------------------------------------------------------------------
Five Year Selected Financial and
 Operating Information............................  16

Management's Discussion and Analysis..............  17

Statements of Consolidated Income.................  23

Consolidated Balance Sheets.......................  24

Statements of Consolidated Cash Flows.............  25

Statements of Changes in Consolidated
 Stockholders' Equity and
 Redeemable Preferred Stock--Series B.............  26

Notes to Consolidated Financial Statements........  27

Report of Ernst & Young LLP Independent Auditors..  46

--------------------------------------------------------------------------------

FIVE YEAR SELECTED FINANCIAL AND OPERATING INFORMATION
Dollars in Millions, Except Per Share Data

----------------------------------------------------------------------------------------------------------------------
                                                                         Year Ended December 31,
                                                            1996        1995       1994       1993       1992
                                                         (Restated)  (Restated) (Restated) (Restated) (Restated)
----------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
  Net sales                                                $ 2,954     $ 2,954    $ 2,700    $ 2,419    $ 2,373
  Cost of products sold                                      2,618       2,529      2,337      2,255      2,106
  Depreciation, depletion and amortization                     144         145        142        137        115
----------------------------------------------------------------------------------------------------------------------
  Gross profit                                                 192         280        221         27        152
  Selling, general and administrative                          137         154        138        137        133
  Unusual charges (credits)                                     --           5        (25)       111         37
  Income (loss) from operations                                 65         129        113       (219)       (12)
  Financing costs (net)                                         36          39         56         62         62
  Income (loss) before income taxes, extraordinary
    items and cumulative effect of accounting changes           32          90        169       (281)       (74)
  Extraordinary items                                           --           5         --         --        (50)
  Cumulative effect of accounting changes                       11          --         --        (16)        76
  Net income (loss) applicable to common stock                  43          97        174       (273)       (65)
  Per share data applicable to common stock:
    Income (loss) before extraordinary items
      and cumulative effect of accounting changes              .74        2.13       4.79      (7.58)     (3.59)
  Net income (loss)                                            .99        2.26       4.79      (8.07)     (2.56)
  Cash dividends                                                --          --         --         --         --
----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
  Cash and cash equivalents                                    109         128        162          5         55
  Working capital                                              281         250        252         51        100
  Net property, plant and equipment                          1,456       1,469      1,394      1,399      1,395
  Total assets                                               2,556       2,669      2,500      2,305      2,189
  Current maturities of long term obligations                   38          36         36         28         33
  Long term obligations                                        470         502        671        674        662
  Redeemable Preferred Stock--Series B                          64          65         67         68        138
  Stockholders' equity                                         645         600        401        220        358
----------------------------------------------------------------------------------------------------------------------
OTHER DATA
  Shipments (net tons, in thousands)                         5,895       5,564      5,208      5,005      4,974
  Raw steel production (net tons, in thousands)              6,557       6,081      5,763      5,551      5,380
  Effective capacity utilization                              93.7%       96.5%      96.1%     100.0%     100.5%
  Number of employees (year end)                             9,579       9,474      9,711     10,069     10,299
  Capital investments                                      $   129     $   215    $   138    $   161    $   284
  Total debt and redeemable preferred stock as
    a percent of total capitalization                         47.0%       50.1%      65.9%      77.8%      69.9%
  Common shares outstanding at year end (in thousands)      43,288      43,288     36,376     36,361     25,500
----------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Audit Committee Inquiry and Restatement of Prior Periods

Pursuant to an Audit Committee inquiry, the Company has determined that certain prior period financial statements must be restated. The financial statements for each of the quarters of and the years ended 1996, 1995 and 1994 have been restated to correct accounting errors.

The effect of the restatement on items previously presented in the Management's Discussion and Analysis of Financial Condition and Results of Operations is as follows:

                                                   Year ended                    Year ended                    Year ended
                                               December 31, 1996             December 31, 1995             December 31, 1994
                                            --------------------------    --------------------------    --------------------------
                                            As Reported    As Restated    As Reported    As Restated    As Reported    As Restated
                                            -----------    -----------    -----------    -----------    -----------    -----------
Net sales                                    $2,954,033     $2,954,033     $2,954,218     $2,954,218     $2,700,273     $2,700,273
Cost of products sold                         2,619,469      2,618,151      2,527,521      2,529,323      2,353,970      2,337,154
Selling, general and administrative expense     138,568        136,731        153,690        153,690        138,223        138,223
Unusual charges (credits)                           --             --           5,336          5,336        (24,888)       (24,888)
Financing costs (net)                            36,249         36,249         39,214         39,214         55,699         55,699
Other income                                      3,732          3,732            --             --         110,972        110,972
Income tax provision (credit)                   (15,728)       (10,840)       (13,651)       (12,201)       (16,676)       (16,546)
Extraordinary item                                  --             --           5,373          5,373            --             --
Cumulative effect of accounting change              --          11,100            --             --             --             --
Net income                                       44,557         53,924        110,796        107,544        168,512        185,198
% Net income increase (decrease)                                  21.0%                         (2.9)%                         9.9%

The following Management's Discussion and Analysis has been revised to reflect the restated financial statements as discussed in Note B to the Consolidated Financial Statements.

RESULTS OF OPERATIONS--COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

Net Sales

Net sales for 1996 and 1995 for National Steel Corporation (the "Company") each totaled $ 3.0 billion. Despite an increase in volume in 1996, net sales remained essentially unchanged primarily as a result of a decline in average selling prices sustained earlier in the year, as well as lower outside pellet sales. Steel shipments for 1996 were a record 5,895,000 tons, representing a 5.9% increase compared to the 5,564,000 tons shipped in 1995. Productivity improvements as well as additional capacity provided by the new Triple G coating line at the Granite City Division contributed to this increase.

Cost of Products Sold

The Company's cost of products sold totaled $2.6 billion in 1996, an increase of $88.8 million, or 3.5%, compared to 1995. Some of the major factors contributing to this increase include the 331,000 net ton increase in steel shipments, unplanned blast furnace and kiln outages at the Granite City Division and National Steel Pellet Company, respectively, as well as a shift in product mix to more costly but higher value-added products. Higher natural gas prices due to extreme cold weather earlier in the year also increased costs. These increases were partially offset by a reduction in costs associated with the decline in outside pellet sales, along with the Company's cost reduction programs.

Raw steel production increased to 6,557,000 tons in 1996, a 7.8% increase from the 6,081,000 tons produced in 1995.

Selling, General and Administrative Expense

Selling, general and administrative expense of $136.8 million in 1996 represents a $16.9 million decrease compared to 1995. This decrease is a result of the favorable settlement of a lawsuit earlier in the year, along with a reduction in the level of spending for professional services.

Financing Costs

Net financing costs of $36.2 million in 1996 represents a $3.0 million decrease compared to net financing costs of $39.2 million for 1995. This decrease is a result of the prepayment of $133.3 million of debt in August 1995, offset by a reduction in interest income as a result of lower average cash balances.

Income Taxes

During 1996 and 1995, the Company recognized income tax credits and additional deferred tax assets of $21.6 million and $28.6 million, respectively, based upon future projections of income. In 1996 and 1995, these credits were offset by $10.4 million and $9.5 million of federal income tax expense and $.3 million and $6.9 million of state income tax expense, respectively.

The Company's effective tax rate was lower than the combined federal and state statutory rates primarily because of the continued utilization of available federal and state net operating loss carryforwards. As such, the Company's effective alternative minimum tax rate was approximately 24% and 11% for 1996 and 1995, respectively.

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

Change in Pension Measurement Date and Discount Rate and Increase in Minimum Contributions

The Company retroactively reflected in its 1996 income statement the cumulative effect of an accounting change which resulted from a change in the valuation date used to measure liabilities related to pension and OPEB liabilities. The cumulative impact of this change was $11.1 million. The valuation date to measure the liabilities was changed from December 31 to September 30 and was made in order to provide more timely information with respect to pension and OPEB provisions. This adjustment was done in conjunction with certain restatements of prior periods. (See Note B to the Consolidated Financial Statements - Audit Committee Inquiry and Restatement of Prior Periods.)

As a result of recent federal legislation, the Company expects minimum pension plan contributions to increase from $38.3 million in 1996 to approximately $93.0 million in 1997.

As a result of the increase in long term interest rates in the United States, at September 30, 1996, the Company increased the discount rate used to calculate the actuarial present value of its accumulated benefit obligation for pensions and OPEB by 75 basis points to 8.0%, from the rate used at December 31, 1995. The effect of these changes did not impact 1996 expense. However, the increase in the discount rate used to calculate the pension obligation decreased the minimum pension liability recorded on the Company's balance sheet from $110.6 million to $17.5 million at September 30, 1996, and at the same time resulted in a $1.3 million increase to stockholders' equity.

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

Cost of Products Sold

Cost of products sold as a percentage of sales declined from 86.6% in 1994 to 85.6% in 1995. This improvement was the result of an increased level of shipments, higher average selling prices and various cost reduction programs, and was achieved despite a major blast furnace reline.

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

At December 31, 1996, total debt and redeemable preferred stock as a percentage of total capitalization decreased to 47.0% as compared to 50.1% at December 31, 1995. Cash and cash equivalents totaled $109.0 million and $127.6 million as of December 31, 1996 and 1995, respectively. At December 31, 1996, obligations guaranteed by the Company approximated $32.2 million, compared to $35.6 million at December 31, 1995.

Cash Flows From Operating Activities

For 1996, cash provided from operating activities totaled $158.9 million, a decrease of $106.2 million compared to 1995. This decrease is primarily attributable to the $53.6 million decrease in net income as well as a higher usage to fund working capital needs.

For 1995, cash provided from operating activities decreased by $51.7 million compared to 1994. However, excluding the after tax effect of the 1994 Bessemer and Lake Erie Railroad litigation gain of $107.9 million, cash provided by operating activities increased by $56.2 million. The increase was primarily attributable to increased sales and improvements in operating results.

Cash Flows From Investing Activities

Capital investments for the years ended December 31, 1996 and 1995 amounted to $128.6 million and $215.4 million, respectively. The 1996 spending is primarily related to the 72 inch continuous galvanizing line upgrade and construction of the new coating line, both at the Midwest Division, along with the completion of the coating line at the Granite City Division. Capital expenditures during 1995 were primarily for projects related to the Company's Granite City Division. These projects included the construction of the Triple G coating line, the "B" blast furnace reline and the hot strip mill modernization program.

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

National Steel Corporation and Subsidiaries
Statements of Consolidated Income



---------------------------------------------------------------------------------------------------------------
Dollars in Thousands, Except Per Share Amounts                                   Years Ended December 31,
                                                                            1996          1995          1994
                                                                         (Restated)    (Restated)    (Restated)
---------------------------------------------------------------------------------------------------------------
Net Sales                                                                $2,954,033    $2,954,218    $2,700,273
      Cost of products sold                                               2,618,151     2,529,323     2,337,154
      Selling, general and
       administrative                                                       136,731       153,690       138,223
      Depreciation, depletion and
       amortization                                                         144,413       145,452       141,869
      Equity income of affiliates                                            (9,763)       (8,767)       (5,464)
      Unusual charges (credits)                                                   -         5,336       (24,888)
---------------------------------------------------------------------------------------------------------------
Income from Operations                                                       64,501       129,184       113,379
---------------------------------------------------------------------------------------------------------------
   Other (income) expense
     Interest and other financial income                                     (7,103)      (11,736)       (5,542)
     Interest and other financial costs                                      43,352        50,950        61,241
     Other                                                                   (3,732)            -      (110,972)
---------------------------------------------------------------------------------------------------------------
Income before Income Taxes, Extraordinary Item and Cumulative Effect of
 Accounting Change                                                           31,984        89,970       168,652
---------------------------------------------------------------------------------------------------------------
   Income tax credit                                                        (10,840)      (12,201)      (16,546)
---------------------------------------------------------------------------------------------------------------
Income before Extraordinary Item and Cumulative Effect of Accounting
 Change                                                                      42,824       102,171       185,198
   Extraordinary item                                                             -         5,373            -
   Cumulative effect of accounting change                                    11,100             -            -
---------------------------------------------------------------------------------------------------------------
Net Income                                                                   53,924       107,544       185,198
   Less preferred stock dividends                                            10,959        10,958        11,038
---------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                    $   42,965    $   96,586    $  174,160
===============================================================================================================
Per Share Data Applicable to Common Stock
---------------------------------------------------------------------------------------------------------------
Income before Extraordinary Item and Cumulative Effect of Accounting
 Change                                                                  $      .74    $     2.13    $     4.79
   Extraordinary Item                                                             -           .13             -
   Cumulative Effect of Accounting Change                                       .25            -              -
---------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                                    $      .99    $     2.26    $     4.79
===============================================================================================================
    Weighted average shares outstanding
     (in thousands)                                                          43,288        42,707        36,367
===============================================================================================================

                See notes to consolidated financial statements.
22


National Steel Corporation and Subsidiaries
Consolidated Balance Sheets
---------------------------------------------------------------------------------------------------------------
Dollars in Thousands, Except Per Share Amounts                                               December 31,
                                                                                          1996         1995
                                                                                       (Restated)   (Restated)
---------------------------------------------------------------------------------------------------------------
ASSETS         Current assets
                 Cash and cash equivalents                                            $   109,041   $   127,616
                 Receivables, less allowances (1996--$19,320; 1995--$19,986)              281,889       316,662
                 Inventories                                                              440,567       413,375
---------------------------------------------------------------------------------------------------------------
               Total current assets                                                       831,497       857,653
---------------------------------------------------------------------------------------------------------------
                 Investments in affiliated companies                                       65,399        59,885
                 Property, plant and equipment
                  Land and land improvements                                              241,582       232,072
                  Buildings                                                               271,713       258,207
                  Machinery and equipment                                               3,151,302     3,049,935
---------------------------------------------------------------------------------------------------------------
               Total property, plant and equipment                                      3,664,597     3,540,214
                 Less accumulated depreciation, depletion and amortization              2,209,079     2,071,511
---------------------------------------------------------------------------------------------------------------
                   Net property, plant and equipment                                    1,455,518     1,468,703
                 Deferred tax assets                                                      151,500       129,900
                 Intangible pension asset                                                  17,040       108,822
                 Other assets                                                              35,338        44,277
---------------------------------------------------------------------------------------------------------------
               Total  Assets                                                          $ 2,556,292   $ 2,669,240
===============================================================================================================
LIABILITIES,   Current liabilities
REDEEMABLE       Accounts payable                                                     $   234,892   $   255,574
PREFERRED        Salaries and wages                                                        67,964        89,987
STOCK AND        Withheld and accrued taxes                                                69,137        66,005
STOCKHOLDERS'    Pension and other employee benefits                                       79,132        96,218
EQUITY           Other accrued liabilities                                                 55,487        60,759
                 Income taxes                                                               6,427         3,027
                 Current portion of long term obligations                                  37,731        35,750
---------------------------------------------------------------------------------------------------------------
               Total current liabilities                                                  550,770       607,320
---------------------------------------------------------------------------------------------------------------
                 Long term obligations                                                    323,550       339,613
                 Long term obligations to related parties                                 146,744       161,912
                 Long term pension liabilities                                            243,237       326,151
                 Postretirement benefits other than pensions                              251,769       225,306
                 Other long term liabilities                                              332,130       343,573
                 Redeemable Preferred Stock--Series B                                      63,530        65,030
---------------------------------------------------------------------------------------------------------------
               Stockholders' equity
                 Common Stock par value $.01:
                   Class A--authorized 30,000,000 shares; issued and outstanding
                     22,100,000 shares in 1996 and 1995                                       221           221
                   Class B--authorized 65,000,000 shares; issued and outstanding
                     21,188,240 shares in 1996 and 1995                                       212           212
                 Preferred Stock--Series A                                                 36,650        36,650
                 Additional paid-in capital                                               465,359       465,359
                 Retained earnings                                                        142,120        97,893
---------------------------------------------------------------------------------------------------------------
               Total stockholders' equity                                                 644,562       600,335
---------------------------------------------------------------------------------------------------------------
               Total Liabilities, Redeemable Preferred Stock and
                 Stockholders' Equity                                                 $ 2,556,292   $ 2,669,240
===============================================================================================================

                See notes to consolidated financial statements.

National Steel Corporation and Subsidiaries
Statements of Consolidated Cash Flows

------------------------------------------------------------------------------------------------
Dollars in Thousands                                              YEARS ENDED DECEMBER 31,
                                                               1996        1995         1994
                                                            (Restated)  (Restated)   (Restated)
------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net Income                                                $  53,924    $ 107,544    $ 185,198
    Adjustments to reconcile net income to
     net cash provided by operating activities:
      Depreciation, depletion and amortization                144,413      145,452      141,869
      Carrying charges related to facility sales
       and plant closings                                      22,385       24,307       24,337
      Net gain on disposal of non-core assets                  (3,732)         --           --
      Equity income of affiliates                              (9,763)      (8,767)      (5,464)
      Dividends from affiliates                                 4,375        6,332        6,252
      Long term pension liability (net of change in
       intangible pension asset)                               18,430       24,763       36,707
      Postretirement benefits                                  29,459       43,579       23,598
      Extraordinary item                                          --        (5,373)         --
      Cumulative effect of accounting change                  (11,100)         --           --
      Deferred income taxes                                   (21,600)     (28,600)     (20,700)
  Changes in working capital items:
      Receivables                                              34,773      (23,793)     (68,160)
      Inventories                                             (27,192)     (44,291)       3,085
      Accounts payable                                        (20,682)     (17,012)      30,292
      Accrued liabilities                                     (38,209)      52,386      (32,025)
  Other                                                       (16,576)     (11,431)      (8,147)
-----------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                     158,905      265,096      316,842
-----------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Purchases of property, plant and equipment                 (128,621)    (215,442)    (137,519)
  Proceeds from sale of assets                                  4,118          110        1,694
  Net proceeds from sale of non-core assets                     3,732          --           --
-----------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                        (120,771)    (215,332)    (135,825)
-----------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Exercise of stock options                                       --           169          211
  Issuance of Class B Common Stock                                --       104,734          --
  Prepayment of related party debt                                --      (125,624)         --
  Debt repayments                                             (35,750)     (35,849)     (83,845)
  Borrowings                                                    6,500          --        87,950
  Payment of released Weirton
   Benefit Liabilities                                        (15,360)     (15,429)     (16,614)
  Payment of unreleased Weirton Liabilities
   and their release in lieu of cash
   dividends on Redeemable Preferred Stock--Series B           (8,066)      (7,099)      (7,055)
  Dividend payments on Preferred Stock--Series A               (4,033)      (4,032)      (4,032)
  Dividend payments on Redeemable Preferred Stock--Series B       --          (964)      (1,008)
-----------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                         (56,709)     (84,094)     (24,393)
-----------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents          (18,575)     (34,330)     156,624
Cash and cash equivalents at beginning of the year            127,616      161,946        5,322
-----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the year                $ 109,041    $ 127,616    $ 161,946
-----------------------------------------------------------------------------------------------
Supplemental Cash Payment Information
  Interest and other financing costs paid                   $  42,487    $  45,627    $  60,342
  Income taxes paid                                            16,525       22,229        5,338
-----------------------------------------------------------------------------------------------

                See notes to consolidated financial statements.
24

National Steel Corporation and Subsidiaries
Statements of Changes in Consolidated Stockholders' Equity and Redeemable Preferred Stock--Series B

----------------------------------------------------------------------------------------------------------------------------------
Dollars in Thousands           Common       Common     Preferred     Additional     Retained          Total           Redeemable
                               Stock--     Stock--      Stock--       Paid-In       Earnings      Stockholders'       Preferred
                               Class A     Class B      Series A      Capital       (Deficit)         Equity       Stock--Series B
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993
 as previously reported        $221         $143       $36,650        $360,314     $(207,366)        $189,962         $68,030
Adjustment to correct prior
 period accounting errors         -            -             -               -        30,344           30,344               -
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1,           221          143        36,650         360,314      (177,022)         220,306          68,030
 1994 (Restated)
Net Income (Restated)                                                                185,198          185,198
Amortization of excess of
 book value over
 redemption value of
 Redeemable Preferred
 Stock--Series B                                                                       1,500            1,500          (1,500)
Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                      (12,538)         (12,538)
Exercise of stock options                                                  211                            211
Minimum pension liability                                                              5,934            5,934
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,         221          143        36,650         360,525         3,072          400,611          66,530
 1994 (Restated)

Net Income (Restated)                                                                107,544          107,544
Amortization of excess of
 book value over
 redemption value of
 Redeemable Preferred
 Stock--Series B                                                                       1,500            1,500          (1,500)
Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                      (12,458)         (12,458)
Issuance of Common
 Stock--Class B                               69                       104,665                        104,734
Exercise of stock options                                                  169                            169
Minimum pension liability                                                             (1,765)          (1,765)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,         221          212        36,650         465,359        97,893          600,335          65,030
 1995 (Restated)

Net Income (Restated)                                                                 53,924           53,924
Amortization of excess of
 book value over
 redemption value of
 Redeemable Preferred
 Stock--Series B                                                                       1,500            1,500          (1,500)
Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                      (12,459)         (12,459)
Minimum pension liability (Restated)                                                   1,262            1,262
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,        $221         $212       $36,650        $465,359     $ 142,120         $644,562         $63,530
 1996 (Restated)
----------------------------------------------------------------------------------------------------------------------------------

                See notes to consolidated financial statements.

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

The Company's inventory as of December 31 is as follows:

---------------------------------------------------
Inventories                     1996       1995
                             (Restated)  (Restated)
                              Dollars in thousands
---------------------------------------------------
Finished and semi-finished     $390,675   $368,623
Raw materials and supplies      184,331    182,118
---------------------------------------------------
                                575,006    550,741
Less LIFO reserve               134,439    137,366
---------------------------------------------------
                               $440,567   $413,375
===================================================

The Company originally recorded a $3.5 million reserve for slow moving inventory at December 31, 1996 which was eliminated as part of the restatement. See Note B--Audit Committee Inquiry and Restatement of Prior Periods.

Investments in Affiliated Companies. Investments in affiliated companies (corporate joint ventures and 20% to 50% owned companies) are stated at cost plus equity in undistributed earnings since acquisition. Undistributed earnings of affiliated companies included in retained earnings at December 31, 1996 and 1995 amounted to $14.6 million and $8.9 million, respectively. (See Note N-- Investment in Iron Ore Company of Canada regarding its sale subsequent to year end.)
Property, Plant and Equipment. Property, plant and equipment are stated at cost and include certain expenditures for leased facilities. Interest costs applicable to facilities under construction are capitalized. Capitalized interest amounted to $4.0 million in 1996, $6.3 million in 1995 and $3.7 million in 1994. Amortization of capitalized interest amounted to $5.5 million in 1996 and $5.6 million in 1995 and 1994.

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

NOTE B - AUDIT COMMITTEE INQUIRY AND RESTATEMENT OF PRIOR PERIODS

The Audit Committee of the Company's Board of Directors in the third quarter of 1997 was informed of allegations about managed earnings, including excess reserves and the accretion of such reserves to income over multiple periods, as well as allegations about deficiencies in the system of internal controls. The Audit Committee engaged legal counsel who, with the assistance of an accounting firm, has inquired into these matters. The Company, based upon the inquiry, has determined the need to restate its financial statements for certain prior periods. In the Form 10-Q filed on November 14, 1997, the Company included the effects of the restatement that increased previously reported retained earnings at December 31, 1996 by $49.7 million and January 1, 1992 by $31.0 million. That Form 10-Q also indicated that the Audit Committee inquiry was continuing. Subsequent to that filing, as a result of further review initiated due to that inquiry, and as part of its 1997 year end closing process, the Company has become aware of certain additional accounting errors which require restatement. These additional adjustments affect the reported results for 1996, and result in reporting a net earnings increase of $3.4 million in 1996.

On December 15, 1997, the Board of Directors approved the termination of the Company's Vice President-Finance in connection with the Audit Committee inquiry. During January 1998, legal counsel to the Audit Committee issued its report to the Audit Committee and the Audit Committee approved the report and concluded its inquiry. On January 21, 1998, the Board of Directors accepted the report and approved the recommendations, except for the recommendation to revise the Audit Committee Charter, which will be considered at the next Board of Directors meeting. The report found certain misapplications of generally accepted accounting principles and accounting errors, including excess reserves, which have been corrected by the restatements as discussed below. The report found that the accretion of excess reserves to income during the first, second and third quarters of 1997 as described in the amended Forms 10-Q for those quarters may have had the effect of management of earnings as the result of errors in judgment and misapplications of generally accepted accounting principles. However, these errors do not appear to have involved the intentional misstatement of the Company's accounts. The report also found weaknesses in the internal controls and recommended various improvements in the Company's system of internal controls, a comprehensive review of such controls, a restructuring of its finance and accounting department, and expansion of the role of the internal audit function, as well as corrective measures to be taken related to the specific causes of the accounting errors. The Company has begun to implement these recommendations.

The Securities and Exchange Commission (the "Commission") has authorized an investigation pursuant to a formal order of investigation relating to the matters described above. The Company has been cooperating with the Staff of the Commission and intends to continue to do so.

The following tables reflect the effects of the restatement on reported net income (loss) and retained earnings (accumulated deficit) (in millions of dollars):

1996 Restatement:
-----------------

                                          1st Quarter  2nd Quarter 3rd Quarter  4th Quarter   Year
                                          -----------  ----------- -----------  -----------   ----


Income (Loss) Before Income Taxes
and Accounting Change
---------------------------------
   As Originally Reported                  $ (21.0)       $  5.0       $ 21.2        $ 23.6    $ 28.8

   As Restated                             $ (19.8)       $ 12.4       $ 12.1        $ 27.3    $ 32.0

Income (Loss) Before
Accounting Change:
--------------------

   As Originally Reported                  $ (15.6)       $ 10.4       $ 24.3        $ 25.5    $ 44.6

   As Restated                             $ (14.2)       $ 17.9       $ 11.5        $ 27.6    $ 42.8


Net Income (Loss):
------------------

   As Originally Reported                  $ (15.6)       $ 10.4       $ 24.3        $ 25.5    $ 44.6

   As Restated                             $ (14.2)       $ 17.9       $ 22.6        $ 27.6    $ 53.9


Earnings (Loss) Per Share:
--------------------------

  As Originally Reported                   $ ( .42)       $  .18          .50 *      $  .52    $  .78

  As Restated                              $ ( .39)       $  .35       $  .46 *      $  .57    $  .99

-------------------
* Third quarter 1996 reported earnings per share before cumulative effect of accounting change was $.50, the restated amount was $.20; full year as reported was $.78 and the restated amount was $.74.

-------------------

Pre-tax loss in the first quarter decreased by $1.2 million as a result of the restatement adjustments. The decrease was the result of an approximately $1.8 million adjustment to correct the accruals for certain employee incentive costs, offset by other adjustments which decreased pre-tax income by approximately $.6 million.

Pre-tax income in the second quarter increased by $7.4 million as a result of the restatement adjustments. The correction of a delay in recognition of reduced pension and postretirement benefits increased pre-tax income by $8.7 million. These reduced pension and postretirement expenses, which became known to the Company when the January 1 actuarial valuation information was being completed late in the second quarter, were previously recognized and reported in the third quarter. These expenses were reduced from the original estimates as a result of revised interest rate assumptions and as a result of the use of actual claim information with respect to postretirement benefit obligation computations. In addition, the second quarter included a reduction of pre-tax income of approximately $1.0 million to amortize grant income over the useful lives of the productive assets purchased with the grant rather than to recognize such grant income as received. Other adjustments decreased pretax income by $.3 million.

Pre-tax income in the third quarter decreased by $9.1 million as a result of the restatement adjustments. This decrease was caused by the aforementioned $8.7 million pension and postretirement benefit adjustment and other adjustments, which decreased pre-tax income by $.4 million. In addition to the effect of the above adjustments on net income, the restated net income in the third quarter was increased $11.1 million to reflect the change made in the measurement date for the Company's pension and postretirement obligations from December 31st to September 30th. This change is accounted for as a cumulative effect of an accounting change. The $3.7 million increase in the tax provision related to the correction of the effective tax rate used in calculating the previously reported income tax provision. As a result of these adjustments, net income for the quarter decreased by $1.7 million.

Fourth quarter pre-tax income increased by an aggregate of $3.7 million as a result of the restatement adjustments. This resulted from reflecting the reversal of a reserve for slow moving inventory of $3.5 million previously recorded in the fourth quarter and reflecting a reduction of the allowance for bad debts by $2.0 million from amounts previously reported. This increase in pre-tax income was partially offset by an increase in postemployment benefits obligations based on corrections to actuarial valuations, which decreased pre-tax income by approximately $2.4 million. Other adjustments increased pre-tax income by approximately $.6 million. The tax provision in the fourth quarter was increased in the restated financial statements by approximately $1.6 million as a result of a correction of the effective tax rate used in calculating the previously reported income tax provision.

Effect on Other Years:
----------------------

                                                1995        1994       1993        1992
                                              --------    --------   --------    ---------
Income (Loss) Before Income
Taxes, Extraordinary Item And
Accounting Change
------------------------------

   As Originally Reported                     $  91.8      $ 151.8    $ (279.9)    $ (74.5)

   As Restated                                $  90.0      $ 168.7    $ (281.1)    $ (73.9)

Income (Loss) Before
  Extraordinary Item And
  Accounting Change
------------------------

   As Originally Reported                     $ 105.4      $ 168.5    $ (242.4)   $  (74.7)

   As Restated                                $ 102.2      $ 185.2    $ (243.6)   $  (74.0)

Net Income (Loss)
-----------------

   As Originally Reported                     $ 110.8      $ 168.5    $ (258.9)   $  (48.4)

   As Restated                                $ 107.5      $ 185.2    $ (260.1)   $  (47.8)

Earnings (Loss) Per Share
-------------------------

   As Originally Reported                     $  2.34*     $  4.33    $  (8.04)*   $ (2.58)*

   As Restated                                $  2.26*     $  4.79    $  (8.07)*   $ (2.56)*


--------------------

* Reported earnings per share for 1995 before extraordinary items was $2.21, the restated amount was $2.13. Reported earnings (loss) per share for 1993 before cumulative effect of accounting change was $(7.55); the restated amount was $(7.58). Reported earnings (loss) per share for 1992 before extraordinary items and cumulative effect of accounting change was $(3.61); the restated amount was $(3.59).

--------------------

The most significant of the restatement adjustments displayed in the table above occurred in 1994 and 1995. Restated pre-tax income for 1994 increased by $16.9 million. Approximately $13.1 million of the increase in 1994 pre-tax income related to adjustments to actuarially value certain of the Company's postemployment and postretirement benefit liabilities related to workers compensation and benefits for surviving spouses of certain former employees of the Company or joint ventures in which the Company was involved. The remaining adjustments relate to a reduction of the Company's Michigan Single Business Tax accruals and other items, which increased pre-tax income by approximately $3.7 million and $.1 million, respectively, in 1994. The 1995 restated pre-tax income includes an adjustment of approximately $3.8 million to amortize the recognition of grant income over the useful lives of the productive assets purchased with the grant, offset by other adjustments related primarily to postretirement and postemployment benefits, which increased pre-tax income by $2.0 million. Grant income had previously been recognized as income when received.

Effect of Restatements on Retained Earnings (Accumulated Deficit)
-----------------------------------------------------------------

As a result of the restatement, Retained Earnings (Accumulated Deficit) as of January 1, 1992 increased by $31.0 million. A comparison of Retained Earnings (Accumulated Deficit) as originally reported and as restated for each of the last five years is as follows:



                                      As Reported            As Restated             Cumulative Change
                                      -----------            -----------             -----------------
January 1, 1992                        $ 136.7                $ 167.7                     $ 31.0

December 31, 1992                         70.8                  102.4                       31.6

December 31, 1993                       (207.4)                (177.0)                      30.4

December 31, 1994                        (44.0)                   3.1                       47.1

December 31, 1995                         54.1                   97.9                       43.8

December 31, 1996                         89.5                  142.1                       52.6

Adjustments made to reserves at January 1, 1992 consist of the following:

          -    Franchise tax and state tax reserves  $14.9
          -    General office reserve                  7.0
          -    Reserves for shutdown properties        8.9
          -    Other reserves                           .2
                                                      -----
                   Total                             $31.0
                                                     =====

The adjustments made to reserves at January 1, 1992 included excess state tax reserves related to franchise taxes of approximately $12.4 million and state income taxes of approximately $2.5 million. The general office reserve was a reserve established to record potential out-of-period items and was determined to be unnecessary at, and subsequent to, December 31, 1991. The excess shutdown reserves related to former operating or mining properties and joint ventures and included retiree medical insurance and other benefit arrangements and other property costs.


Note C -- Capital Structure and Primary Offering of Class B Common Stock


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

Upon the occurrence of certain events detailed in the Recapitalization Agreement, prior to or coincident with the Series B Redeemable Preferred Stock final redemption, the released Weirton Benefit Liabilities will be recalculated by an independent actuary. Any adjustment to bring the balances of the released Weirton Benefit Liabilities to such recalculated amount will be dealt with in the Series B Redeemable Preferred Stock redemption proceeds or otherwise settled. If the Company does not meet its preferred stock dividend and redemption obligations when due, FOX has the right to cause

NKK to purchase the Company's preferred stock dividend and redemption obligations. The Series B Redeemable Preferred Stock is nontransferable and nonvoting. (See Note I--Weirton Liabilities.)

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

Note D--Long Term Obligations

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

The Company borrowed a total of $350.0 million over a three year period ended in 1993 from a United States subsidiary of NKK for the rebuild of the No. 5 coke oven battery servicing the Great Lakes Division. During 1995, the Company utilized proceeds from the 6.9 million share primary offering, along with other cash funds, to prepay

--------------------------------------------------------------------------------
29

$133.3 million aggregate principal amount of the forementioned loan. During 1996, the Company made principal payments of $15.2 million, and recorded $12.1 million in interest expenses, on the coke battery loan. During 1995, the principal and interest payments on the coke battery loan totaled $152.9 million and $19.7 million, respectively. The 1995 principal payments includes the $133.3 prepayment mentioned above. Accrued interest on the loan as of December 31, 1996 and 1995 was $4.7 million and $5.1 million, respectively. Additionally, deferred financing costs related to the loan were $2.3 million and $5.5 million, respectively, as of December 31, 1996 and 1995. (See Note J--Nonrecurring and Extraordinary Items.)

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

Various debt and certain lease agreements include restrictions on the amount of stockholders' equity available for the payment of dividends. Under the most restrictive of these covenants, stockholders' equity in the amount of $177.8 million was free of such limitations at December 31, 1996. The Company is currently in compliance with all material covenants of, and obligations under, the Receivables Purchase Agreement, the Inventory Facilities and other debts instruments.

NOTE E--PENSIONS

The Company has various non-contributory defined benefit pension plans covering substantially all employees. Benefit payments for salaried employees are based upon a formula which utilizes employee age, years of credited service and the highest sixty consecutive months of pensionable earnings during the last ten years preceding normal retirement. Benefit payments to most hourly employees are the greater of a benefit calculation utilizing fixed rates per year of service or the highest sixty consecutive months of pensionable earnings during the last ten years preceding retirement, with a premium paid for years of service in excess of thirty years. The Company's funding policy is to contribute, at a minimum, the amount necessary to meet minimum funding standards as prescribed by applicable law. The Company increased the long term rate of return for funding purposes from 8.5% in 1995 to 9.25% in 1996. The Company's contributions to the pension trust for 1996 and 1995 were $59.9 million and $8.9 million, respectively. As a result of recent federal legislation, the Company expects minimum pension contributions for the 1997 plan year to increase to approximately $93.0 million.

As a result of a third quarter 1996 change in measurement date from December 31 to September 30 for pensions and other postemployment benefit obligations ("OPEB"), the Company recorded a retroactive adjustment of $8.3 million related to pensions. (This restatement adjustment was recorded as a cumulative effect of an accounting change on the Statement of Consolidated Income and reduced the accrued pension liability by $8.3 million at December 31, 1996. This was done in conjunction with certain restatements of prior periods. See Note B -- Audit Committee Inquiry and Restatement of Prior Periods.)

Pension expense and related actuarial assumptions utilized are summarized below:

--------------------------------------------------------------------------------
                                       1996            1995            1994
                                    (Restated)
                                                Dollars in thousands
--------------------------------------------------------------------------------

Assumptions:
  Discount rate                        7.25%           8.75%           7.50%
  Return on assets                     9.25%           8.50%           8.50%
Average rate of compensation
  increase                             4.70%           4.70%           4.55%
Pension expense:
  Service cost                     $ 25,989        $ 19,143        $ 24,713
  Interest cost                     111,364         110,683         104,320
  Actual return on plan assets      (82,362)       (234,792)         51,240
  Net amortization and deferral       6,930         169,756        (114,855)
--------------------------------------------------------------------------------
  Net pension expense                61,921          64,790          65,418
  Cumulative effect of
     accounting change               (8,300)             --              --
  Special termination credits            --              --         (17,372)
--------------------------------------------------------------------------------
  TOTAL PENSION EXPENSE            $ 53,621        $ 64,790        $ 48,046
================================================================================

The funded status of the Company's plans at September 30, 1996 and December 31, 1995 along with the actuarial assumptions utilized are as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                           1996            1995
                                                                                        (Restated)
                                                                                           Dollars in thousands
------------------------------------------------------------------------------------------------------------------
Assumptions:
  Discount rate                                                                               8.00%           7.25%
  Average rate of compensation increase                                                       4.70%           4.70%
------------------------------------------------------------------------------------------------------------------
Funded Status:
  Accumulated benefit obligation ("ABO") including vested benefits of
    $1,249,551 and $1,328,302 for 1996 and 1995, respectively                           $1,364,742      $1,441,579
  Effect of future pensionable earnings increases                                           99,502         116,474
------------------------------------------------------------------------------------------------------------------
  Projected benefit obligation ("PBO")                                                   1,464,244       1,558,053
  Plans' assets at fair market value                                                     1,181,708       1,132,077
------------------------------------------------------------------------------------------------------------------

  PBO in excess of plan assets at fair market value                                        282,536         425,976
  Unrecognized transition obligations                                                      (43,809)        (56,770)
  Unrecognized net gain (loss)                                                             106,702         (16,613)
  Unrecognized prior service cost                                                          (98,480)       (106,694)
  Pension contributions October through December 1996                                       (7,321)             --
  Adjustment required to recognize  minimum pension liability                               17,543         110,587
------------------------------------------------------------------------------------------------------------------
  Accrued pension liability                                                                257,171         356,486
  Less pension liability due within one year                                                13,934          30,335
------------------------------------------------------------------------------------------------------------------
Long term pension liability at December 31                                              $  243,237      $  326,151
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

The adjustment required to recognize the minimum pension liability of $17.5 million and $110.6 million at December 31, 1996 and 1995, respectively, represents the excess of the ABO over the fair value of plan assets, including unfunded accrued pension cost, in underfunded plans. The decrease in the minimum pension liability is primarily attributable to the increase in the discount rate.

At September 30, 1996, the Company's pension plans' assets of $1.2 billion were comprised of approximately 58% equity investments, 37% fixed income investments and 5% in real estate investments.

Note F--Postretirement Benefits Other Than Pensions

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

As a result of a third quarter 1996 change in measurement date from December 31 to September 30 for pensions and OPEBs, the Company recorded a retroactive adjustment of $2.8 million related to OPEBs. (This restatement adjustment was recorded as a cumulative effect of an accounting change on the Statement of Consolidated Income and reduced the OPEB liability by $2.8 million at December 31, 1996. This was done in conjunction with certain restatements of prior periods. See Note B--Audit Committee Inquiry and Restatement of Prior Periods.)
--------------------------------------------------------------------------------

The components of postretirement benefit cost and related actuarial assumptions were as follows:

--------------------------------------------------------------------------------
                                     1996        1995        1994
                                  (Restated)  (Restated)   (Restated)
                                         Dollars in thousands
--------------------------------------------------------------------------------
Assumptions:
  Discount rate                       7.25%       8.75%       7.75%
  Health care trend rate              7.20%       7.80%      10.10%
Postretirement benefit cost:
  Service cost                     $12,546     $10,573     $13,737
  Interest cost                     47,812      54,416      55,243
  Amortization of
    transition obligation           27,759      27,759      27,995
  Other                             (4,887)     (5,003)     (2,162)
--------------------------------------------------------------------------------
Net periodic postretirement benefit 83,230      87,745      94,813
cost
Cumulative effect of
  accounting change                 (2,800)       --          --
Special termination credits           --          --        (4,081)
--------------------------------------------------------------------------------
Total Postretirement benefit cost  $80,430     $87,745     $90,732
                                   -------------------------------

Net periodic postretirement benefit cost increased from amounts previously recorded by $3.1 million in 1996, $3.2 million in 1995 and $3.2 million in 1994 as a result of the restatement. See Note B --Audit Committee Inquiry and Restatement of Prior Periods.

The following represents the plans' funded status as of September 30, 1996 and December 31, 1995, reconciled with amounts recognized in the consolidated balance sheet and related actuarial assumptions:

--------------------------------------------------------------------------------
                                         1996          1995
                                      (Restated)    (Restated)
                                        Dollars in thousands
--------------------------------------------------------------------------------
Assumptions:
  Discount rate                            8.00%         7.25%
  Health care trend rate                   6.60%         7.20%
Accumulated postretirement
benefit obligation ("APBO")
  Retirees                             $429,774     $ 548,191
  Fully eligible active participants     76,945        85,871
  Other active participants             108,823       107,388
--------------------------------------------------------------------------------
Total                                   615,542       741,450
Plan assets at fair value                48,287        33,201
--------------------------------------------------------------------------------
APBO in excess of plan assets           567,255       708,249
Unrecognized transition obligation     (427,800)     (463,144)
Unrecognized net gain (loss)            137,432        (8,828)
Claims and contributions October
through December 1996                   (15,118)         (971)
--------------------------------------------------------------------------------
Accrued postretirement
  liability                             261,769       235,306
Less postretirement benefit
  liability due within one year          10,000        10,000
--------------------------------------------------------------------------------
Long term postretirement
benefit liability at December 31       $251,769     $ 225,306
--------------------------------------------------------------------------------

As a result of the increase in the long term interest rates at September 30, 1996, the Company increased the discount rate used to calculate the actuarial present value of its APBO by 75 basis points to 8.0% from the rate used at December 31, 1995. This is the primary reason for the decrease in the APBO. The assumed healthcare cost trend rate of 6.6% in 1996 decreases gradually to the ultimate trend rate of 5.0% in 2002 and thereafter. A 1.0% increase in the assumed healthcare trend rate would have increased the APBO at September 30, 1996, and postretirement benefit cost for 1996 by $55.3 million and $6.6 million, respectively.

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

Note G--Other Long Term Liabilities

Other long term liabilities at December 31 consisted of the following:

--------------------------------------------------------------------------------
                                         1996          1995
                                      (Restated)    (Restated)
                                        Dollars in thousands
--------------------------------------------------------------------------------
Deferred gain on sale leasebacks       $ 21,503      $ 24,179
Insurance and employee benefits
  (excluding pensions and OPEB)         117,913       110,986
Plant Closings                           45,480        54,319
Released Weirton Benefit Liabilities    122,697       121,373
Other                                    24,537        32,716
--------------------------------------------------------------------------------
Total other long term liabilities      $332,130      $343,573
--------------------------------------------------------------------------------

Note H--Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at December 31, are as follows:

--------------------------------------------------------------------------------
                                                            1996         1995
                                                         (Restated)   (Restated)
                                                          Dollars in thousands
--------------------------------------------------------------------------------
Deferred tax assets
  Reserves                                                $139,900     $146,200
  Employee benefits                                        206,300      197,200
  Net operating loss ("NOL")
   carryforwards                                            55,200       55,700
  Leases                                                    12,700       17,500
  Federal tax credits                                       30,400       12,600
  Other                                                     28,000       22,600
--------------------------------------------------------------------------------
Total deferred tax assets                                  472,500      451,800
  Valuation allowance                                      (98,400)    (135,600)
--------------------------------------------------------------------------------
  Deferred tax assets net of
   valuation allowance                                     374,100      316,200
--------------------------------------------------------------------------------
Deferred tax liabilities
  Book basis of property in
   excess of tax basis                                    (168,200)    (138,500)
  Excess tax LIFO over book                                (40,400)     (29,100)
  Other                                                    (14,000)     (18,700)
--------------------------------------------------------------------------------
Total deferred tax liabilities                            (222,600)    (186,300)
--------------------------------------------------------------------------------
Net deferred tax assets after
 valuation allowance                                     $ 151,500     $129,900
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

Significant components of the provision for income taxes are as follows:


--------------------------------------------------------------------------------
                                               1996         1995         1994
                                            (Restated)   (Restated)   (Restated)
                                                     Dollars in thousands
--------------------------------------------------------------------------------
Current taxes payable:
 Federal (alternative
 minimum tax)                                $ 10,426     $  9,498     $  4,146
 State and foreign                                334        6,901            8
Deferred taxes                                (21,600)     (28,600)     (20,700)
--------------------------------------------------------------------------------
 Total tax credit                            $(10,840)    $(12,201)    $(16,546)
================================================================================

The reconciliation of income tax computed at the federal statutory tax rates to the recorded total tax credit on income before income taxes, extraordinary item and cumulative effect of accounting change is as follows:

--------------------------------------------------------------------------------
                                             1996          1995         1994
                                          (Restated)    (Restated)   (Restated)
                                                   Dollars in thousands
--------------------------------------------------------------------------------
Tax at federal
  statutory rates                          $ 11,200      $ 31,500     $ 59,000
Benefits of operating
  loss carryforward                          (9,900)      (62,200)     (86,500)
Temporary deductible
  differences for which
  (benefit)
  no benefit was
  recognized (net)                          (27,300)       14,700       17,100
Depletion                                    (1,900)       (4,300)      ------
Dividend exclusion                           (1,200)       (1,800)      (1,600)
Alternative minimum tax                      10,426         9,498        4,146
Other                                         7,834           401       (8,692)
--------------------------------------------------------------------------------
 Total tax credit                          $(10,840)     $(12,201)    $(16,546)
================================================================================

The provision for income taxes increased from amounts previously reported by $4.9 million in 1996, $1.4 million in 1995 and $.1 million in 1994 as a result of the restatement. See Note B --Audit Inquiry and Restatement of Prior Periods.

At December 31, 1996, the Company had unused NOL carryforwards of approximately $152.6 million, which expire as follows: $35.6 million in 2007 and $117.0 million in 2008.

At December 31, 1996, the Company had unused alternative minimum tax credit carryforwards of approximately $24.1 million which may be applied to offset its future regular federal income tax liabilities. These tax credits may be carried forward indefinitely.

Note I--Weirton Liabilities

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

Note J--Nonrecurring and
Extraordinary Items

1996--The Company retroactively reflected in its 1996 income statement the cumulative effect of an accounting change which resulted from a change in the valuation date used to measure liabilities related to pension and OPEBs. The cumulative impact of this change was $11.1 million. The valuation date to measure the liabilities was changed from December 31 to September 30 and was made in order to provide more timely information with respect to pension and OPEB provisions. This restatement adjustment was done in conjunction with certain restatements of prior periods. (See Note B-Audit Committee Inquiry and Restatement of Prior Periods.)

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


Note K--Related Party Transactions

Summarized below are transactions between the Company and NKK, and the Company's affiliated companies accounted for using the equity method.

The Company had U.S. dollar denominated borrowings outstanding with an NKK affiliate totaling $161.9 million and $177.1 million as of December 31, 1996 and 1995, respectively. (See Note D--Long Term Obligations and Note J--Nonrecurring and Extraordinary Items.) Accounts receivable with related parties totaled $3.2 million at December 31, 1995. Accounts payable with related parties totaled $2.5 million at December 31, 1995. There were no related party accounts receivable or payable balances at December 31, 1996.

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

The Company is contractually required to purchase its proportionate share of raw material production from certain affiliated companies. Such purchases of raw materials and services aggregated $111.4 million in 1996, $86.5 million in 1995 and $87.0 million 1994. Additional expenses were incurred in connection with the operation of a joint venture agreement. (See Note M--Other Commitments and Contingencies and Note N--Investment in Iron Ore Company of Canada.) Accounts payable at December 31, 1996 and 1995 included amounts with affiliated companies accounted for by the equity method of $18.6 million and $19.0 million, respectively.

Note L--Environmental Liabilities

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

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state superfund statutes generally impose joint and several liability on present and former owners and operators, transporters and generators for remediation of contaminated properties regardless of fault. The Company and certain of its subsidiaries are involved as a potentially responsible party ("PRP") at a number of off-site CERCLA or state superfund site proceedings. At some of these sites, any remediation costs incurred by the Company would constitute liabilities for which FOX is required to indemnify the Company ("FOX Environmental Liabilities"--See Note I--Weirton Liabilities). In addition, at some of these sites, the Company does not have sufficient information regarding the nature and extent of the contamination, the wastes contributed by other PRPs, or the required remediation activity to estimate its potential liability. With respect to those sites for which the Company has sufficient information to estimate its potential liability, the Company has accrued an aggregate liability for CERCLA claims of approximately $5.1 million and $4.6 million as of December 31, 1996 and 1995, respectively.

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

Note M--Other Commitments and Contingencies

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

The Company has a 50% interest in a joint venture with an unrelated third party. The joint venture, Double G Coatings Company, L.P. ("Double G"), constructed a $90 million steel coating facility near Jackson, Mississippi to produce galvanized and Galvalume(R) steel sheet for the construction market, which commenced production in May 1994. The Company is committed to utilize and pay a tolling fee in connection with 50% of the available line-time at the facility through May 10, 2004. Double G provided a first mortgage on its property, plant and equipment and the Company has separately guaranteed $24.1 million of Double G's debt as of December 31, 1996.

The Company has agreements to purchase 1.8 million gross tons of iron ore pellets in 1997 from the Iron Ore Company of Canada ("IOC") for approximately $65.5 million. Beginning in 1998, the Company's firm obligation to purchase iron ore pellets from IOC is .9 million gross tons per year through the year 2004. Other potential commitments with IOC consist of the purchase of an additional .5 million gross tons per year, based upon National Steel's production requirements, and are effective through 1999. (See Note N-Investments in Iron Ore Company of Canada.) The Company has also agreed to purchase its proportionate share of the limestone production from another affiliated company, which will approximate $2 million per year. These agreements contain pricing provisions that are expected to approximate market price at the time of purchase.

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

NOTE N--INVESTMENT IN IRON ORE COMPANY OF CANADA
Summarized financial information for IOC, an affiliated company accounted for by the equity method, is presented below:

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
--------------------------------------------------------------------------------

On January 31, 1997, the Company entered into a definitive agreement with North Limited ("North") and Bethlehem Steel Corporation ("BSC"), pursuant to which the Company and BSC will sell to North their respective minority interests in IOC. The Company, which owns 21.73% of the shares of IOC, will receive approximately $85 million in proceeds in exchange for its shares and realize an after-tax gain of approximately $25 million. This transaction is subject to approval by the other shareholders of IOC and customary governmental approvals and is expected to occur late in the first quarter of 1997. The Company will continue to purchase iron ore from IOC pursuant to long-term contracts. (See Note M--Other Commitments and Contingencies).
                                                                              37

Note O--Long Term Incentive Plan

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

Note P--Quarterly Results of Operations (Unaudited)

Following are the unaudited quarterly results of operations for the years 1996 and 1995. Reference should be made to Note B--Audit Committee Inquiry and Restatement of Prior Periods and Note J--Nonrecurring and Extraordinary Items.

-------------------------------------------------------------------------------------------------------------
                                                                               1996

-------------------------------------------------------------------------------------------------------------

Three Months Ended,                                  March 31       June 30       September 30    December 31
                                                    (Restated)     (Restated)      (Restated)     (Restated)
                                                    ---------------------------------------------------------
                                                        Dollars in thousands, except per share amounts
-------------------------------------------------------------------------------------------------------------
Net Sales                                            $682,143       $769,481        $735,858        $766,551
Gross Profit                                           16,853         52,614          54,397          67,605
Income (loss) before cumulative
  effect of accounting change                         (14,196)        17,917          11,527          27,576
Cumulative effect of accounting change                     --             --          11,100              --
-------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                     (14,196)        17,917          22,627          27,576

Per share earnings applicable to
  Common Stock
  Income (loss) before cumulative effect of
    accounting change                                    (.39)           .35             .21             .57
  Cumulative effect of accounting change                   --             --             .25              --
                                                     --------       --------        --------        --------
  Net Income (Loss)                                  $   (.39)      $    .35        $    .46        $    .57
=============================================================================================================

-------------------------------------------------------------------------------------------------------------
                                                                               1995

-------------------------------------------------------------------------------------------------------------

Three Months Ended,                                  March 31       June 30       September 30    December 31
                                                    (Restated)     (Restated)      (Restated)     (Restated)
                                                    ---------------------------------------------------------
                                                        Dollars in thousands, except per share amounts
-------------------------------------------------------------------------------------------------------------
Net Sales                                            $752,676       $736,611        $724,798        $740,133
Gross Profit                                           97,501         80,544          53,718          47,680
Unusual charges                                         5,336       --------        --------        --------
Income before extraordinary item                       48,884         32,874          13,853           6,560
Extraordinary item                                   --------       --------           5,373        --------
Net Income                                             48,884         32,874          19,226           6,560
-------------------------------------------------------------------------------------------------------------
Per share earnings applicable to
  Common Stock
  Income before extraordinary item                       1.13            .70             .26             .09
  Extraordinary item                                 --------       --------             .12        --------

-------------------------------------------------------------------------------------------------------------
  Net Income                                         $   1.13       $    .70        $    .38        $    .09
=============================================================================================================

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

As discussed in Note B to the consolidated financial statements, the Company has restated its previously issued 1996, 1995 and 1994 consolidated financial statements.



                                    Ernst & Young LLP

Fort Wayne, Indiana
January 23, 1997, except for Notes N and B, as to which the dates are January 31, 1997, and January 28, 1998, respectively.

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
--------------------------------------------------------------------------------
                                                         1995
First Quarter                                   $ 18-7/8      $ 14-5/8
Second Quarter                                    16-1/8        12-5/8
Third Quarter                                     17-5/8        14-1/2
Fourth Quarter                                    15-1/2        11-3/4
--------------------------------------------------------------------------------

As of December 31, 1996, there were approximately 184 registered holders of Class B Common Stock. (See Note C--Capital Structure and Primary Offering of Class B Common Stock.) The Company has not paid dividends on its Common Stock since 1984, with the exception of an aggregate dividend payment of $6.7 million in 1989. The decision whether to pay dividends on the Common Stock will be determined by the Board of Directors in light of the Company's earnings, cash flows, financial condition, business prospects and other relevant factors. Holders of Class A Common Stock and Class B Common Stock will be entitled to share ratably, as a single class, in any dividends paid on the Common Stock.

In addition, dividends with respect to the Common Stock are subject to the prior payment of cumulative dividends on any outstanding series of Preferred Stock, including the Series A Preferred Stock and Series B Redeemable Preferred Stock, and must be matched by a payment into the VEBA Trust, the amount of which is calculated under the terms of the 1993 Settlement Agreement between the Company and the USWA, until the asset value of the VEBA Trust exceeds $100.0 million. During 1997, the Company has the capability of declaring a Common Stock dividend slightly in excess of $26 million without having to contribute any matching amounts into the VEBA Trust. Various debt and certain lease agreements include restrictions on the amount of stockholders' equity available for the payment of dividends. Under the most restrictive of these covenants, stockholders' equity in the amount of $177.8 million was free of such limitations at December 31, 1996.

--------------------------------------------------------------------------------