Form 10-K405, Exhibit 13
period 1997-12-31
NATIONAL STEEL CORP
filed 1998-03-27
CIK 70578

                                                                      Exhibit 13



                  National Steel Corporation Financial Report


CONTENTS

Five Year Selected Financial and Operating Information                 17

Management's Discussion and Analysis                                   18

Statements of Consolidated Income                                      27

Consolidated Balance Sheets                                            28

Statements of Consolidated Cash Flows                                  29

Statements of Changes in Consolidated Stockholders' Equity
and Redeemable Preferred Stock -- Series B                             30

Notes to Consolidated Financial Statements                             31

Report of Ernst & Young LLP Independent Auditors                       49

Five Year Selected Financial and Operating Information


Dollars in millions
(except per share amounts)                  Years Ended December 31,
                                  1997      1996      1995      1994       1993
===============================================================================
Operations
 Net sales                    $  3,140  $  2,954  $  2,954  $  2,700  $   2,419
 Cost of products sold           2,674     2,618     2,529     2,337      2,255
 Depreciation                      135       144       145       142        137
-------------------------------------------------------------------------------
 Gross margin                      331       192       280       221         27
 Selling, general and
  administrative expense           141       137       154       138        137
 Unusual charges (credits)    ________  ________         5       (25)       111
 Income (loss) from
  operations                       191        65       129       113       (219)
 Financing costs (net)              15        36        39        56         62
 Income (loss) before income
  taxes, extraordinary items
  and cumulative effect of
  accounting change                235        32        90       169       (281)
 Extraordinary items                (5) ________         5  ________  _________
 Cumulative effect of
  accounting changes          ________        11  ________  ________        (16)
 Net income (loss)                 214        54       108       185       (260)
 Net income (loss)
  applicable to common stock       203        43        97       174       (273)
 Basic earnings per share:
  Income (loss) before
   extraordinary items and
   cumulative effect of
   accounting change              4.82       .74      2.13      4.79      (7.58)
  Net income (loss)
   applicable to common stock     4.70       .99      2.26      4.79      (8.07)
 Diluted earnings per share
  applicable to common stock      4.64       .99      2.22      4.70      (7.93)

                                             December 31,
                                  1997      1996      1995      1994       1993
===============================================================================
Financial Position
 Cash and cash equivalents    $    313  $    109  $    128  $    162  $       5
 Working capital                   367       279       250       252         51
 Net property, plant and
  equipment                      1,229     1,456     1,469     1,394      1,399
 Total assets                    2,453     2,558     2,669     2,500      2,305
 Current maturities of
  long-term obligations             32        38        36        36         28
 Long-term obligations             311       470       502       671        674
 Redeemable Preferred
  Stock--Series B             ________        64        65        67         68
 Stockholders' equity              837       645       600       401        220
-------------------------------------------------------------------------------
Other Data
 Shipments (net tons, in
  thousands)                     6,144     5,895     5,564     5,208      5,005
 Raw steel production (net
  tons, in thousands)            6,527     6,557     6,081     5,763      5,551
 Effective capacity
  utilization                     96.0%     93.7%     96.5%     96.1%     100.0%
 Number of employees at
  year end                       9,417     9,579     9,474     9,711     10,069
 Capital investments          $    152  $    129  $    215  $    138  $     161
 Total debt and redeemable
  preferred stock as
  a percent of total
  capitalization                  29.0%     47.0%     50.1%     65.9%      77.8%
 Common shares outstanding
  at year end (in thousands)    43,288    43,288    43,288    36,376     36,361

                                         1997 ANNUAL REPORT NATIONAL STEEL  17

Management's Discussion and Analysis of Results of Operations and Financial Condition

AUDIT COMMITTEE INQUIRY AND
RESTATEMENT OF PRIOR PERIODS

     In the third quarter of 1997, the Audit Committee of the Company's Board of Directors was informed of allegations about managed earnings, including excess reserves and the accretion of such reserves to income over multiple periods, as well as allegations about deficiencies in the system of internal controls. The Audit Committee engaged legal counsel who, with the assistance of an accounting firm, inquired into these matters. The Company, based upon the inquiry, restated its financial statements for certain prior periods. On January 29, 1998, the Company filed a Form 10-K/A for 1996 and Forms 10-Q/A for the first, second and third quarters of 1997 reflecting the restatements. See these Forms for information about the restatement, including the effect of the restatement on items previously presented in Management's Discussion and Analysis of Results of Operations and Financial Condition.

     The following Management's Discussion and Analysis reflects the effects of the restated financial statements (see Note B to the consolidated financial statements).

GENERAL OVERVIEW

    In 1997, the Company achieved record levels for net sales and net income. Comparative operating results for the last three years are as follows:


                                               1997          1996         1995
              Dollars and tons in millions (except earnings per share amounts)
Net sales                                    $3,139.7      $2,954.0    $2,954.2
Income from operations                          191.0          64.5       129.2
Net income                                      213.5          53.9       107.5
Basic earnings per share                         4.70           .99        2.26
Diluted earnings per share                       4.64           .99        2.22
Tons shipped                                    6.144         5.895       5.564
-------------------------------------------------------------------------------

     In 1997, operations were favorably impacted by record shipments of finished product, increased selling prices, improvements in product and customer mix, and continued cost reduction efforts. Shipments rose 4.2% in 1997 while raw steel production fell just short of its record 1996 level at 6.527 million tons. The improvements in product mix contributed approximately 3% toward the increase in average selling price in 1997. Net income in 1997 was also favorably impacted by the gain recorded on the disposal of non-core assets and other related activities of $58.7 million and a $21.6 million reduction in net financing costs as compared with 1996. Non-core asset disposals included the Company's minority equity investment in Iron Ore Company of Canada, the Great Lakes Division No. 5 coke battery and certain coal properties, as well as a charge related to the decision to cease operations of American Steel Corporation, a wholly-owned subsidiary which pickled and slit steel. The reduction in net financing costs resulted from higher interest income earned coupled with lower debt costs due to significant debt repayments. Income from operations in 1996 was adversely effected by the market pricing environment, significant increases in natural gas prices, an unplanned outage at the Company's pellet operation and a blast furnace explosion at the Granite City Division. Net income in 1996 was favorably impacted by the $11.1 million recorded for the cumulative effect of changing the measurement date used to account for pensions and other postretirement employee benefit obligations ("OPEBs").

     The current year's profitable operations and the disposal of non-core assets significantly improved the Company's liquidity and financial condition during 1997. Cash and cash equivalents and investments at year-end 1997 increased to $337.6 million compared to $109.0 million at the end of 1996. The Company's debt/total capital ratio improved from 47.0% at the end of 1996 to 29.0% at the end of 1997. During 1997, the Company utilized a portion of the cash proceeds from the disposal of non-core assets to redeem both its Series A and Series B Preferred Stock. These transactions utilized an aggregate of approximately $83.8 million of cash. Concurrent with the redeemable preferred stock repurchase, the Company and Avatex settled Avatex's obligation relating to certain Weirton liabilities as to which Avatex had agreed to indemnify the Company in prior recapitalization programs. This is further discussed in Note I of the consolidated financial statements. The Company expects that both of these redemptions will be accretive to future income attributable to common shareholders.

RESULTS OF OPERATIONS

Net Sales

     Net sales for 1997 were $3.14 billion compared to $2.95 billion in both 1996 and 1995. Tons shipped in 1997 were 6.144 million compared to 5.895 million in 1996 and 5.564 million in 1995. Higher shipment levels resulted in approximately $122.0 million of higher sales in 1997 compared to 1996. Also contributing to the sales increase in 1997 as compared to 1996 was higher pricing as a result of improved market conditions which resulted in higher sales of approximately $34.0 million and the impact of improved customer and product mix which increased sales by approximately $66.0 million. Non-steel related revenues fell by approximately $36.0 million in 1997 due to lower pellet shipments and lower by-product sales.

     The 1996 sales level was approximately the same as the 1995 sales level despite a 5.9% increase in steel shipment levels largely because of lower market pricing levels which occurred early in 1996. Also contributing to the lower sales level were lower outside sales of pellets.

Gross Margin

     The table below compares gross margin, calculated as net sales less cost of products sold and depreciation for the last three years.



Years Ended December 31,                               1997      1996      1995
Gross margin (dollars in millions)                    $330.7    $191.5    $279.4
Gross margin as a percentage
  of net sales                                         10.5%      6.5%      9.5%

     The improved gross margin level in 1997 as compared to 1996 is a result of the net sales improvements discussed above, cost reductions as a result of continued emphasis on cost improvements, reduced depreciation expense in 1997 and more stable operations in 1997 as compared to 1996. These cost improvements were partially offset by higher prices for coke and zinc. In addition, insurance recoveries aggregating approximately $8.5 million were received in 1997, which increased gross margin.

     Depreciation expense in 1997 was $134.5 million as compared to $144.4 million in 1996 and $145.5 million in 1995. The lower level of depreciation in 1997 principally results from the sale of the Great Lakes Division No. 5 coke battery in the second quarter of 1997.

     The lower level of gross margin in 1996 as compared to 1995 is the result of a less favorable market pricing environment, particularly in the early part of the year, significant increases in natural gas prices as a result of adverse market conditions and two unplanned outages that interrupted business and increased costs. The first of these was a kiln outage at the Company's pellet operation in the first quarter of 1996, which increased costs by approximately $10 million. The second outage was a blast furnace explosion at the Granite City Division in the third quarter, which increased costs by approximately $15


                                           1997 ANNUAL REPORT  NATIONAL STEEL 19
million. Partially offsetting these higher costs in 1996 was the reversal of an accrual resulting from the settlement of a dispute with the Pension Benefit Guaranty Corporation, which reduced costs and increased gross margin by $7.5 million.

Selling, General and Administrative Expense

     Selling, general and administrative expense comparative data for the last three years is as follows:


Years Ended December 31,                        1997          1996          1995
Selling, general and
  administrative expense
  (dollars in millions)                       $141.3        $136.7        $153.7

Selling, general and
  administrative expense as a
  percentage of net sales                       4.5%          4.6%          5.2%
--------------------------------------------------------------------------------


     Expense levels increased in 1997 as compared to 1996 as a result of the expense associated with converting stock options to stock appreciation rights; higher information systems costs, which are the result of preliminary systems evaluations and engineering expenses and year 2000 remediation costs; and higher legal and professional fees primarily due to the Audit Committee inquiry (see Note B to the consolidated financial statements). These higher cost levels are offset by lower benefit related expenses. In addition, 1996 expense levels were lower as a result of the settlement of a lawsuit in 1996, the proceeds of which were recognized as an offset to selling, general and administrative expenses.

     The 1996 expense levels are lower than in 1995 as a result of lower professional and legal services.

Equity Income from Affiliates

     Equity income from affiliates was $1.6 million in 1997 compared to $9.8 million in 1996 and $8.8 million in 1995. The lower income level in 1997 is primarily the result of the sale of the Company's minority equity investment in Iron Ore Company of Canada early in the second quarter of 1997.

Unusual Charge

     The unusual charge in 1995 represents costs associated with the reduction of the salaried work force.

Net Financing Costs

     Net financing costs for the last three years are as follows:


Years Ended December 31,                              1997      1996       1995
                                                        (Dollars in millions)
Interest and other financial income                  $(19.2)    $(7.1)   $(11.7)
Interest and other financial expense                   33.8      43.3      50.9
--------------------------------------------------------------------------------
Net financing costs                                  $ 14.6     $36.2    $ 39.2
================================================================================

     The reduced cost levels in 1997 are the result of higher interest income of $12.1 million due to higher average cash and cash equivalents, and investments balances and lower interest costs of $9.5 million due to lower average debt outstanding. The higher cash and cash equivalents, and investments and lower debt balances are the result of the disposal of non-core assets, which were completed in 1997, as well as positive cash flows from operations in 1997.

     The 1996 net financing costs were lower than the 1995 expense level principally as a result of lower levels of average debt outstanding due to the prepayment of $133.3 million of debt in August of 1995.

Net Gain on Disposal of Non-Core Assets and Other Related Activities

     In 1997 and 1996, the Company disposed, or made provisions for disposing of, certain non-core assets. The effects of these transactions and other activities relating to non-core assets are presented as a separate component in the statement of consolidated income entitled "net gain on disposal of non-core assets and other related activities." A discussion of these items follows.

     On April 1, 1997, the Company completed the sale of its 21.7% minority equity interest in the Iron Ore Company of Canada ("IOC") to North Limited, an Australian mining and metal company ("North"). The Company received proceeds (net of taxes and expenses) of $75.3 million from North in exchange for its interest in IOC and recorded a $37.0 million gain. The Company will continue to purchase iron ore at fair market value from IOC pursuant to the terms of long-term supply agreements.

     On June 12, 1997, the Company completed the sale of the Great Lakes Division No. 5 coke battery and other related assets, including coal inventories, to a subsidiary of DTE Energy Company ("DTE"). The Company received proceeds (net of taxes and expenses) of $234.0 million in connection with the sale and recorded a $14.3 million loss. The Company utilized a portion of the proceeds to prepay the remaining $154.3 million of the related party coke battery debt, which resulted in a net of tax extraordinary loss of $5.4 million. As part of the arrangement, the Company has agreed to operate the battery, under an operation and maintenance agreement executed with DTE, and will purchase the majority of the coke produced from the battery under a requirements contract, with the price being adjusted during the term of the contract, primarily to reflect changes in production costs.

     In the second quarter of 1997, the Company also recorded a charge of $3.6 million related to the decision to cease operations of American Steel Corporation, a wholly-owned subsidiary which pickled and slit steel.

     In 1997, the Company sold four coal properties and recorded a net gain of $11.8 million. In conjunction with one of the property sales, the purchaser agreed to assume the potential environmental liabilities and, as a result, the Company eliminated the related accrual of approximately $8 million. Additionally, during 1997, the Company received new information related to closed coal properties" employee benefit liabilities and other expenses, and reduced the related accrual by $19.8 million. In aggregate, the above coal properties" transactions resulted in a gain of $39.6 million in 1997.

     In September 1996, the Company sold a portion of the land that had been received in conjunction with the settlement of a lawsuit and recorded a net gain of $3.7 million.

Income Taxes (Credit)

     During 1997, the Company recorded current taxes payable of $37.8 million. In 1996 and 1995, the Company recorded current taxes payable of $10.8 million and $16.4 million, respectively. The current portion of the income tax represents taxes which are


                                            1997 ANNUAL REPORT NATIONAL STEEL 21
expected to be due as a result of the filing of the current period's tax returns and, for federal purposes, such amounts have generally been determined based on alternative minimum tax payments due.

     The current taxes payable represents 16.1% of pre-tax income in 1997. Current taxes payable in 1996 and 1995 represented 33.6% and 18.2% of pre-tax income, respectively. The current levels are less than the U.S. Statutory Rate primarily because of the continued utilization of net operating loss carryforwards, which exist for federal and state tax purposes.

     In the years ended December 31, 1997 and 1996, the Company recorded a deferred tax benefit of $21.6 million due to the expectation of additional future taxable income. A deferred tax benefit of $28.6 million was recorded in 1995. An additional deferred tax benefit is expected to be recognized in 1998 as continued realization of taxable income increases the likelihood of future taxable income.

Cumulative Effect of Accounting Change

     The Company reflected in its 1996 income statement the cumulative effect of an accounting change which resulted from a change in the valuation date used to measure pension and OPEBs. The cumulative effect of this change was $11.1 million. The valuation date to measure the liabilities was changed from December 31 to September 30 in order to provide more timely information with respect to pension and OPEB provisions.

Extraordinary Items

     An extraordinary loss of $5.4 million (net of a tax benefit of $1.4 million) was reflected in 1997 income. This loss relates to early debt repayment costs related to debt associated with the Company's Great Lakes Division No. 5 coke battery, which was sold in the second quarter of 1997. An extraordinary gain of $5.4 million (net of a tax provision of $.5 million) was recorded in income in 1995. This gain relates to the early payment of $133.3 million of debt.

COMMENTS ON EARNINGS OUTLOOK

     As stated in a press release dated March 24, 1998, the Company's First Quarter 1998 results are expected to be roughly break-even. Among those items affecting First Quarter 1998 performance are the planned major reline of a blast furnace at the Company's Great Lakes Division which began several weeks earlier than anticipated and will likely take longer to complete. This has been coupled with the effects of a late winter storm earlier this month which as negatively impacted operations, particularly at the Midwest Steel Division and an equipment failure at the National Steel Pellet operations which has affected production. While these operating issues will have a negative impact on First Quarter 1998 results, the problems have been largely resolved and the effects will be primarily confined to the First Quarter of 1998.

DISCUSSIONS OF OTHER OPERATIONAL AND FINANCIAL DISCLOSURE MATTERS:

Impact of Recommendations from Audit Committee Inquiry

     On January 21, 1998, the Board of Directors accepted the report and approved the recommendations of the legal counsel to the Audit Committee for improvements in the Company's system of internal controls, a restructuring of its finance and accounting department, and the expansion of the role of the internal audit function, as well as corrective measures to be taken related to the specific causes of accounting errors. On February 9, 1998, the Board of Directors approved revisions to the Audit Committee charter. The Company has begun the process of implementing these recommendations with the involvement of the Audit Committee. The cost of these corrective actions is expected to approximate $1.5 million on an annual basis.

Change in Assumptions for Pensions and OPEBs

     As a result of the decrease in long-term interest rates in the United States, at September 30, 1997, the Company decreased the discount rate used to calculate the actuarial present value of its accumulated benefit obligation for pensions and OPEBs by 50 basis points to 7.5% from the rate used at December 31, 1996. The effect of these changes did not impact 1997 expense. The decrease in the discount rate used to calculate the pension obligation increased the minimum pension liability. However, the increase to the minimum pension liability was more than offset by favorable investment returns and higher contribution levels, resulting in a decrease on the Company's balance sheet from $17.5 million to $2.3 million at September 30, 1997, and, at the same time, a $.7 million decrease to stockholders' equity.

Environmental Liabilities

     The Company's operations are subject to numerous laws and regulations relating to the protection of human health and the environment. The Company has expended, and can be expected to expend in the future, substantial amounts for ongoing compliance with these laws and regulations, including, the Clean Air Act, the Resource

Conservation's Recovery Act of 1976 and the Great Lakes Water Quality Initiative. Additionally, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and similar state superfund statutes have imposed joint and several liability on the Company as one of many potentially responsible parties at a number of sites requiring remediation. During 1997, in connection with a settlement with Avatex, the Company released Avatex from its obligation to indemnify the Company for certain environmental liabilities of its former Weirton Steel Division.

     With respect to those claims for which the Company has sufficient information to reasonably estimate its future expenditures, the Company has accrued $18.7 million. Since environmental laws are becoming increasingly more stringent, the Company's expenditures and costs for environmental compliance may increase in the future. As these matters progress or the Company becomes aware of additional matters, the Company may be required to accrue charges in excess of those previously accrued.

Impact of Recently Issued Accounting Standards

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which is effective for years beginning after December 15, 1997, and will be adopted by the Company in 1998. The Statement establishes standards for the reporting and display of comprehensive income and its components, including changes in minimum pension liabilities. Implementation of this disclosure standard will not affect financial position or results of operations and management has not yet determined the manner in which comprehensive income will be displayed.

     In June 1997, the FASB also issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement changes the way public companies are required to report operating segment information in annual financial statements and in interim financial reports to stockholders. Operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997, and the Company will adopt the Statement in 1998. Although the Company continues to evaluate the impact that this Statement will have on its financial reporting, the Company does not expect significant additional reporting requirements.

Labor Negotiations

     In 1993, the Company and the United Steelworkers of America ("USWA") negotiated a six year labor agreement continuing through July 1999, with a reopener provision in 1996 for specified payroll items and employee benefits. Pursuant to the terms of the reopener, if the parties could not reach a settlement, they were to submit final offers to an arbitrator who would, after a hearing, consider the information and determine an award. On October 30, 1996, the arbitrator handed down an award regarding the arbitration of the reopener. The arbitrator's award is comparable to the industry pattern for payroll and benefit items under collective bargaining agreements between the USWA and other integrated steel producers. Pursuant to the award, employees represented by the USWA received an immediate wage increase of fifty cents per hour retroactive to August 1, 1996, with increases of twenty five cents per hour on August 1, 1997 and 1998. In addition, $500 lump sum bonuses will be paid to each employee represented by the USWA on May 1, 1998 and 1999. The Company has a similar labor agreement with the International Chemical Workers Union Council of the United Food and Commercial Workers.

     The Company estimates that these items, along with certain other provisions in the agreement, will increase employee related expenses by approximately $15 million and $10 million for 1998 and 1999, respectively. The Company's 1997 labor costs increased by approximately $12 million as a result of the arbitrator's award.

                                            1997 ANNUAL REPORT NATIONAL STEEL 23

Year 2000 Issues

     The "Year 2000" problem is caused by software which processes years using only two digits in the date field. In computer programming, programmers routinely create date fields with only two digit years in an effort to conserve computer memory. If not corrected, this programming technique would cause computer applications to fail or give erroneous results by or at the year 2000. This problem is not exclusive to the mainframe business computer, but may affect all devices using a microprocessor, including mill equipment, process control computers, telephony, discreet devices and even elevators and security systems. The Company is in the process of correcting this problem and has formed a committee consisting of executive management to oversee all Year 2000 activities.

     The Company retained a third party consulting group to assess the Company's mainframe environment and identify the actions which need to be taken to correct any Year 2000 problems. Based upon these assessments, certain modifications to existing software will be necessary to maintain both operational and support systems. The Company has already begun work on projects related to Year 2000 and spent approximately $1.8 million in 1997. The Company expects to spend up to an additional $10 million on Year 2000 projects and anticipates final completion of these projects to occur sometime in the second quarter of 1999.

     The cost and completion of the Year 2000 projects are based on management's best estimates and were derived utilizing certain industry standard estimation techniques and analysis of actual programs. Assumptions are relative to the timing of future events and availability of resources. Various factors could cause expected cost and completion times to differ from those anticipated. However, the Company does not believe that the Year 2000 issues will have a material adverse impact on the Company's financial condition or results of operations.

DISCUSSION OF LIQUIDITY AND SOURCES OF CAPITAL:

Overview

     The Company's liquidity needs arise primarily from capital investments, working capital requirements, pension funding requirements and principal and interest payments on its indebtedness. The Company has satisfied these liquidity needs with funds provided by long-term borrowings and cash provided by operations. Additional sources of liquidity consist of a Receivables Purchase Agreement (the "Receivables Purchase Agreement") with commitments of up to $200.0 million which was extended during 1997 and now has an expiration date of September 2002, and a $100.0 million and a $50.0 million credit facility, both of which are secured by the Company's inventories (the "Inventory Facilities") and expire in May 2000 and July 1998, respectively.

     The Company is currently in compliance with all material covenants of, and obligations under, the Receivables Purchase Agreement, the Inventory Facilities and other debt instruments. On December 31, 1997, there were no cash borrowings outstanding under the Receivables Purchase Agreement or the Inventory Facilities, and outstanding letters of credit under the Receivables Purchase Agreement totaled $91.0 million. For 1997, the maximum availability under the Receivables Purchase Agreement, after reduction for letters of credit outstanding, varied from $76.7 million to $111.1 million and was $109.0 million as of December 31, 1997.

     At December 31, 1997, total debt as a percentage of total capitalization decreased to 29.0% as compared to 47.0% at December 31, 1996. Cash and cash equivalents, and investments totaled $337.6 million and $109.0 million as of December 31, 1997 and 1996, respectively. At December 31, 1997, obligations guaranteed by the Company approximated $21.7 million, compared to $32.2 million at December 31, 1996.

Cash Flows From Operating Activities

     For 1997, cash provided from operating activities totaled $332.2 million, an increase of $173.3 million compared to 1996. This increase is primarily attributable to the $159.6 million increase in net income as well as a lower cash usage to fund working capital needs.

     For 1996, cash provided from operating activities totaled $158.9 million, a decrease of $106.2 million compared to 1995. This decrease is primarily attributable to the $53.6 million decrease in net income as well as a higher cash usage to fund working capital needs.

Capital Expenditures

     Capital investments at December 31, 1997 and 1996 amounted to $151.8 million and $128.6 million, respectively. The 1997 and 1996 spending is primarily related to the 72 inch continuous galvanizing line upgrade and construction of the new coating line, both at the Midwest Division.

     Budgeted capital expenditures approximating $222 million, of which $45.8 million is committed at December 31, 1997, are expected to be made during 1998. Included among the budgeted capital expenditures is a new hot dip galvanizing line. Other capital expenditures include new business systems, a blast furnace reline at the Great Lakes Division and mobile equipment purchases to be used mainly at the Company's pellet operations. It is expected that capital expenditures will be in excess of historical levels for the next several years.

Cash Proceeds From The Sale Of Non-Core Assets

     During the second quarter of 1997, the Company sold its Great Lakes Division No. 5 coke battery, as well as its minority equity investment in the Iron Ore Company of Canada. The sale of these two assets generated net proceeds of $309.3 million. Additionally, in 1997, certain coal properties were sold generating net proceeds of $11.3 million.

     A portion of the proceeds from these sales was used in the fourth quarter when the Company redeemed all of the outstanding Redeemable Preferred Stock-- Series B owned by Avatex. Concurrent with the stock repurchase, the Company and Avatex settled Avatex's obligation relating to certain Weirton liabilities as to which


                                            1997 ANNUAL REPORT NATIONAL STEEL 25

Avatex had agreed to indemnify the Company in prior recapitalization programs. Avatex had pre-funded certain of these indemnifications and, at the time of the pre-funding, the Company and Avatex agreed that a settlement of the liabilities would occur no later than in the year 2000. The redemption of the preferred stock and the related settlement resulted in the Company paying Avatex $59.0 million in the fourth quarter, with an additional $10.0 million required to be paid in 1998. At the time of the settlement, the Company recognized insurance proceeds (net of taxes and expenses) aggregating approximately $13.6 million relating to certain environmental sites, some of which had been indemnified by Avatex and for which the Company is now solely responsible. This transaction is expected to result in lower on-going costs to the Company with respect to the continuing Weirton employee benefit obligations. These lower costs and the elimination of approximately $7 million per year in dividend costs are expected to have an accretive impact on future reported basic and diluted earnings per common share. (See Note I of the consolidated financial statements.)

     On December 29, 1997, the Company also redeemed the Preferred Stock--Series A, which was owned by NKK U.S.A. Corporation. The Company paid NKK U.S.A. Corporation the face value of the stock ($36.7 million) plus accrued dividends as of the redemption date. The accrued dividends approximated $.6 million.

     The Company is continuing to evaluate other possible uses of the proceeds of the sale of non-core assets, including additional pension and Voluntary Employees' Beneficiary Association ("VEBA Trust") funding, additional debt retirements and additional strategic investment opportunities.

Cash Flows Utilized In Financing Activities

     During 1997, the Company utilized $297.1 million for financing activities. These included the $154.3 million prepayment of related party debt associated with the sale of the Great Lakes Division No. 5 coke battery and $4.5 million of costs associated with the prepayment of the aforementioned debt. In addition, also included was the $83.8 million for the redemption of the Preferred Stock--Series A and B. Other areas of cash utilization for financing activities included scheduled payments of debt, as well as dividend payments on the Company's preferred stock.

     During 1996, the Company utilized $56.7 million for financing activities, which included scheduled repayments of debt, as well as dividend payments on the Company's preferred stock. During the fourth quarter of 1996, a $6.5 million low interest loan was issued to National Steel Pellet Company from the State of Minnesota for the general upgrade of the mine's operations.



NATIONAL STEEL CORPORATION AND SUBSIDIARIES
Statements of Consolidated Income

   Dollars in thousands (except per share amounts)                   Years Ended December 31,
                                                           1997         1996         1995
 Net Sales                                              $3,139,659   $2,954,033   $2,954,218
  Cost of products sold                                  2,674,444    2,618,151    2,529,323
  Selling, general and administrative expense              141,252      136,731      153,690
  Depreciation                                             134,546      144,413      145,452
  Equity income of affiliates                               (1,576)      (9,763)      (8,767)
  Unusual charge                                            ------       ------        5,336
-----------------------------------------------------------------------------------------------------------
Income from Operations                                     190,993       64,501      129,184
-----------------------------------------------------------------------------------------------------------
Other (income) expense
     Interest and other financial income                   (19,198)      (7,103)     (11,736)
     Interest and other financial expense                   33,805       43,352       50,950
     Net gain on disposal of non-core assets
         and other related activities                      (58,745)      (3,732)      ------
-----------------------------------------------------------------------------------------------------------
Income Before Income Taxes, Extraordinary Items and
  Cumulative Effect of Accounting Change                   235,131       31,984       89,970
-----------------------------------------------------------------------------------------------------------
   Income taxes (credit)                                    16,231      (10,840)     (12,201)
-----------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items and Cumulative
  Effect of Accounting Change                              218,900       42,824      102,171
    Extraordinary items                                     (5,397)      ------        5,373
    Cumulative effect of accounting change                  ------       11,100       ------
-----------------------------------------------------------------------------------------------------------
Net Income                                                 213,503       53,924      107,544
Less preferred stock dividends                              10,252       10,959       10,958
-----------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                   $  203,251   $   42,965   $   96,586
===========================================================================================================
Basic Earnings Per Share:
-----------------------------------------------------------------------------------------------------------
Income before extraordinary items and cumulative
    effect of accounting change                         $     4.82   $      .74   $     2.13
       Extraordinary items                                    (.12)         ---          .13
       Cumulative effect of accounting change                  ---          .25          ---
-----------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                   $     4.70   $      .99   $     2.26
===========================================================================================================
Diluted Earnings Per Share:
-----------------------------------------------------------------------------------------------------------
Income before extraordinary items and cumulative
    effect of accounting change                         $     4.76   $      .74   $     2.10
       Extraordinary items                                    (.12)         ---          .12
       Cumulative effect of accounting change                  ---          .25          ---
-----------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                   $     4.64   $      .99   $     2.22
===========================================================================================================
Weighted average shares outstanding                         43,288       43,288       42,707
-----------------------------------------------------------------------------------------------------------


                See notes to consolidated financial statements.


                                            1997 ANNUAL REPORT NATIONAL STEEL 27

National Steel Corporation and Subsidiaries
Consolidated Balance Sheets

Dollars in thousands                                                                    December 31,
                                                                                    1997            1996
ASSETS             Current assets
                    Cash and cash equivalents                                    $  312,642       $  109,041
                    Investments                                                      25,000           ------
                    Receivables, less allowances (1997--$17,644; 1996--$19,320)     284,306          281,889
                    Inventories                                                     374,202          440,567
                    Deferred tax assets                                               8,597           ------
--------------------------------------------------------------------------------------------------------------
                   Total current assets                                           1,004,747          831,497
--------------------------------------------------------------------------------------------------------------
                    Investments in affiliated companies                              15,709           65,399
                    Property, plant and equipment
                     Land and land improvements                                     190,859          244,203
                     Buildings                                                      301,058          272,897
                     Machinery and equipment                                      2,886,214        3,147,497
--------------------------------------------------------------------------------------------------------------
                   Total property, plant and equipment                            3,378,131        3,664,597
                     Less accumulated depreciation                                2,149,107        2,209,079
--------------------------------------------------------------------------------------------------------------
                   Net property, plant and equipment                              1,229,024        1,455,518
                     Deferred tax assets                                            164,503          153,538
                     Intangible pension asset                                         1,151           17,040
                     Other assets                                                    38,325           35,338
--------------------------------------------------------------------------------------------------------------
                   Total Assets                                                  $2,453,459       $2,558,330
==============================================================================================================
LIABILITIES,       Current liabilities
REDEEMABLE          Accounts payable                                             $  246,085       $  234,892
PREFERRED           Salaries and wages                                               90,604           67,964
STOCK AND           Withheld and accrued taxes                                       70,608           69,137
STOCKHOLDERS'       Pension and other employee benefits                             141,350           79,132
EQUITY              Other accrued liabilities                                        50,680           57,525
                    Income taxes                                                      6,507            6,427
                    Current portion of long-term obligations                         31,533           37,731
--------------------------------------------------------------------------------------------------------------
                   Total current liabilities                                        637,367          552,808
--------------------------------------------------------------------------------------------------------------
                    Long-term obligations                                           310,976          323,550
                    Long-term obligations to related parties                         ------          146,744
                    Long-term pension liabilities                                   162,234          243,237
                    Postretirement benefits other than pensions                     354,604          251,769
                    Other long-term liabilities                                     151,300          332,130
                    Redeemable Preferred Stock--Series B                             ------           63,530
--------------------------------------------------------------------------------------------------------------
                   Stockholders' equity
                    Common Stock par value $.01:
                     Class A--authorized 30,000,000 shares; issued and outstanding
                       22,100,000 shares in 1997 and 1996                               221              221
                     Class B--authorized 65,000,000 shares; issued and outstanding
                       21,188,240 shares in 1997 and 1996                               212              212
                    Preferred Stock--Series A                                        ------           36,650
                    Additional paid-in capital                                      491,835          465,359
                    Retained earnings                                               344,710          142,120
--------------------------------------------------------------------------------------------------------------
                   Total stockholders' equity                                       836,978          644,562
--------------------------------------------------------------------------------------------------------------
                   Total Liabilities, Redeemable Preferred Stock and
                    Stockholders' Equity                                         $2,453,459       $2,558,330
==============================================================================================================

                See notes to consolidated financial statements.

NATIONAL STEEL CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS


   Dollars in thousands                                                                               Years Ended December 31,
                                                                                                   1997         1996        1995
Cash Flows from Operating Activities
 Net Income                                                                                      $ 213,503    $  53,924   $ 107,544
 Adjustments To Reconcile Net Income To
     net cash provided by operating activities:
       Depreciation                                                                                134,546      144,413     145,452
       Carrying charges related to facility sales and plant closings                                19,322       22,385      24,307
       Net gain on disposal of non-core assets                                                     (58,745)      (3,732)     ------
       Equity income of affiliates                                                                  (1,576)      (9,763)     (8,767)
       Dividends from affiliates                                                                     6,808        4,375       6,332
       Long-term pension liability (net of change in intangible pension asset)                     (79,717)      18,430      24,763
       Postretirement benefits other than pensions                                                  19,028       29,459      43,579
       Extraordinary items                                                                           5,397       ------      (5,373)
       Cumulative effect of accounting change                                                       ------      (11,100)     ------
       Deferred income taxes                                                                       (21,600)     (21,600)    (28,600)
 Changes in working capital items:
       Investments                                                                                 (25,000)      ------      ------
       Receivables                                                                                   4,757       34,773     (23,793)
       Inventories                                                                                  56,365      (27,192)    (44,291)
       Accounts payable                                                                                942      (20,682)    (17,012)
       Accrued liabilities                                                                          74,166      (38,209)     52,386
 Other                                                                                             (15,990)     (16,576)    (11,431)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                                          332,206      158,905     265,096
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
 Purchases of property, plant and equipment                                                       (151,773)    (128,621)   (215,442)
 Net proceeds from sale of assets                                                                   ------        4,118         110
 Net proceeds from disposal of non-core assets                                                     320,602        3,732      ------
 Other                                                                                                (362)      ------      ------
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Investing Activities                                                168,467     (120,771)   (215,332)
------------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Financing Activities
 Redemption of Preferred Stock--Series A                                                           (36,650)      ------      ------
 Redemption of Redeemable Preferred Stock--Series B
   and related settlement with Avatex                                                              (47,148)      ------      ------
 Prepayment of related party debt                                                                 (154,328)      ------    (125,624)
 Cost associated with prepayment of related party debt                                              (4,500)      ------      ------
 Debt repayments                                                                                   (35,041)     (35,750)    (35,849)
 Borrowings                                                                                          3,959        6,500      ------
 Payment of released Weirton benefit liabilities                                                   (12,119)     (15,360)    (15,429)
 Payment of unreleased Weirton liabilities and their release in lieu of cash
   dividends on Redeemable Preferred Stock--Series B                                                (7,037)      (8,066)     (7,099)
 Dividend payments on Preferred Stock--Series A                                                     (3,998)      (4,033)     (4,032)
 Dividend payments on Redeemable Preferred Stock--Series B                                            (210)      ------        (964)
 Exercise of stock options                                                                          ------       ------         169
 Issuance of Class B Common Stock                                                                   ------       ------     104,734
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                                             (297,072)     (56,709)    (84,094)
------------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                               203,601      (18,575)    (34,330)
Cash and cash equivalents at beginning of the year                                                 109,041      127,616     161,946
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the year                                                     $ 312,642    $ 109,041   $ 127,616
====================================================================================================================================
Supplemental Cash Payment Information
 Interest and other financing costs paid                                                         $  28,728    $  42,487   $  45,627

------------------------------------------------------------------------------------------------------------------------------------

                See Notes To Consolidated Financial Statements.


                                            1997 ANNUAL REPORT NATIONAL STEEL 29

National Steel Corporation and Subsidiaries
Statements of Changes in Consolidated Stockholders' Equity and Redeemable Preferred Stock--Series B

Dollars in thousands                Common     Common     Preferred    Additional                      Total           Redeemable
                                    Stock--    Stock--     Stock--       Paid-In      Retained     Stockholders--      Preferred
                                    Class A    Class B    Series A       Capital      Earnings         Equity        Stock--Series B
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995           $ 221      $ 143     $ 36,650     $ 360,525     $   3,072      $ 400,611          $  66,530

Net Income                                                                             107,544        107,544

Amortization of excess of
 book value over redemption
 value of Redeemable
 Preferred Stock--Series B                                                               1,500          1,500             (1,500)

Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                        (12,458)       (12,458)

Issuance of Common
 Stock--Class B                                    69                    104,665                      104,734

Exercise of stock options                                                    169                          169

Minimum pension liability                                                               (1,765)        (1,765)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995           221        212       36,650       465,359        97,893        600,335             65,030

Net Income                                                                              53,924         53,924

Amortization of excess of
 book value over redemption
 value of Redeemable
 Preferred Stock--Series B                                                               1,500          1,500             (1,500)

Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                        (12,459)       (12,459)

Minimum pension liability                                                                1,262          1,262
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996           221        212       36,650       465,359       142,120        644,562             63,530

Net Income                                                                             213,503        213,503

Amortization of excess of book
 value over redemption value
 of Redeemable Preferred
 Stock--Series B                                                                         1,354          1,354             (1,354)

Cumulative dividends on
 Preferred Stock--
 Series A and B                                                                        (11,606)       (11,606)

Redemption of Preferred
 Stock--Series A                                           (36,650)                                   (36,650)

Redemption of Redeemable
 Preferred Stock--Series B
 and related settlement with Avatex                                       26,476                       26,476            (62,176)

Minimum pension liability                                                                 (661)          (661)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 3l, 1997         $ 221      $ 212     $ ------     $ 491,835     $ 344,710      $ 836,978          $ -------
====================================================================================================================================

                See notes to consolidated financial statements.

National Steel Corporation
and Subsidiaries

Notes to Consolidated
Financial Statements

December 31, 1997

NOTE A--DESCRIPTION OF THE BUSINESS
AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

     National Steel Corporation and its majority owned subsidiaries (the "Company") is a domestic manufacturer engaged in a single line of business, the production and processing of steel. The Company targets high value-added applications of flat rolled carbon steel for sale primarily to the automotive, construction and container markets. The Company also sells hot and cold rolled steel to a wide variety of other users including the pipe and tube industry and independent steel service centers. The Company's principal markets are located throughout the United States.

     In 1997, 1996 and 1995, no single customer accounted for more than 10.0% of net sales. Sales to the automotive market accounted for approximately 27% of total net sales in 1997 and approximately 28% in 1996 and 1995. Concentration of credit risk related to trade receivables is limited due to the large numbers of customers in differing industries and geographic areas and management's credit practices.

     Since 1986, the Company has had cooperative labor agreements with the United Steelworkers of America (the "USWA"), the International Chemical Workers Union Council of the United Food and Commercial Workers and other labor organizations, which collectively represent 82.3% of the Company's employees. The Company entered into a six-year agreement with these labor organizations in 1993 (the "1993 Settlement Agreement"). Additionally, the 1993 Settlement Agreement contains a no-strike clause also effective through August 1, 1999. Scheduled negotiations reopened in 1996, and were ultimately resolved utilizing the arbitration provisions provided for in the 1993 Settlement Agreement without any disruption to operations. The 1993 Settlement Agreement provided that an individual designated by the International President of the United Steelworkers of America would be elected to the Company's Board of Directors.

Principles of Consolidation

     The consolidated financial statements include the accounts of National Steel Corporation and its majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

     Cash equivalents are short-term liquid investments consisting principally of time deposits and commercial paper at cost which approximates market. These investments have maturities of three months or less at the time of purchase.

Investments

     Investments consist of a time deposit at cost which has a maturity greater than three months at the time of purchase. At December 31, 1997, the cost of the investment approximates market.

Risk Management Contracts

     In the normal course of business, the Company enters into certain derivative financial instruments, primarily commodity purchase swap contracts and foreign currency forward contracts, to manage its exposure to fluctuations in commodity prices and foreign currency exchange rates. The Company designates the financial instruments as hedges for

                                          1997 ANNUAL REPORT  NATIONAL STEEL  31
specific anticipated transactions. Gains and losses from hedges are classified in the income statement in cost of goods sold when the contracts are closed. Cash flows from hedges are classified in the statement of consolidated cash flows under the same category as the cash flows from the related anticipated transactions. The Company does not enter into any derivative transactions for speculative purposes. (See Note N--Risk Management Contracts.)

Inventories

     Inventories are stated at the lower of last-in, first-out ("LIFO") cost or market.

     Based on replacement cost, inventories would have been approximately $183.9 and $168.8 million higher than reported at December 31, 1997 and 1996, respectively. During each of the last three years, certain inventory quantity reductions caused liquidations of LIFO inventory values. These liquidations did not have a material effect on net income.

     The Company's inventories as of December 31 are as follows:

                                1997        1996
                              Dollars in thousands
Inventories
Finished and semi-finished    $358,486    $390,675
Raw materials and supplies     154,056     184,331
--------------------------------------------------
                               512,542     575,006
Less LIFO reserve              138,340     134,439
--------------------------------------------------
                              $374,202    $440,567
==================================================

Investments in Affiliated Companies

     Investments in affiliated companies (corporate joint ventures and 20.0% to 50.0% owned companies) are stated at cost plus equity in undistributed earnings since acquisition. Undistributed earnings (deficit) of affiliated companies included in retained earnings at December 31, 1997 and 1996 amounted to ($1.1) million and $14.6 million, respectively. (See Note J--Non-Operational Income Statement Activities.)

     In May 1997, the Company completed the acquisition of an additional 12% of the equity in ProCoil Corporation ("ProCoil") for approximately $.4 million. This brings the Company's total ownership to 56% as of December 31, 1997. ProCoil's financial position and results of operations have been included in the consolidated financial statements from the date of this acquisition.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost and include certain expenditures for leased facilities. Interest costs applicable to facilities under construction are capitalized. Capitalized interest amounted to $5.3 million in 1997, $4.0 million in 1996 and $6.3 million in 1995. Depreciation of capitalized interest amounted to $4.5 million in 1997, $5.5 million in 1996 and $5.6 million in 1995.

Depreciation

     Depreciation of production facilities and capitalized lease obligations are generally computed by the straight-line method. Depreciation of furnace relinings are computed on the basis of tonnage produced in relation to estimated total production to be obtained from such facilities.

Research and Development

     Research and development costs are expensed when incurred as a component of cost of products sold. Expenses for 1997, 1996 and 1995 were $10.9 million, $11.1 million and $9.6 million, respectively.

Financial Instruments

     Financial instruments consist of cash and cash equivalents, investments and long-term obligations (excluding capitalized lease obligations). The fair value of these financial instruments approximates their carrying amounts at December 31, 1997.

Earnings per Share (Basic and Diluted)

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings per Share. SFAS No. 128 requires the Company to present two earnings per share ("EPS") amounts. It replaces the presentation of primary and fully diluted EPS with basic and diluted EPS. Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period.

     The calculation of the dilutive effect of stock options on the weighted average shares is as follows:

                              1997      1996      1995
                                Shares in thousands
-------------------------------------------------------
Denominator for basic
  earnings per share--
  weighted-average shares    43,288    43,288    42,707

Effect of stock options         485         6       772
-------------------------------------------------------

Denominator for diluted
  earnings per share         43,773    43,294    43,479
=======================================================

     Options to purchase common stock of 194,000 shares in 1997, 1,154,235 shares in 1996 and 196,000 shares in 1995 were outstanding, but were excluded from the computation of diluted earnings per share because the exercise prices were greater than the average market price of the common shares during those years. All EPS amounts for all periods presented conform to SFAS No. 128 requirements.

Use of Estimates

     Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the year. Actual results could differ from those estimates.

Reclassifications

     Certain amounts in prior years consolidated financial statements have been reclassified to conform with the current year presentation.

Impact of Recently Issued Accounting Standards

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which is effective for years beginning after December 15, 1997, and will be adopted by the Company in 1998. The Statement establishes standards for the reporting and display of comprehensive income and its components, including changes in minimum pension liabilities. Implementation of this disclosure standard will not affect financial position or results of operations and management has not yet determined the manner in which comprehensive income will be displayed.

     In June 1997, the FASB also issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Statement changes the way public companies are required to report operating segment information in annual financial statements and in interim financial reports to stockholders. Operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Statement is effective for financial statements for fiscal years beginning after December 15, 1997, and the Company will adopt the Statement in 1998. Although the Company continues to evaluate the impact that this Statement will have on its financial reporting; the Company does not expect significant additional reporting requirements.

NOTE B--AUDIT COMMITTEE INQUIRY
AND SECURITIES AND EXCHANGE
COMMISSION INQUIRY

     In the third quarter of 1997, the Audit Committee of the Company's Board of Directors was informed of allegations about managed earnings, including excess reserves and the accretion of such reserves to income over multiple periods, as well as allegations about deficiencies in the system of internal controls. The Audit Committee engaged legal counsel who, with the assistance of an accounting firm, inquired into these matters. The Company, based upon the inquiry, restated its financial statements for certain prior periods. On January 29, 1998, the Company filed a Form 10-K/A for 1996 and Forms 10-Q/A for the first,

                                          1997 ANNUAL REPORT  NATIONAL STEEL  33
second and third quarters of 1997 reflecting the restatements. See these Forms for information about the restatement, including the effect of the restatement on items previously presented in Management's Discussion and Analysis of Results of Operations and Financial Condition.

     On December 15, 1997, the Board of Directors approved the termination of the Company's Vice-President Finance in connection with the Audit Committee inquiry. During January 1998, legal counsel to the Audit Committee issued its report to the Audit Committee, and the Audit Committee approved the report and concluded its inquiry. On January 21, 1998, the Board of Directors accepted the report and approved the recommendations, except for the recommendation to revise the Audit Committee Charter, which was approved on February 9, 1998. The report found certain misapplications of generally accepted accounting principles and accounting errors, including excess reserves, which have been corrected in the amended filings, referred to above. The report found that the accretion of excess reserves to income during the first, second and third quarters of 1997, as described in the Forms 10-Q/A for those quarters, may have had the effect of management of earnings as the result of errors in judgement and the misapplication of generally accepted accounting principles. However, the report concluded that these errors do not appear to have involved the intentional misstatement of the Company's accounts. The report also found weaknesses in internal controls and recommended various improvements in the Company's system of internal controls, including a comprehensive review of such controls, a restructuring of the Company's finance and accounting department, and expansion of the role of the internal audit functions, as well as corrective measures to be taken related to the specific causes of the accounting errors. The Company has begun to implement these recommendations with involvement of the Audit Committee.

     The Securities and Exchange Commission (the "Commission") has authorized an investigation pursuant to a formal order of investigation relating to the matters described above. The Company has been cooperating with the staff of the Commission and intends to continue to do so.

NOTE C--CAPITAL STRUCTURE

     The Company has two classes of common stock. The shares of Class A Common Stock are owned by NKK U.S.A. Corporation. Each of these shares is entitled to two votes. The shares of Class B Common Stock are publicly traded and each of the shares is entitled to one vote.

     As a result of its ownership of the Class A Common Stock, NKK U.S.A. Corporation controls approximately 67.6% of the voting power of the Company. The remaining 32.4% of the combined voting power is held by the public.

     At December 31, 1997, the Company's capital structure was as follows.

     Class A Common Stock: At December 31, 1997, the Company had 30,000,000 shares of $.01 par value Class A Common Stock authorized, of which 22,100,000 shares were issued and outstanding and owned by NKK U.S.A. Corporation. Each share is entitled to two votes. No cash dividends were paid on the Class A Common Stock in 1997, 1996, or 1995.

     Class B Common Stock: At December 31, 1997, the Company had 65,000,000 shares of $.01 par value Class B Common Stock authorized and 21,188,240 shares issued and outstanding. No cash dividends were paid on the Class B Common Stock in 1997, 1996, or 1995. All of the issued and outstanding shares of Class B Common Stock are publicly traded.

     On February 10, 1998, the Board of Directors authorized a quarterly dividend payment of $.07 per common share, payable on March 11, 1998 to stockholders of record on February 25, 1998.

     In prior years, the Company had two series of preferred stock outstanding. Both of these series of stock were redeemed in the fourth quarter of 1997.

     Prior to redemption, which occurred on December 29, 1997, there were 5,000 shares of $1.00 par value Series A Preferred Stock issued and outstanding. All of this stock was owned by NKK U.S.A. Corporation. Annual dividends of $806.30 per share were cumulative and payable quarterly. Dividend payments of approximately $4 million were paid in each of the three years ended December 31, 1997. This stock was redeemed at its book value of approximately $36.7 million plus accrued dividends through the redemption date. This stock had not been subject to mandatory redemption provisions.

     The Company also had 10,000 shares of Redeemable Preferred Stock--Series B issued and outstanding prior to the redemption of these shares on November 24, 1997. This stock had been owned by Avatex Corporation ("Avatex"--formerly known as FoxMeyer Health Corporation). Annual dividends of $806.30 per share were cumulative and payable quarterly. This stock was subject to mandatory redemption on August 5, 2000. Concurrent with the stock repurchase in 1997, the Company and Avatex settled Avatex's obligations relating to certain Weirton liabilities for which Avatex agreed to indemnify the Company in prior recapitalization programs. A further discussion of the redemption and assumption can be found in Note I-- Weirton Liabilities. In 1997, dividends were accrued and paid on this stock through November 4, 1997.

     The mandatory redemption price of the Redeemable Preferred Stock--Series B was $58.3 million. The difference between this price and the book value of the stock was being amortized to retained earnings at a rate of $1.5 million per year.

                                          1997 ANNUAL REPORT  NATIONAL STEEL  35

NOTE D--LONG-TERM OBLIGATIONS

Long-term obligations are as follows:


                                                                                                               December 31,
                                                                                                             1997        1996
                                                                                                           Dollars in thousands
First Mortgage Bonds, 8.375% Series due August 1, 2006,
   with general first liens on principal plants, properties and certain subsidiaries.                      $ 75,000    $ 75,000

Vacuum Degassing Facility Loan, 10.336% fixed rate due in semi-annual installments through
   2000, with a first mortgage in favor of the lenders.                                                      19,753      26,375

Continuous Caster Facility Loan, 10.057% fixed rate to 2000 when the rate will be reset to a current
   rate. Equal semi-annual payments due through 2007, with a first mortgage in favor of the lenders.        107,873     113,920

Coke Battery Loan, 7.54% fixed rate with semi-annual payments due through 2008.
   Lenders are wholly-owned subsidiaries of NKK and are unsecured.
   (See discussion of debt repayment in this note.)                                                         -------     161,912

Pickle Line Loan, 7.726% fixed rate due in equal semi-annual installments through 2007,
   with a first mortgage in favor of the lender.                                                             78,788      83,526

ProCoil, various rates and due dates                                                                         18,959     -------

Capitalized lease obligations                                                                                21,026      24,965

Other                                                                                                        21,110      22,327
-------------------------------------------------------------------------------------------------------------------------------
Total long-term obligations                                                                                 342,509     508,025

Less long-term obligations due within one year                                                               31,533      37,731
-------------------------------------------------------------------------------------------------------------------------------
Long-term obligations                                                                                      $310,976    $470,294
===============================================================================================================================


Future minimum payments for all long-term obligations and leases as of December 31, 1997 are as follows:


                                                                                              Other
                                                               Capitalized    Operating     Long-Term
                                                                  Lease        Leases      Obligations
                                                                            Dollars in thousands
1998                                                              $  6,712     $ 64,463       $ 27,125

1999                                                                 6,712       59,868         24,829

2000                                                                 6,712       50,446         22,983

2001                                                                 6,712       39,673         24,001

2002                                                               -------       36,881         32,600

Thereafter                                                         -------      113,603        189,945
------------------------------------------------------------------------------------------------------
Total Payments                                                    $ 26,848     $364,934       $321,483
                                                                               =======================
Less amount representing interest                                    5,822

Less current portion of obligations under capitalized lease          4,408
--------------------------------------------------------------------------
Long-term obligations under capitalized lease                     $ 16,618
==========================================================================

     Operating leases include a coke battery facility which services the Granite City Division and expires in 2004, a continuous caster and the related ladle metallurgy facility which services the Great Lakes Division and expires in 2008, and an electrolytic galvanizing facility which services the Great Lakes Division and expires in 2001. Upon expiration, the Company has the option to extend the leases or purchase the equipment at fair market value. The Company's remaining operating leases cover various types of properties, primarily machinery and equipment, which have lease terms generally for periods of 2 to 20 years, and which are expected to be renewed or replaced by other leases in the normal course of business. Rental expense totaled $75.3 million in 1997, $72.2 million in 1996 and $71.8 million in 1995.

     The Company borrowed a total of $350.0 million over a three year period ended in 1993 from United States subsidiaries of NKK for the rebuild of the Great Lakes Division No. 5 coke battery. During 1995, the Company utilized proceeds from the 6.9 million share Class B Common Stock primary offering, along with other cash funds, to prepay $133.3 million aggregate principal amount of the aforementioned loan. During 1996, the Company made principal payments of $15.2 million and recorded $12.1 million in interest expense on the coke battery loan. During 1997, the Company made principal payments of $161.9 million (includes a $154.3 million prepayment) and recorded $5.3 million in interest expense on the coke battery loan. In June 1997, the Company utilized $154.3 million of the proceeds from the sale of the Great Lakes Division No. 5 coke battery to prepay all of the outstanding debt associated with the related loan.

     As a result of the early debt repayment, an extraordinary loss of $5.4 million (net of a tax benefit of $1.4 million) was reflected in 1997 income.

Credit Arrangements

     The Company's credit arrangements consist of a Receivables Purchase Agreement (the "Receivables Purchase Agreement") with commitments of up to $200.0 million and an expiration date of September 2002 and a $100.0 million and a $50.0 million credit facility, both of which are secured by the Company's inventories (the "Inventory Facilities") and expire in May 2000 and July 1998, respectively.

     The Company is currently in compliance with all material covenants of, and obligations under, the Receivables Purchase Agreement, the Inventory Facilities and other debt instruments. On December 31, 1997, there were no cash borrowings outstanding under the Receivables Purchase Agreement or the Inventory Facilities, and outstanding letters of credit under the Receivables Purchase Agreement totaled $91.0 million. During 1997, the maximum availability under the Receivables Purchase Agreement, after reduction for letters of credit outstanding, varied from $76.7 million to $111.1 million and was $109.0 million as of December 31, 1997.

     Various debt and certain lease agreements include restrictions on the amount of stockholders' equity available for the payment of dividends. Under the most restrictive of these covenants, stockholders' equity in the amount of $391.3 million was free of such limitations at December 31, 1997. In addition, any dividend payments must be matched by a like contribution into a Voluntary Employees' Beneficiary Association Trust ("VEBA Trust"), the amount of which is calculated under the terms of the 1993 Settlement Agreement between the Company and the USWA, until the asset value of the VEBA Trust exceeds $100.0 million. The asset value of the VEBA Trust at December 31, 1997 was approximately $91 million. The labor agreement provides for exclusion or "offsets" to the matching of cash dividends. Currently, the Company has the capability of declaring a dividend slightly in excess of $27 million without having to contribute any matching amounts into the VEBA Trust.

NOTE E--PENSIONS

     The Company has various non-contributory defined benefit pension plans covering substantially all employees. Benefit payments for salaried employees are based upon a formula which utilizes employee age, years of credited service and the highest sixty consecutive months of pensionable


                                            1997 ANNUAL REPORT NATIONAL STEEL 37
earnings during the last ten years preceding normal retirement. Benefit payments to most hourly employees are the greater of a benefit calculation utilizing fixed rates per year of service or the highest sixty consecutive months of pensionable earnings during the last ten years preceding retirement, with a premium paid for years of service in excess of thirty years. The Company's funding policy is to contribute, at a minimum, the amount necessary to meet minimum funding standards as prescribed by applicable law. The Retirement Protection Act of 1994 accelerated the Company's funding requirement in order to reach a target funding level of 90% of current pension liability. The Company's contributions to the pension trust for 1997 and 1996 were $83.7 million and $59.9 million, respectively. The Company will contribute approximately $125.6 million to its pension plans in 1998 and expects to make similar contributions over the next two years.

  As a result of a third quarter 1996 change in measurement date from December 31 to September 30 for pension and other postretirement employee benefit obligations ("OPEBs"), the Company recorded a cumulative effect credit of $8.3 million ($.19 per share) in 1996 related to pensions.

  Pension expense and related actuarial assumptions utilized are summarized below:

                                               1997        1996         1995
                                                     Dollars in thousands
Assumptions:
  Discount rate                                 8.00%        7.25%        8.75%
  Return on assets                              9.25%        9.25%        8.50%
  Average rate of compensation
     increase                                   4.70%        4.70%        4.70%
------------------------------------------------------------------------------
Pension expense:
  Service cost                             $  24,059   $   25,989   $   19,143
  Interest cost                              114,975      111,364      110,683
  Actual return on plan assets              (216,665)     (82,362)    (234,792)
  Net amortization and deferral              135,356        6,930      169,756
------------------------------------------------------------------------------
Net pension expense                           57,725       61,921       64,790
Cumulative effect of
  accounting change                          -------       (8,300)     -------
------------------------------------------------------------------------------
Total pension expense                      $  57,725   $   53,621   $   64,790
==============================================================================

                                                            1997         1996
                                                          Dollars in thousands
Assumptions:
 Discount rate                                               7.50%        8.00%
 Average rate of compensation increase                       4.70%        4.70%
------------------------------------------------------------------------------
Funded Status:
 Accumulated benefit obligation ("ABO")
   including vested benefits
   of $1,338,694 and
   $1,249,551 for 1997 and
   1996, respectively                                  $1,464,940   $1,364,742
 Effect of future projected pensionable
   earnings increases                                     122,029       99,502
------------------------------------------------------------------------------
 Projected benefit obligation ("PBO")                   1,586,969    1,464,244
 Plan assets at fair market value                       1,352,925    1,181,708
------------------------------------------------------------------------------
 PBO in excess of plan assets
   at fair market value                                   234,044      282,536
 Unrecognized transition obligation                       (35,078)     (43,809)
 Unrecognized net gain                                    130,606      106,702
 Unrecognized prior service cost                          (85,804)     (98,480)
 Pension contributions October
   through December                                        (9,633)      (7,321)
 Adjustment required to recognize
   minimum pension liability                                2,315       17,543
------------------------------------------------------------------------------
 Accrued pension liability                                236,450      257,171
 Less pension liability due
   within one year                                         69,616       13,934
------------------------------------------------------------------------------
Long-term pension liability
  at December 31                                       $  166,834   $  243,237
==============================================================================

  As a result of a decrease in long-term interest rates at September 30, 1997, the Company decreased the discount rate used to calculate the actuarial present value of its ABO by 50 basis points to 7.50% from the rate used at September 30, 1996. This is the primary reason for the increase in the ABO.

  The adjustment required to recognize the minimum pension liability of $2.3 million and $17.5 million at December 31, 1997 and 1996, respectively, represents the excess of the ABO over the fair value of plan assets, including unfunded accrued pension cost in underfunded plans. The decrease in the minimum pension liability is primarily attributable to favorable investment returns and higher contribution levels partially offset by a lower discount rate.

  At September 30, 1997, the Company's pension plans' assets of $1.4 billion were comprised of approximately 62% equity investments, 35% fixed income investments and 3% real estate investments.

NOTE F--POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company provides contributory healthcare and life insurance benefits for certain retirees and their dependents. Generally, employees who are retired are eligible to participate in the medical benefit plans if they retired under one of the Company's pension plans, on other than a deferred vested basis, and, at the time of retirement, had at least 15 years of continuous service. However, salaried employees hired after January 1, 1993 are not eligible to participate in the plans. The Company has elected to amortize its transition obligation over 20 years, 15 of which remain at December 31, 1997.

  As a result of a third quarter 1996 change in measurement date from December 31 to September 30 for pensions and OPEBs, the Company recorded a cumulative effect credit of $2.8 million ($.06 per share) in 1996 related to OPEBs.

  The components of postretirement benefit cost and related actuarial assumptions were as follows:

                                        1997        1996        1995
                                            Dollars in thousands
Assumptions:
  Discount rate                         8.00%       7.25%       8.75%
  Health care trend rate                6.60%       7.20%       7.80%
-------------------------------------------------------------------
Postretirement benefit cost:
  Service cost                      $ 11,256   $  12,546   $  10,573
  Interest cost                       48,623      47,812      54,416
  Actual return of
   plan assets                       (18,380)     (3,422)    -------
  Amortization of
   transition obligation              27,285      27,759      27,759
  Other                                6,635      (1,465)     (5,003)
--------------------------------------------------------------------
Net postretirement
  benefit cost                        75,419      83,230      87,745
Cumulative effect of
  accounting change                  -------      (2,800)    -------
--------------------------------------------------------------------
  Total postretirement
    benefit cost                    $ 75,419   $  80,430   $  87,745
====================================================================


  The following represents the plans' funded status as of September 30, 1997 and 1996, reconciled with amounts recognized in the consolidated balance sheet and related actuarial assumptions (excluding Weirton liabilities, which are presented in Note I of the consolidated financial statements):


                                              1997       1996
                                          Dollars in thousands
Assumptions:
  Discount rate                                 7.50%        8.00%
  Health care trend rate                        6.30%        6.60%
Accumulated postretirement
  benefit obligation ("APBO"):
    Retirees                               $ 424,002   $ 429,774
    Fully eligible active participants        75,207      76,945
    Other active participants                109,671     108,823
----------------------------------------------------------------
Total                                        608,880     615,542
Plan assets at fair value                     82,667      48,287
----------------------------------------------------------------
APBO in excess of plan assets                526,213     567,255
Unrecognized transition obligation          (400,515)   (427,800)
Unrecognized net gain                        169,871     137,432
Claims and contributions October
  through December                           (15,865)    (15,118)
----------------------------------------------------------------
Accrued postretirement benefit
  liability                                  279,704     261,769
Less postretirement benefit
  liability due within one year               27,000      10,000
----------------------------------------------------------------
Long-term postretirement
  benefit liability at December 31         $ 252,704   $ 251,769
================================================================


  The assumed healthcare cost trend rate of 6.3% in 1997 decreases gradually to the ultimate trend rate of 5.0% in 2002 and thereafter. A 1.0% increase in the assumed healthcare cost trend rate would have increased the APBO at September 30, 1997 and postretirement benefit cost for 1997 by $56.3 million and $6.5 million, respectively.

  In connection with the 1993 Settlement Agreement between the Company and the USWA, the Company began prefunding the OPEB obligation with respect to USWA represented employees beginning in 1994. Pursuant to the terms of the 1993 Settlement Agreement, a VEBA Trust was established. Under the terms of the agreement, the Company agreed to contribute a minimum of $10.0 million annually and, under certain circumstances, additional amounts calculated as set forth in the 1993 Settlement Agreement. In 1997 and 1996, the Company contributed $16.0 million and $15.5 million, respectively, to the VEBA Trust. The VEBA Trust assets of $82.7 million at September 30, 1997, were comprised of 43.0% equity investments and 57.0% fixed income investments.

                                            1997 ANNUAL REPORT NATIONAL STEEL 39

NOTE G--OTHER LONG-TERM LIABILITIES

     Other long-term liabilities at December 31 consisted of the following:

                                                   1997       1996
                                                 Dollars in thousands

Deferred gain on sale leasebacks                 $ 18,618   $ 21,503
Insurance and employee benefits
 (excluding pensions and OPEBs)                    94,861    117,913
Plant closings                                     13,720     45,480
Released Weirton benefit liabilities                  ---    122,697
Other                                              24,101     24,537
--------------------------------------------------------------------
Total other long-term liabilities                $151,300   $332,130
====================================================================

     During 1997, the Company and Avatex settled certain Weirton benefit liabilities. See Note I--Weirton Liabilities for details of this transaction.

NOTE H--INCOME TAXES

     Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at December 31 are as follows:

                                                  1997        1996
                                                Dollars in thousands

Deferred tax assets
 Accrued liabilities                           $ 127,300   $ 139,900
 Employee benefits                               211,300     206,300
 Net operating loss ("NOL")
   carryforwards                                  17,400      63,000
 Leases                                           10,000      12,700
 Alternative minimum tax credits                  66,200      30,400
 Other                                            29,200      28,000
--------------------------------------------------------------------
Total deferred tax assets                        461,400     480,300
 Valuation allowance                             (83,300)   (106,200)
--------------------------------------------------------------------
Deferred tax assets net of
 valuation allowance                             378,100     374,100
--------------------------------------------------------------------
Deferred tax liabilities
 Book basis of property in
   excess of tax basis                          (174,300)   (168,200)
 Excess tax LIFO over book                       (21,800)    (40,400)
 Other                                            (8,900)    (14,000)
--------------------------------------------------------------------
Total deferred tax liabilities                  (205,000)   (222,600)
--------------------------------------------------------------------
Net deferred tax assets after
  valuation allowance                          $ 173,100   $ 151,500
====================================================================

     In 1997 and 1996, the Company determined that it was more likely than not that approximately $450 million and $395 million, respectively, of future taxable income would be generated to justify the net deferred tax assets after the valuation allowance. Accordingly, the Company recognized additional deferred tax assets of $21.6 million in both 1997 and 1996 and $28.6 million in 1995.

     Significant components of income taxes (credit) are as follows:

                                                   1997       1996       1995
                                                      Dollars in thousands

Current taxes payable:
 Federal alternative
   minimum tax                                   $ 35,536   $ 10,426   $  9,498
 State and foreign                                  2,295        334      6,901
Deferred tax credit                               (21,600)   (21,600)   (28,600)
-------------------------------------------------------------------------------
Income taxes (credit)                            $ 16,231   $(10,840)  $(12,201)
===============================================================================

     The reconciliation of income tax computed at the federal statutory tax rates to the recorded income taxes (credit) is as follows:

                                                 1997       1996       1995
                                                    Dollars in thousands

Tax at federal  statutory rates                $ 82,300   $ 11,200   $ 31,500
Benefit of operating
  loss carryforward                             (41,400)    (9,900)   (62,200)
Temporary differences
  for which no benefit
  (benefit) was
  recognized (net)                              (39,300)   (27,300)    14,700
Depletion                                        (5,200)    (1,900)    (4,300)
Dividend exclusion                               (2,000)    (1,200)    (1,800)
Alternative minimum tax                          35,536     10,426      9,498
Other                                           (13,705)     7,834        401
-----------------------------------------------------------------------------
Income taxes (credit)                          $ 16,231  $ (10,840) $ (12,201)
=============================================================================

     At December 31, 1997, the Company had unused federal NOL carryforwards of approximately $47.8 million ($174.8 million at December 31, 1996), which expire in 2008.

     At December 31, 1997, the Company had unused alternative minimum tax credit carryforwards of approximately $66.2 million which may be applied to offset its future regular federal income tax liabilities. These tax credits may be carried forward indefinitely.

NOTE I--WEIRTON LIABILITIES

     In 1984, NKK purchased a 50% equity interest in the Company from Avatex. As a part of these transactions, Avatex agreed to indemnify the Company, based on agreed-upon assumptions, for certain ongoing employee benefit liabilities related to the Company's former Weirton Steel Division ("Weirton"), which had been divested through an Employee Stock Ownership Plan arrangement in 1984. In 1990, NKK purchased an additional 20% equity interest in the Company from Avatex. As a part of the 1990 transaction, Avatex contributed $146.6 million to the Company for employee benefit related liabilities and agreed that dividends from the Redeemable Preferred Stock--Series B would be primarily used to fund pension obligations of Weirton. Under this arrangement, it was agreed that the Company would release Avatex from its indemnification obligation at the time of the scheduled redemption of the Redeemable Preferred Stock--Series B or at an earlier date if agreed to by the parties. The Redeemable Preferred Stock--Series B was scheduled to be redeemed in the year 2000. Avatex also agreed in 1984 to indemnify the Company against certain environmental liabilities related to Weirton and the Company's subsidiary, The Hanna Furnace Corporation ("Environmental Liabilities"). In 1994, Avatex prepaid $10.0 million to the Company with respect to these Environmental Liabilities. In 1995, the Company redeemed one half of the outstanding Redeemable Preferred Stock--Series B for approximately $67 million, with the proceeds going to partially fund the Weirton pension obligations.

     During the fourth quarter of 1997, the Company redeemed the remaining Redeemable Preferred Stock--Series B held by Avatex, which had a book value including accrued dividends of $62.6 million. In addition, the Company finalized a settlement with Avatex regarding certain employee benefit liabilities associated with Weirton, as well as the Environmental Liabilities. As a result of the redemption and settlement, the Company made a payment of $59.0 million to Avatex and will pay Avatex an additional $10.0 million, without interest, in installments of $2.5 million each, in the first and second quarters of 1998, and a third installment of $5.0 million in the fourth quarter of 1998. In connection with the settlement, Avatex released any claims to amounts received with respect to settlements reached in a lawsuit brought by the Company and Avatex against certain former insurers of the Company, wherein recovery was sought for past and future environmental claims, which included the Environmental Liabilities. At the time of the Avatex settlement, the Company recognized insurance proceeds (net of taxes and expenses) aggregating approximately $13.6 million related to the settlement of such lawsuit. The Company will also retain the $9.2 million remaining balance of the Environmental Liabilities prepayment made by Avatex in 1994.

     Under its settlement with Avatex, the Company has recorded liabilities for the Weirton pension obligation, certain other Weirton employee benefit liabilities and the Environmental Liabilities, and has relieved Avatex from any future indemnity obligation with regard to all such liabilities.

     Also, as a result of the redemption of the Company's Redeemable Preferred Stock--Series B, NKK U.S.A. Corporation, a subsidiary of NKK Corporation, will no longer have any obligation to Avatex relating to a "put" agreement entered into in 1990 at the time this preferred stock was issued. The lapse of this "put" with respect to the Company's dividend and redemption obligations may result in imputed income to NKK U.S.A. Corporation. Subsequent to December 31, 1997, the Company made a payment of approximately $1.4 million to NKK U.S.A. Corporation for taxes related to this imputed income.

     The redemption of Redeemable Preferred Stock--Series B and the related transactions described above, which are the resolution of the 1990 recapitalization plan, have been reflected as a capital transaction resulting in an increase in additional paid-in capital of approximately $26.5 million.

     The Company has accrued for the Weirton employee benefit liabilities in its financial statements based on consistent interest rate, mortality and other assumptions used in its other benefit plan valuations.

                                            1997 ANNUAL REPORT NATIONAL STEEL 41

     Information with respect to the funded status of the Weirton Pension and OPEB liabilities using actuarial valuations as of November 30, 1997 is as follows: (See Note E--Pensions and Note F--Post retirement Benefits Other than Pensions.)

Pension Information                                Dollars in thousands

Funded Status:
Accumulated benefit obligations
  ("ABO") including vested benefits and
  effect of future pensionable earnings
  increases                                               $489,000
-----------------------------------------------------------------------
Projected benefit obligation ("PBO")                       489,000
Plans assets at fair value                                 493,600
-----------------------------------------------------------------------
Plan assets at fair value in excess of PBO                $  4,600
=======================================================================

OPEB Information                                   Dollars in thousands

Funded Status:
Accumulated postretirement benefit
  obligation ("APBO")
    Retirees                                              $101,900
    Fully eligible active participants                     -------
    Other active participants                              -------
-----------------------------------------------------------------------
Long-term postretirement
 benefit liability                                        $101,900
=======================================================================

NOTE J--NON-OPERATIONAL INCOME STATEMENT ACTIVITIES

     A number of non-operational activities are reflected in the income statement in each of the three years ended December 31, 1997. A discussion of these items follows.

Net Gain on the Disposal Of Non-Core Assets and Other Related Activities

     In 1997 and 1996, the Company disposed, or made provisions for disposing of, certain non-core assets. The effects of these transactions and other activities relating to non-core assets are presented as a separate component in the statement of consolidated income. A discussion of these items follows.

     On April 1, 1997, the Company completed the sale of its 21.7% minority equity interest in the Iron Ore Company of Canada ("IOC") to North Limited, an Australian mining and metal company ("North"). The Company received proceeds (net of taxes and expenses) of $75.3 million from North in exchange for its interest in IOC and recorded a $37.0 million gain. The Company will continue to purchase iron ore at fair market value from IOC pursuant to the terms of long-term supply agreements.

     On June 12, 1997, the Company completed the sale of the Great Lakes Division No. 5 coke battery and other related assets, including coal inventories, to a subsidiary of DTE Energy Company ("DTE"). The Company received proceeds (net of taxes and expenses) of $234.0 million in connection with the sale and recorded a total loss on the transaction of $14.3 million ($11.0 million in the second quarter of 1997 and $3.3 million in the fourth quarter of
1997). The Company utilized a portion of the proceeds to prepay the remaining $154.3 million of the related party coke battery debt, resulting in an extraordinary loss of $5.4 million (net of a tax benefit of $1.4 million). As part of the arrangement, the Company has agreed to operate the battery under an operation and maintenance agreement executed with DTE, and will purchase the majority of the coke produced from the battery under a requirements contract, with the price being adjusted during the term of the contract, primarily to reflect changes in production costs.

     In the second quarter of 1997, the Company also recorded a charge of $3.6 million for costs related to the decision to cease operations of American Steel Corporation, a wholly-owned subsidiary which pickled and slit steel.

     In 1997, the Company sold four coal properties and recorded a net gain of $11.8 million. In conjunction with one of the property sales, the purchaser agreed to assume the potential environmental liabilities and, as a result, the Company eliminated the related accrual of approximately $8 million. Additionally, during 1997, the Company received new information related to closed coal properties' employee benefit liabilities and other expenses and reduced the related accruals by $19.8 million. In aggregate, the above coal properties transactions resulted in a gain of $39.6 million in 1997.

     In September 1996, the Company sold a portion of land that had been received in conjunction with the settlement of a lawsuit and recorded a net gain of $3.7 million.

Unusual Charge

     In 1995 the Company recorded an unusual charge of $5.3 million for costs associated with a reduction in the salaried work force.

Extraordinary Items

     An extraordinary loss of $5.4 million (net of a tax benefit of $1.4 million) was reflected in 1997 income. This loss relates to early debt repayment costs related to debt associated with the Company's Great Lakes Division No. 5 coke battery, which was sold in the second quarter of 1997. An extraordinary gain of $5.4 million (net of a tax provision of $.5 million) was recorded in income in 1995. This gain relates to the early payment of $133.3 million of debt.

Cumulative Effect of Accounting Change

     The Company reflected in its 1996 income statement the cumulative effect of an accounting change which resulted from a change in the valuation date used to measure liabilities related to pension and OPEB liabilities. The cumulative impact of this change was $11.1 million. The valuation date to measure the liabilities was changed from December 31 to September 30 in order to provide more timely information with respect to pension and OPEB provisions.

NOTE K--RELATED PARTY TRANSACTIONS

     Summarized below are transactions between the Company and NKK, and the Company's affiliated companies accounted for using the equity method.

     The Company had U.S. dollar denominated borrowings outstanding with NKK affiliates totaling $161.9 million as of December 31, 1996. The Company prepaid this related party debt in June of 1997. In addition, the Company incurred an early debt repayment penalty of $4.5 million which was paid to the NKK affiliates. (See Note D--Long-Term Obligations and Note J--Non-Operational Income Statement Activity.) During 1997, the Company purchased approximately $4.3 million of finished coated steel produced by NKK, with such purchase made from trading companies, for what the Company believes are fair market values.

     Effective May 1, 1995, the Company entered into an Agreement for the Transfer of Employees (the "Agreement"--superceding a prior arrangement) with NKK Corporation. The Agreement was unanimously approved by all directors of the Company who were not then, and never have been, employees of NKK. Pursuant to the terms of this Agreement, technical and business advice is provided through NKK employees who are transferred to the employ of the Company. The Agreement further provides that the initial term can be extended from year to year after expiration of the initial term, if approved by NKK and by a majority of the directors of the Company who were not then, and never have been, employees of NKK. The Agreement has been extended through the calendar year 1998 in accordance with this provision. Pursuant to the terms of the Agreement, the Company is obligated to reimburse NKK for the costs and expenses incurred by NKK in connection with the transfer of these employees, subject to an agreed-upon cap. The cap was $11.7 million during the initial term and $7.0 million during each of 1997 and 1998. The Company expensed $5.4 million and $4.2 million under this Agreement, and for various other engineering services provided by NKK during 1997 and 1996, respectively.

     In both 1997 and 1996, cash dividends of approximately $4.0 million were paid on the Preferred Stock--Series A. On December 29, 1997, all shares of Preferred Stock--Series A were redeemed. (See Note C--Capital Structure.)

     Also, as a result of the redemption of the Company's Redeemable Preferred Stock--Series B, NKK U.S.A. Corporation, a subsidiary of NKK Corporation, will no longer have any obligation to Avatex relating to a "put" agreement entered into in 1990 at the time this preferred stock was issued. The lapse of this "put" with respect to the Company's dividend and redemption obligations may result in imputed income to NKK U.S.A. Corporation. Subsequent to December 31, 1997, the Company made a payment of approximately $1.4 million to NKK U.S.A. Corporation for taxes related to this imputed income. (See Note I--Weirton Liabilities.)

                                            1997 ANNUAL REPORT NATIONAL STEEL 43

     The Company is contractually required to purchase its proportionate share of raw material production from certain affiliated companies. Such purchases of raw materials and services aggregated $38.3 million in 1997, $111.4 million in 1996 and $86.5 million in 1995. Additional expenses were incurred in connection with the operation of a joint venture agreement. (See Note M--Other Commitments and Contingencies.) Accounts payable at December 31, 1997 and 1996 included amounts with affiliated companies accounted for by the equity method of $5.3 million and $18.6 million, respectively. Accounts receivable at December 31, 1997 included amounts with affiliated companies of $1.2 million. There were no accounts receivable balances with affiliated companies at December 31, 1996.

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

     It is the Company's policy to expense or capitalize, as appropriate, environmental expenditures that relate to current operating sites.
Environmental expenditures that relate to past operations and which do not contribute to future or current revenue generation are expensed. With respect to costs for environmental assessments or remediation activities, or penalties or fines that may be imposed for noncompliance with such laws and regulations, such costs are accrued when it is probable that liability for such costs will be incurred and the amount of such costs can be reasonably estimated. The Company has accrued an aggregate liability of approximately $4.4 million for these items at both December 31, 1997 and 1996.

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state superfund statutes generally impose joint and several liability on present and former owners and operators, transporters and generators for remediation of contaminated properties regardless of fault. The Company and certain of its subsidiaries are involved as a potentially responsible party ("PRP") at a number of off-site CERCLA or state superfund site proceedings. At some of these sites, the Company does not have sufficient information regarding the nature and extent of the contamination, the wastes contributed by other PRPs, or the required remediation activity to estimate its potential liability. With respect to those sites for which the Company has sufficient information to estimate its potential liability, the Company has accrued an aggregate liability for CERCLA claims of approximately $2.3 million and $5.1 million as of December 31, 1997 and 1996, respectively.

     The Company has also recorded reclamation and other costs to restore its shutdown coal locations to their original and natural state, as required by various federal and state mining statutes. The Company has recorded an aggregate liability of approximately $2.0 million and $12.1 million at December 31, 1997 and 1996, respectively, relating to these properties. Approximately $8 million of the decrease in the environmental liability from 1996 to 1997 was a result of the sale of a coal property in the third quarter of 1997 where the buyer assumed the liability. The balance of the decrease was a result of updated information regarding other environmental proceedings.

     During the fourth quarter of 1997, the Company finalized a settlement with Avatex regarding certain environmental liabilities which are primarily associated with the Company's former Weirton Steel Division. As a result of the settlement, the Company will have responsibility for these former Avatex indemnified sites, and accordingly, has recorded an aggregate net liability of $10.0 million at December 31, 1997 (see Note I--Weirton Liabilities).

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

     As these matters progress or the Company becomes aware of additional matters, the Company may be required to accrue charges in excess of those previously accrued. However, although the outcome of any of the matters described, to the extent they exceed any applicable accruals, could have a material adverse effect on the Company's results of operations and liquidity for the applicable period, the Company has no reason to believe that such outcomes, whether considered individually or in the aggregate, will have a material adverse effect on the Company's financial condition.

NOTE M--OTHER COMMITMENTS AND CONTINGENCIES

     The Company has an agreement providing for the availability of raw material loading and docking facilities through 2002. Pursuant to this agreement, the Company must make advance freight payments if shipments fall below the contract requirements. At December 31, 1997, the maximum amount of such payments, before giving effect to certain credits provided in the agreement, totaled approximately $10 million through 2002, or approximately $2 million per year. During the three years ended December 31, 1997, no advance freight payments were made as the Company met all of the contract requirements. The Company anticipates meeting the specified contract requirements in 1998.

     In September 1990, the Company entered into a joint venture agreement to build a 400,000 ton per year continuous galvanizing line to serve North American automakers. The joint venture, DNN Galvanizing Limited Partnership, which was completed in 1993, coats steel products for the Company and Dofasco, Inc., a large Canadian steel producer ("Dofasco"). The Company is a 10.0% equity owner of the facility, Dofasco is a 50.0% owner, and a subsidiary of NKK owns the remaining 40.0%. The Company is committed to utilize and pay a tolling fee in connection with 50.0% of the available line-time of the facility. The agreement extends for 20 years after the start of production, which commenced in January 1993.

     The Company has a 50.0% interest in a joint venture with an unrelated third party, which commenced production in May 1994. The joint venture, Double G Coatings Company, L.P. ("Double G"), is a 270,000 ton per year coating facility near Jackson, Mississippi which produces galvanized and Galvalume(R) steel sheet for the construction market. The Company is committed to utilize and pay a tolling fee in connection with 50.0% of the available line-time at the facility through May 10, 2004. Double G provided a first mortgage on its property, plant and equipment and the Company has separately guaranteed $21.7 million of Double G's debt as of December 31, 1997.

     The Company has agreed to purchase its proportionate share of the limestone production from an affiliated company, which will approximate $2 million per year. These agreements contain pricing provisions that are expected to approximate market price at the time of purchase.

     The Company has entered into certain commitments with suppliers which are of a customary nature within the steel industry. Commitments have been entered into relating to future expected requirements for such commodities as coal, coke, iron ore pellets, natural and industrial gas, electricity and certain transportation and other services. Commitments have also been made relating to the supply of pulverized coal and coke briquettes. Certain commitments contain provisions which require that the Company "take or pay" for specified quantities without regard to actual usage for periods of up to 14 years. In 1998 and 1999 the Company has commitments with "take or pay" or other similar commitment provisions for approximately $194.1 million and $187.2 million, respectively.

     The Company believes that production requirements will be such that consumption of the products or services purchased under these

                                            1997 ANNUAL REPORT NATIONAL STEEL 45
commitments will occur in the normal production process. The Company also believes that pricing mechanisms in the contracts are such that the products or services will approximate the market price at the time of purchase.

NOTE N--RISK MANAGEMENT CONTRACTS

     In the normal course of business, operations of the Company are exposed to continuing fluctuations in certain commodity prices and foreign currency values. The Company's objective is to reduce earnings volatility associated with these fluctuations to allow management to focus on core business issues. Accordingly, the Company addresses these risks through a controlled program of risk management that includes the use of derivative financial instruments. The Company's derivative activities, all of which are for purposes other than trading, are initiated within the guidelines of documented corporate risk-management policies. The Company does not enter into any derivative transactions for speculative purposes.

     The amounts of derivatives summarized in the following paragraphs indicate the extent of the Company's involvement in such agreements but do not represent its exposure to market risk through the use of derivatives.

     Foreign Exchange Risk Management: A portion of the Company's cash flows are derived from transactions denominated in foreign currencies, principally the currency of Canada. The United States dollar value of transactions denominated in foreign currencies fluctuates as the United States dollar strengthens or weakens relative to the foreign currency. In order to reduce the uncertainty of foreign exchange rate movements on transactions denominated in foreign currencies, the Company enters into derivative financial instruments in the form of foreign exchange forward contracts with a major international financial institution. These forward contracts, which typically mature within one year, are designed to hedge anticipated foreign currency transactions, primarily inventory purchases and processing fees. At December 31, 1997, the Company had no contracts outstanding with respect to foreign currencies. At December 31, 1996, the Company had foreign currencies contracts outstanding in the amount of $5.3 million. Fair value approximated the contract value of these instruments at December 31, 1996.

     Commodity Risk Management: In order to reduce the uncertainty of movements on transactions to purchase zinc requirements, the Company enters into derivative financial instruments in the form of swap contracts with a major international financial institution. These swap contracts typically mature within one year. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by changes in the value of the underlying exposures being hedged. The Company had contracts to hedge future zinc requirements (up to 50% of annual requirements) in the amounts of $40.3 million and $9.2 million at December 31, 1997 and 1996, respectively. The fair value of these contracts was $35.0 million and $9.2 million at December 31, 1997 and 1996, respectively.

     The estimated fair values of derivative financial instruments used to hedge the Company's risks will fluctuate over time. The fair value of commodity purchase swap contracts and foreign currency forward contracts are calculated using pricing models used widely in financial markets.

NOTE O--LONG-TERM INCENTIVE PLAN

     The Long-Term Incentive Plan established in 1993 authorized the granting of options for up to 3,400,000 shares of Class B Common Stock to certain executive officers and other key employees of the Company. The Non-Employee Directors Stock Option Plan, also established in 1993, has authorized the grant of options for up to 100,000 shares of Class B Common Stock to certain non-employee directors. The exercise price of the options equals the fair market value of the Common Stock on the date of the grant. All options granted have ten-year terms and generally vest and become fully exercisable at the end of three years of continued employment. However, in the event that termination is by reason of retirement, permanent disability or death, the option must be exercised in whole or in part within 24 months of such occurrences.

     In 1997, the Company canceled 653,265 options and replaced them with Stock Appreciation Rights ("SARs"). In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company recorded compensation expense of $1.5 million in 1997.

     The Company adopted the disclosure-only provisions of SFAS 123 during 1996. Accordingly, no compensation expense has been recognized for the stock option plans. Had compensation cost for the option plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provision of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                1997             1996            1995
                            Dollars in thousands (except per share amounts)

Net income --
  pro forma                    $213,503         $52,659        $106,935
Basic earnings per
share--pro forma                   4.70             .99            2.26
Diluted earnings per
share--pro forma                   4.64             .96            2.21

     As a result of the aforementioned replacement of stock options with SARs, a recovery of prior years' pro forma expense for those options would be required in 1997. The recovery would offset compensation costs to be recorded in 1997, causing the pro forma net income to be the same as the reported net income.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 2.9%; expected volatility 41.4%; risk-free interest rate of 6.5%; and expected term of seven years.

     A reconciliation of the Company's stock option activity and related information follows:

                                   Number Of       Exercise
                                    Options         Price
                                             (Weighted average)
Balance outstanding at
  January 1, 1995                   718,473       $14.00
Granted                             427,500        15.02
Exercised                           (12,084)       14.00
Forfeited                          (165,973)
---------------------------------------------------------------
Balance outstanding at
  December 31, 1995                 967,916        14.38
Granted                             314,000        12.96
Forfeited                          (122,181)
---------------------------------------------------------------
Balance outstanding at
  December 31, 1996               1,159,735        14.03
Granted                             304,500         9.37
Forfeited                          (132,470)
Cancelled and
  replaced with SARs               (653,265)       14.14
---------------------------------------------------------------
Balance outstanding at
December 31, 1997                   678,500       $12.10
===============================================================

     Exercise prices for options outstanding as of December 31, 1997 ranged from $9.00 to $17.50. The weighted-average remaining contractual life of those options is 6.7 years.

     There were no exercisable stock options as of December 31, 1997 and 457,401 and 324,249 at 1996 and 1995, respectively.

                                            1997 ANNUAL REPORT NATIONAL STEEL 47

NOTE P--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Following are the unaudited quarterly results of operations for the years 1997 and 1996.

                                                                        1997
Three Months Ended                              March 31    June 30     September 30    December 31
                                                  Dollars in thousands (except per share amounts)
---------------------------------------------------------------------------------------------------
Net sales                                       $757,618    $824,869      $788,663       $768,509
Gross margin                                      69,263      87,834       103,747         69,825
Unusual items                                      -----     (25,385)      (28,804)        (4,556)
Income before extraordinary item                  26,665      64,925        78,561         48,749
Extraordinary item                                 -----      (5,397)        -----          -----
---------------------------------------------------------------------------------------------------
Net income                                      $ 26,665    $ 59,528      $ 78,561       $ 48,749
===================================================================================================
Basic earnings per share:
    Income before extraordinary item            $    .55    $   1.43      $   1.76       $   1.08
    Extraordinary item                                --        (.12)           --             --
---------------------------------------------------------------------------------------------------
Net income applicable to common stock           $    .55    $   1.31      $   1.76       $   1.08
===================================================================================================
Diluted earnings per share:
    Income before extraordinary item            $    .55    $   1.42      $   1.72       $   1.06
    Extraordinary item                                --        (.12)           --             --
---------------------------------------------------------------------------------------------------
Net income applicable to common stock           $    .55    $   1.30      $   1.72       $   1.06
===================================================================================================

                                                                        1996
Three Months Ended                              March 31    June 30     September 30    December 31
                                                  Dollars in thousands (except per share amounts)
---------------------------------------------------------------------------------------------------
Net sales                                       $682,143    $769,481      $735,858       $766,551
Gross margin                                      16,853      52,614        54,397         67,605
Income (loss) before cumulative
  effect of accounting change                    (14,196)     17,917        11,527         27,576
Cumulative effect of accounting change             -----       -----        11,100          -----
---------------------------------------------------------------------------------------------------
Net income (loss)                               $(14,196)   $ 17,917      $ 22,627       $ 27,576
===================================================================================================
Basic and diluted earnings per share:
    Income (loss) before cumulative
      effect of accounting change               $   (.39)   $    .35      $    .21       $    .57
    Cumulative effect of accounting change            --          --           .25             --
---------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock    $   (.39)   $    .35      $    .46       $    .57
===================================================================================================

 (See Note A--Description of the Business and Significant Accounting Policies
                            for diluted earnings per share.)

                REPORT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS


BOARD OF DIRECTORS

NATIONAL STEEL CORPORATION


  We have audited the accompanying consolidated balance sheets of National Steel Corporation and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related statements of consolidated income, cash flows, and changes in stockholders' equity and redeemable preferred stock--Series B for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note J to the consolidated financial statements, in 1996, the Company changed the measurement date that is used in accounting for pensions and postretirement benefits other than pensions.


                                       /s/ ERNST & YOUNG LLP

Fort Wayne, Indiana

January 28, 1998,
except for Notes C, I, and K,
as to which the date is February 26, 1998.


                                            1997 ANNUAL REPORT/NATIONAL STEEL 49

Corporate Information

HEADQUARTERS

     4100 Edison Lakes Parkway
     Mishawaka, Indiana 46545-3440
     Telephone:  (219)  273-7000
     Telefax:    (219)  273-7869
     Website:    www.nationalsteel.com

ANNUAL MEETING
     The Annual Stockholders' Meeting of National Steel Corporation will be held April 27, 1998. Formal notice of the meeting and proxy materials will be mailed to stockholders.

LISTING OF COMMON STOCK

     Class B Common Stock (NS)

     New York Stock Exchange

INDEPENDENT AUDITORS

     Ernst & Young LLP


TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholders Services, L.L.C.

     Ridgefield Park, New Jersey

ADDITIONAL REPORTS

     More detailed information on the Company's business is available in its Form 10-K filed annually with the Securities and Exchange Commission. Stockholders desiring a copy of this report for the most recent fiscal year may obtain it, without charge, by written request to the Director, Investor Relations at the Company's headquarters.

COMMON STOCK INFORMATION

     The following table sets forth for the periods indicated the high and low sales prices of the Class B Common Stock on a quarterly basis as reported on the New York Stock Exchange Composite Tape.

              PERIOD                HIGH             LOW
                                            1997
          ------------------------------------------------
          First Quarter           $10-1/8          $ 7-5/8
          Second Quarter           16-7/8            7-1/2
          Third Quarter            21-1/2           14
          Fourth Quarter           18-3/4           10-3/4
          ------------------------------------------------
                                            1996
          First Quarter           $15-1/4          $12-1/4
          Second Quarter           14-1/2           10-1/4
          Third Quarter            11-7/8            8-1/2
          Fourth Quarter           11-1/2            8
          ------------------------------------------------

     As of December 31, 1997, there were approximately 168 registered holders of Class B Common Stock. (See Note C--Capital Structure.) The Company did not pay any dividends on its Class A Common Stock or Class B Common Stock during 1996 or 1997. On February 10, 1998, the Board of Directors authorized a quarterly dividend payment of $.07 per common share, payable on March 11, 1998, to stockholders of record on February 25, 1998. The decision whether to continue to pay dividends on the Common Stock will be determined by the Board of Directors in light of the Company's earnings, cash flows, financial condition, business prospects and other relevant factors. Holders of Class A Common Stock and Class B Common Stock are entitled to share ratably, as a single class, in any dividends paid on the Common Stock.

     In addition, any dividend payments must be matched by a like contribution into the VEBA Trust, the amount of which is calculated under the terms of the 1993 Settlement Agreement between the Company and the USWA, until the asset value of the VEBA Trust exceeds $100.0 million. The asset value of the VEBA Trust at December 31, 1997 was approximately $91 million. The labor agreement provides for exclusion or "offsets" to the matching of cash dividends. Currently, the Company has the capability of declaring a dividend slightly in excess of $27 million without having to contribute any matching amounts into the VEBA Trust. Various debt and certain lease agreements include restrictions on the amount of stockholders' equity available for the payment of dividends. Under the most restrictive of these covenants, stockholders' equity in the amount of $391.3 million was free of such limitations at December 31, 1997.

                                      50