Form 10-K/A, Exhibit 13
period 1997-12-31
NATIONAL STEEL CORP
filed 1998-06-05
CIK 70578

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

                                                                        1996
Three Months Ended                              March 31    June 30     September 30    December 31
                                                  Dollars in thousands (except per share amounts)
---------------------------------------------------------------------------------------------------
Net sales                                       $682,143    $769,481      $735,858       $766,551
Gross margin                                      16,853      52,614        54,397         67,605
Income (loss) before cumulative
  effect of accounting change                    (14,196)     17,917        13,662         25,441
Cumulative effect of accounting change            11,100       -----         -----         -----
---------------------------------------------------------------------------------------------------
Net income (loss)                               $ (3,096)   $ 17,917      $ 13,662       $ 25,441
===================================================================================================
Basic and diluted earnings per share:
    Income (loss) before cumulative
      effect of accounting change               $   (.39)   $    .35      $    .25       $    .53
    Cumulative effect of accounting change           .25          --            --             --
---------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock    $   (.14)   $    .35      $    .25       $    .53
===================================================================================================

 (See Note A--Description of the Business and Significant Accounting Policies
                            for diluted earnings per share.)

The 1996 results have been restated from those reported in the original 1997 Form 10-K to reflect the $11,100 cumulative effect of accounting change in the first quarter. Previously, the cumulative effect had been reported incorrectly in the third quarter when the decision to change the accounting principle had been made. The 1996 results also have been restated to correct an overstatement of income tax in the third quarter and a corresponding understatement in the fourth quarter in the amount of $2,135. While the restatement adjustments affect the quarters of 1996, such adjustments do not affect the results of operations for the full year ended December 31, 1996.

48